Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-88944


P R O S P E C T U S
-------------------

                           DARLING INTERNATIONAL INC.

                   100,000 Shares of Series A Preferred Stock

                                 --------------

         Investing in our Series A Preferred Stock involves a high degree of risk which is described in the "Risk Factors" section beginning on page 8 of this prospectus. We urge you to carefully read the "Risk Factors" section before you make your investment decision.

                                 --------------
         We have prepared this prospectus to allow the selling stockholders we have identified herein, including their transferees, pledgees, donees and their successors, to offer for resale up to 100,000 shares of our Series A Preferred Stock held by them.

         The securities offered by this prospectus could be sold in several ways, including, at prevailing market prices at the time of sale, or in privately negotiated transactions at prices agreed upon by the parties or through any other means described under the heading "Plan of Distribution" beginning on page 63. We cannot assure you that the selling stockholders will sell all or any portion of the Series A Preferred Stock offered under this prospectus. Our company is not selling any shares of Series A Preferred Stock in this offering and therefore we will not receive any proceeds from any sale of securities offered by this prospectus. We are registering the shares of Series A Preferred Stock offered under this prospectus to satisfy registration rights of the selling stockholders. We have agreed to pay for all expenses in connection with the registration of the securities offered by this prospectus.

         There is no public market for the Series A Preferred Stock, and we do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for quotation through any automated quotation system.

         Our  principal  executive  office  is  located  at 251  O'Connor  Ridge
Boulevard,   Suite  300,  Irving,  Texas  75038  and  our  telephone  number  is
972.717.0300.

         No underwriter or any other person has been engaged to facilitate the sale of the securities in this offering.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                 --------------
                 The date of this prospectus is June 30, 2003


                                                  TABLE OF CONTENTS


                                                                                                               Page

Forward-Looking Statements........................................................................................1
Prospectus Summary................................................................................................1
Summary Historical Consolidated Financial Data....................................................................4
Risk Factors......................................................................................................8
Recapitalization.................................................................................................15
Use Of Proceeds..................................................................................................16
Market For Common Equity And Related Stockholder Matters.........................................................16
Dividend Policy..................................................................................................16
Capitalization...................................................................................................17
Selected Historical Consolidated Financial Data..................................................................18
Management's Discussion And Analysis Of Financial Condition And Results Of Operations............................21
Our Business.....................................................................................................31
Our Management...................................................................................................38
Report Of The Compensation Committee.............................................................................48
Compliance With Section 16(a) Of The Exchange Act................................................................50
Certain Relationships and Related Transactions...................................................................50
Performance Graph................................................................................................50
Security Ownership Of Certain Beneficial Owners And Management...................................................52
Description Of Senior Credit Agreement...........................................................................54
Description Of Capital Stock.....................................................................................55
Selling Stockholders.............................................................................................59
Plan Of Distribution.............................................................................................61
Material U.S. Federal Tax Considerations.........................................................................63
Legal Matters....................................................................................................69
Experts..........................................................................................................69
Where You Can Find More Information..............................................................................69
Index To Consolidated Financial Statements......................................................................F-1


                                                       - i -

                           FORWARD-LOOKING STATEMENTS


         This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Factors that could contribute to these differences are discussed in the "Risk Factors" section beginning on page 7 of this prospectus, and elsewhere in this prospectus as well as in our previous filings with the SEC.

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

         We urge you not to unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.

                                 --------------

         The terms "Darling," "our," "we" and "us" as used in this prospectus, refer to Darling International Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to the parent company.

         We urge you to rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, we urge you not to rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We urge you to assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

         We have not undertaken any action to permit a public offering of the securities offered by this prospectus outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities offered by this prospectus and the distribution of this prospectus outside of the United States.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. We urge you to read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes, before making an investment decision.

                           Darling International Inc.

         Founded by the Swift meat packing interests and the Darling family in 1882, we were incorporated in Delaware in 1962 under the name "Darling-Delaware Company, Inc." On December 28, 1993, we changed our name from "Darling-Delaware Company, Inc." to "Darling International Inc."

         We are a recycler of food processing by-products. We collect and recycle animal processing by-products and used cooking oil from food service establishments. We process such raw materials at 24 facilities located throughout the United States into finished products such as tallow, protein and yellow grease. We sell these products nationally and internationally, primarily to producers of various industrial and commercial oleo-chemicals, soaps, pet foods and livestock feed, for use as ingredients in their products or for further processing into basic chemical compounds. In addition, we provide grease trap service to food service establishments under the service mark TORVAC. Grease trap service includes the scheduled periodic removal of grease and solids from the grease trap to ensure the trap functions as intended, keeping these materials from entering the sewer system. Many cities and municipalities have ordinances and/or regulations that require periodic grease trap service as part of restaurant operations.

         Our principal executive office is located at 251 O'Connor Ridge Boulevard, Suite 300, Irving, Texas 75038 and our telephone number is
972.717.0300. We maintain a site on the World Wide Web at the address http://www.darlingii.com. The information on our Web site is not a part of this prospectus.

                                Preliminary Note

         The shares of our Series A Preferred Stock covered by this prospectus were issued to our lenders as part of a reduction in the principal amount and restructuring of our indebtedness (the "Recapitalization"). The Recapitalization was approved by our stockholders at an annual meeting of stockholders held on May 10, 2002 and was made effective as of that date. For a summary description of the Recapitalization, see "Recapitalization."

                    The Offering of Series A Preferred Stock

Securities offered for resale by the
selling stockholders....................................     Up to 100,000 shares of Series A Preferred Stock, par
                                                             value $0.01 per share, held by them.

Voting Rights...........................................     Holders of the Series A Preferred Stock will have no
                                                             voting rights as to general corporate matters except as
                                                             provided by Delaware law or, in limited circumstances,
                                                             as provided in the certificate of designation relating
                                                             to the Series A Preferred Stock.  See "Description of
                                                             Capital Stock-- Preferred Stock-- Series A Preferred
                                                             Stock-- Voting Rights."

Use of Proceeds.........................................     The selling stockholders will receive all of the net
                                                             proceeds from the sale of the securities sold under
                                                             this prospectus.  We will not receive any of the
                                                             proceeds from those sales.

Dividends...............................................     We will pay dividends on the Series A Preferred Stock
                                                             out of funds legally available for the payment of
                                                             dividends at an annual fixed rate of 6% on the original
                                                             issue price of $100 per share.  Dividends on the Series
                                                             A Preferred Stock will be cumulative from the issue
                                                             date, whether or not declared, and are to be either
                                                             paid in cash semi-annually or, at our election may be
                                                             accumulated, in which case the dividends will be added
                                                             to the original issue price, and dividends will
                                                             thereafter accrue on the original issue price as so
                                                             adjusted.  However, our amended and restated senior
                                                             credit agreement prohibits us from paying any cash
                                                             dividends while any indebtedness remains outstanding
                                                             under such agreement.  See "Description of Senior
                                                             Credit Agreement."

Liquidation Preference..................................     $100 per share liquidation preference, plus all
                                                             accumulated dividends and accrued and unpaid dividends
                                                             not yet accumulated.


                                       -2-




Mandatory Redemption; Change of Control.................     We must redeem all shares of the Series A Preferred
                                                             Stock outstanding upon the earliest to occur of:

                                                                      o    a change of control of our company,

                                                                      o    a sale of all or substantially all of our
                                                                           consolidated assets,

                                                                      o    a dissolution or liquidation of our
                                                                           company, and

                                                                      o    May 10, 2007,

                                                             to the extent we have legally available funds, at
                                                             a redemption price equal to the aggregate original
                                                             issue price of the shares to be redeemed, plus accumulated dividends and accrued and unpaid dividends not yet
                                                             accumulated to the date of redemption.

Optional Redemption.....................................     Subject to the prior payment in full of all
                                                             indebtedness outstanding under our senior credit
                                                             agreement, we may redeem shares of Series A Preferred
                                                             Stock in multiples of not less than $1 million at any
                                                             time, upon 30 days notice, at a redemption price equal
                                                             to the sum of the original issue price of the shares to
                                                             be redeemed, plus accumulated dividends and accrued and
                                                             unpaid dividends not yet accumulated to the date of
                                                             redemption.  If less than all shares of Series A
                                                             Preferred Stock are to be redeemed, they are required
                                                             to be redeemed pro-rata based on the number of shares
                                                             of Series A Preferred Stock owned.

Ranking.................................................     With respect to dividends and liquidation preference,
                                                             the Series A Preferred Stock will rank senior to our
                                                             common stock and senior to other future series of our
                                                             preferred stock.  We may issue additional series of
                                                             preferred stock that rank junior to the Series A
                                                             Preferred Stock without a vote of the holders of the
                                                             Series A Preferred Stock.  We may only create series or
                                                             classes of preferred stock that rank senior to or on a
                                                             parity with the Series A Preferred Stock if the
                                                             creation of those senior shares is approved by the
                                                             holders of 66 2/3% of the then outstanding shares of
                                                             the Series A Preferred Stock.

Listing.................................................     The Series A Preferred Stock is not listed for trading
                                                             on any securities exchange or market, and we do not
                                                             currently intend to, nor are we required to, list the
                                                             shares of Series A Preferred Stock on any securities
                                                             exchange or market.


We urge you to refer to the section entitled "Risk Factors" for an explanation of the risks of investing in our Series A
Preferred Stock.


                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following summary historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes thereto and unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                                                                        Fiscal Year Ended (a)
                                              -------------------------------------------------------------------------
                                               December 28,  December 29,   December 30,    January 1,     January 2,
                                                 2002(b)        2001(b)        2000(b)        1999(b)        1999 (b)
--------------------------------------------- -------------- -------------- -------------- -------------- -------------
                                                           (in thousands, except ratio and per share data)
Operating Data:
     Net sales                                 $ 262,236       $242,964       $229,273       $244,036       $318,706
                                               ---------      ---------      ---------      ---------      ---------
     Cost of sales and operating expenses        194,559        185,019        177,638        198,646        267,190
     Selling, general and administrative
       expenses                                   30,294         28,334         26,479         26,451         32,347
     Depreciation and amortization                16,426         24,898         26,859         30,734         30,284
                                               ---------      ---------      ---------      ---------      ---------

     Operating income (loss)                      20,957          4,713         (1,703)       (11,795)       (11,115)
     Interest expense                              6,409         14,162         13,971         15,533         12,747
     Other (income) expense, net                  (2,001)         1,656            187         (1,805)         1,073
                                               ---------      ---------      ---------      ---------      ---------
     Income (loss) from continuing
       operations before income taxes             16,549        (11,105)       (15,861)       (25,523)       (24,935)
     Income tax expense (benefit)                  7,183              -              -         (9,942)        (8,887)
                                               ---------      ---------      ---------      ---------      ---------
     Income (loss) from continuing
       operations                                  9,366        (11,105)       (15,861)       (15,581)       (16,048)
     Loss from discontinued operations,
       net of tax                                   (403)          (740)        (3,328)          (452)       (16,045)
                                               ---------      ---------      ---------      ---------      ---------
     Net Income  (loss)                           $8,963       $(11,845)      $(19,189)      $(16,033)      $(32,093)
                                               =========      =========      =========      =========      =========

     Basic earnings (loss) per common share        $0.18         $(0.76)        $(1.23)        $(1.03)        $(2.06)
     Diluted earnings (loss) per common
       share                                       $0.18         $(0.76)        $(1.23)        $(1.03)        $(2.06)
     Weighted average shares outstanding          45,003         15,568         15,568         15,560         15,581
     Diluted weighted average shares
       outstanding                                45,577         15,568         15,568         15,560         15,581
Other Data:
     EBITDA  (c)                                 $37,383        $29,611        $25,156        $18,939        $19,169
     Depreciation                                 12,146         19,642         21,219         24,820         24,298
     Amortization                                  4,280          5,256          5,640          5,914          5,986
     Capital expenditures                         13,433          8,847          7,287          9,446         14,345
Ratio of Earnings to Fixed Charges (d)              2.55           0.29              -              -              -
Balance Sheet Data:
     Working capital (deficiency)                 $9,152      $(116,718)     $(106,809)       $(5,223)        $3,070
     Total assets                                162,912        159,079        174,505        197,804        263,166
     Current portion of long-term debt             8,372        120,053        109,528          7,810          7,717
     Total long-term debt less current
       portion                                    60,055              -              -        110,209        140,613
     Stockholders' equity (deficit)               35,914         (9,654)         2,724         21,913         37,946


                                                                                                Three Months Ended
                                                                                            ----------------------------
                                                                                             March 29,      March 30,
                                                                                                2003          2002
------------------------------------------------------------------------------------------- ------------- --------------
                                                                                                   (unaudited)
                                                                                               (in thousands, except
                                                                                                     ratio and
                                                                                                  per share data)
Operating Data:
     Net sales                                                                                $ 68,651      $ 58,679
     Cost of sales and operating expenses                                                       51,050        43,745
     Selling, general and administrative expenses                                                8,520         7,158
     Depreciation and amortization                                                               3,657         4,088
                                                                                              --------      --------

     Operating income                                                                            5,424         3,688
     Interest expense                                                                             (492)       (3,885)
     Other expense, net                                                                            583           734
                                                                                              --------      --------

     Income from continuing operations before income taxes                                       5,515           537
     Income tax expense                                                                         (2,096)            -
                                                                                              --------      --------
     Income from continuing operations                                                           3,419           537
     Income from discontinued operations, net of tax                                                 -            46
                                                                                              --------      --------
     Net Income                                                                               $  3,419      $    583
                                                                                              ========      ========
     Basic earnings per common share                                                          $   0.05     $    0.04

     Diluted earnings per common share                                                        $   0.05     $    0.04
     Weighted average shares outstanding                                                        62,282        15,568
     Diluted weighted average shares outstanding                                                63,665        15,568
Other Data:
     EBITDA  (c)                                                                              $  9,081      $  7,776
     Depreciation                                                                                2,620         2,953
     Amortization                                                                                1,037         1,135
     Capital expenditures                                                                       (2,679)       (3,622)
Ratio of Earnings to Fixed Charges (d)                                                            4.36          1.13
Balance Sheet Data:
     Working capital (deficiency)                                                             $  5,873      $ (3,286)
     Total assets                                                                              158,554       154,456
     Current portion of long-term debt                                                           8,033         5,120
     Total long-term debt less current portion                                                  54,583       112,127
     Stockholders' equity (deficit)                                                             38,981        (9,071)


     (a) The fiscal years ended December 28, 2002, December 29, 2001, December 30, 2000, January 1, 2000 and January 2, 1999 each consisted of 52 weeks.

     (b) As disclosed in Note 1(b)(13) and Note 15 to the consolidated financial statements included elsewhere herein, the Company adopted SFAS 144 in Fiscal 2002. SFAS 144 requires the classification of prior year operating results of discontinued operations to be consistent with the current year presentation. Accordingly, prior years' financial statements reflect reclassification of the Linkwood, MD results as discontinued operations.

     (c) "EBITDA" represents, for any relevant period, operating income (loss) plus depreciation and amortization and impairment of long-lived assets. EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's debt service ability and is not intended to be a presentation in accordance with generally accepted accounting principles.

         Reconciliation of Net Cash Provided by Operating Activities To EBITDA (in thousands):
         ------------------------------------------------------------------------------------

                                                           2002       2001       2000      1999       1998
                                                           ----       ----       ----      ----       ----

         Net cash provided by operating activities        34,132       5,612     16,243       803    25,465
         Interest                                          6,409      14,162     13,971    15,533    12,747
         Net cash provided by discontinued operations       (867)       (996)      (623)   (2,178)   (2,771)
         Change in working capital                        (4,602)      9,097     (4,478)    4,557   (16,788)
         Taxes                                             2,749           -          -       (31)      425
         Other Income                                     (2,001)      1,656        187    (1,805)    1,073
         Gain on the sale of assets                        1,563          80       (144)    2,060      (982)
                                                          ------     -------    -------   -------   -------
         EBITDA                                           37,383      29,611     25,156    18,939    19,169
                                                          ------     -------    -------   -------   -------


                                                                            March 29, 2003      March 30, 2002
                                                                            --------------      --------------
                                                                                        (unaudited)
         Net cash provided by operating activities                                4,184               4,906

         Interest                                                                   492               3,885
         Net cash provided by discontinued operations                                 -                (351)
         Change in working capital                                                2,600                (831)
         Taxes                                                                    1,577                   -
         Other Income                                                               233                (734)
         Gain on the sale of assets                                                  (5)               (901)
                                                                                  ------              ------
                                                                                  9,081               7,776
                                                                                  ------              ------



     (d) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, and one-third of rental expense deemed to be the equivalent of interest. For the years ended December 29, 2001, December 30, 2000, January 1, 2000 and January 2, 1999, earnings were insufficient to cover fixed charges of $11.1 million, $15.9 million, $25.5 million and $24.9 million, respectively.

                                            Ratio of Earnings to Fixed Charges
                                     (in thousands, except ratio and per share data)
                                               December 28,  December 29,    December 30,    January 1,    January 2,
                                                   2002          2001            2000           2000          1999
---------------------------------------------- ------------- -------------- --------------- ------------- --------------
     Income (loss) from continuing
      operations before income taxes             $ 16,549      $(11,105)      $(15,861)       $(25,523)     $(24,935)
        Fixed charges:
           Interest expense                         6,409        14,162         13,971          15,533        12,747
           Estimated interest within rental
             expense                                1,409         1,382          1,069             851           543
           Preference security dividend
             requirements                           1,756             -              -               -             -
                                                 --------     ---------     ----------      ----------     ---------
       Total fixed charges                          9,574        15,544         15,040          16,384        13,290
                                                 --------     ---------     ----------      ----------     ---------
       Earnings (loss) before preference
         security dividend                         26,123         4,439           (821)         (9,139)      (11,645)
       Less preference security dividend
         requirements                              (1,756)            -              -               -             -
                                                 --------     ---------     ----------      ----------     ---------
                                                                      -                              -             -
       Earnings (loss)                           $ 24,367     $   4,439     $     (821)     $   (9,139)     $(11,645)
                                                 ========     =========     ==========      ==========     =========

     Ratio of earnings to fixed charges              2.55          0.29             -                -             -
     Deficiency in income to cover fixed
     charges                                     $      -     $ (11,105)    $ (15,861)      $  (25,523)     $(24,935)

                                                                                                Three Months Ended
                                                                                           -----------------------------
                                                                                             March 29,      March 30,
                                                                                               2003           2002
                                                                                                   (unaudited)
------------------------------------------------------------------------------------------ -------------- --------------
Income from continuing operations before income taxes                                       $   5,515      $     537
    Fixed charges:
       Interest expense                                                                           492          3,885
       Estimated interest within rental expense                                                   405            317
       Preference security dividend requirements                                                  573              -
                                                                                            ----------     ---------
    Total fixed charges                                                                         1,470          4,202
                                                                                            ----------     ---------
    Earnings before preference security dividend                                                6,985          4,739

    Less preference security dividend requirements                                               (573)             -
                                                                                            ----------     ---------
    Earnings                                                                                    6,412          4,739
                                                                                            ==========     =========
   Ratio of earnings to fixed charges                                                            4.36           1.13
   Deficiency in income to cover fixed charges                                                      -              -



                                  RISK FACTORS


         We urge you to consider carefully all of the information set forth in this prospectus and incorporated by reference in this prospectus. Please refer to "Where You Can Find More Information." We urge you to particularly evaluate the following risks before deciding to purchase our Series A Preferred Stock. Various statements in this prospectus (including some of the following risk factors) constitute forward-looking statements. Please refer to the section entitled "Forward-Looking Statements."

Fluctuations in market prices of finished products--our profitability and cash flow may be reduced by decreases in the market price of our products.

         Our finished products are commodities, the prices of which are quoted on established commodity markets. Accordingly, our profitability will be affected by fluctuations in the prevailing market prices of such finished products. A significant decrease in the market price of our products would have a material adverse effect on our profitability and cash flow.

Substantial leverage and debt service--we have substantial debt and have significant interest payment requirements which could adversely affect our ability to operate our business and fulfill our obligations under the Series A Preferred Stock.

         We  have  a  significant   amount  of  indebtedness.   Our  substantial
indebtedness could have important consequences to the holders of our Series A Preferred Stock including the risks that:

         o we will be required to use a substantial portion of our cash flow from operations to pay our indebtedness, thereby reducing the availability of our cash flow to fund the implementation of our business strategy, working capital, capital expenditures, product development efforts and other general corporate purposes;

         o our interest expense could increase if interest rates in general increase because all of our debt will bear interest based on market rates;

         o our level of indebtedness will increase our vulnerability to general adverse economic and industry conditions;

         o our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business;

         o    our  level  of   indebtedness   may  place  us  at  a  competitive
              disadvantage compared to our competitors that have less debt;

         o our level of indebtedness may prevent us from raising the funds necessary to redeem all of the Series A Preferred Stock upon the occurrence of a change of control or sale of all or substantially all of our assets as described under "Description of Capital Stock--Preferred Stock--Series A Preferred Stock;" and

         o our failure to comply with the financial and other restrictive covenants in the agreements governing our indebtedness, which, among other things, may limit our ability to borrow additional funds and could result in an event of default, could have a material adverse effect on us.

         As of March 25, 2003, we owed a contractual amount of $56.4 million in senior secured term loans with a carrying amount of $67.7 million and had no senior secured revolving loans under our senior credit agreement described under "Description of Senior Credit Agreement." As of such date, three letters of credit in the face amounts of $0.8 million, $3.7 million and $4.5 million, respectively were issued and outstanding under the senior credit facility. We will be able to incur additional indebtedness in the future, including $8.4 million of additional debt available under our revolving credit facility. Additional indebtedness will increase the risks described above. All borrowings under our senior credit agreement, are secured and senior to the Series A Preferred Stock and common stock.

         For risks associated with the restrictive covenants in our debt instruments, see "--Restrictive covenants in our debt instruments."

History of net losses--we have a history of net losses and we may incur net losses, which in the future, could adversely affect our ability to service our indebtedness.

         We have a history of net losses and have not been profitable in recent years and may not be profitable in the future. For the years ended December 29, 2001, December 30, 2000 and January 1, 2000, our net losses were approximately $11.8 million, $19.2 million and $16.0 million, respectively. However, following the Recapitalization completed in May 2002, as described below under "The Recapitalization," we reported a net profit of $9.0 million for the year ended December 28, 2002 and $3.4 million for the quarter ended March 29, 2003. If, however, we incur net losses in the future, our ability to pay principal and interest on our indebtedness could be adversely affected.

         In order to establish consistent profitability, we must continue to do one or more of the following:

         o maintain our collection fees at levels sufficient to recover an adequate portion of collection costs;

         o    increase gross margins to the extent of inflation;

         o    maintain our distribution capability;

         o    maintain competitiveness in pricing;

         o    continue to manage our operating expenses; and

         o    limit any increases in our indebtedness.

         There can be no assurance that we will achieve these objectives or attain consistent profitability.

Limitation   on  net   operating   loss   carryforwards--as   a  result  of  the
Recapitalization, our ability to apply federal income tax net operating loss carryforwards will be limited.

         As a result of the Recapitalization, our ability to use federal income tax net operating loss carryforwards to offset future taxable income that may be generated will be limited. In particular, we have undergone a change in ownership under Section 382 of the Code as a result of the Recapitalization. By virtue of such a change in ownership, an annual limitation (generally equal to the pre-change value of our stock multiplied by the adjusted federal tax-exempt rate, which is set monthly by the IRS based on prevailing interest rates and equal to 5.01% for May 2002) will be applied to the use of those net operating loss carryforwards against future taxable income.

Restrictive covenants in our debt instruments--restrictions imposed by our senior credit agreement, and future debt agreements may, limit our ability to make payments on the Series A Preferred Stock, finance future operations or capital needs or engage in other business activities that may be in our interest.

         Our senior credit agreement will, and future debt agreements may, restrict our ability to:

         o    incur additional indebtedness;

         o    issue additional capital stock or preferred stock;

         o    pay dividends and make other distributions;

         o    prepay subordinated debt;

         o    make restricted payments;

         o    create liens;

         o    merge, consolidate or acquire other businesses;

         o    sell and otherwise dispose of assets; and

         o    enter into transactions with affiliates.

         These terms may impose restrictions on our ability to finance future operations, implement our business strategy, fund our capital needs or engage in other business activities that may be in our interest. In addition, our senior credit agreement will, and future indebtedness may, require us to maintain compliance with specified financial ratios. Although we are currently in compliance with the financial ratios and do not plan on engaging in transactions that may cause us to not be in compliance with the ratios, our ability to comply with these ratios may be affected by events beyond our control, including the risks described in the other risk factors.

         A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the senior credit agreement. In the event of a default under the senior credit agreement, the lenders under the senior credit agreement may elect to:

         o declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be immediately due and payable; or

         o require us to apply all of our available cash to repay these borrowings.

         The lenders will also have the right in these circumstances to terminate any commitments they have to provide further financing, including under the revolving credit facility.

         If we are unable to repay these borrowings when due, the lenders under the senior credit agreement also will have the right to proceed against the collateral, which consists of substantially all of our assets. If the indebtedness under the senior credit agreement were to be accelerated, it is likely that our assets may be insufficient to repay this indebtedness in full under those circumstances. Any future credit agreement or other agreement relating to our indebtedness to which we may become a party may include the covenants described above and other restrictive covenants. See "Description of Senior Credit Agreement."

Ranking of the Series A Preferred Stock and common stock--upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to our company or our property, the holders of our debt will be entitled to be paid in cash before any payment may be made with respect to the Series A Preferred Stock and common stock.

         Our obligations with respect to the Series A Preferred Stock are subordinate and junior in right of payment to all our present and future indebtedness, including indebtedness under our senior credit agreement, but will rank senior to our common stock. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the Series A Preferred Stock and then the common stock only after all holders of our indebtedness and all our other creditors have been paid. As a result, in the event of our liquidation or bankruptcy it is likely that there will be no assets available for distribution to our equity holders and thus no value to our equity.

         While any shares of the Series A Preferred Stock are outstanding, without the written consent of 66 2/3% of the outstanding shares of the Series A Preferred Stock, we may not create, authorize, issue or reclassify

         o any class of stock ranking prior or equal to the Series A Preferred Stock with respect to dividends or upon liquidation, dissolution, winding up or otherwise; or

         o    any security that is convertible or exchangeable into such stock.

Dividends--our ability to pay any dividends on the Series A Preferred Stock may be limited.

         We cannot assure the holders of the Series A Preferred Stock that we will be able to pay dividends on the Series A Preferred Stock.

         Our ability to pay any cash or noncash dividends on the Series A Preferred Stock is subject to applicable provisions of state law and to the terms of our senior credit agreement. The terms of our senior credit agreement prohibit us from paying any cash dividends on the Series A Preferred Stock so long as any indebtedness or commitments remain outstanding under our senior credit agreement. Moreover, under Delaware law, we are permitted to pay cash or accumulated dividends on our capital stock, including the Series A Preferred Stock, only out of surplus, or if there is no surplus, out of our net profits for the fiscal year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends, we must have surplus or net profits equal to the full amount of the dividends at the time such dividend is declared. In determining our ability to pay dividends, Delaware law permits our Board of Directors to revalue our assets and liabilities from time to time to their fair market values in order to establish the amount of surplus. We cannot predict what the value of our assets or the amount of our liabilities will be in the future and, accordingly, we cannot assure the holders of the Series A Preferred Stock that we will be able to pay dividends on the Series A Preferred Stock.

Inability to redeem the Series A Preferred Stock prior to or at maturity--we may not have sufficient funds to make a change of control or sale of assets offer when required by the certificate of designation relating to the Series A Preferred Stock because of prohibitions in our senior credit agreement.

         In the event that we experience a change of control or sell all or substantially all of our assets, we cannot assure the holders of the Series A Preferred Stock that we would have sufficient funds to satisfy all of our obligations under the senior credit agreement and the Series A Preferred Stock.

         If we experience a change of control or sell all or substantially all of our assets, to the extent we have legally available funds for the payment, we must offer to redeem all shares of Series A Preferred Stock then outstanding in cash. However, we are prohibited by the senior credit agreement from redeeming any shares of our Series A Preferred Stock so long as any indebtedness or commitments remain outstanding under the senior credit agreement. The senior credit agreement also provides that a change of control event constitutes a default under the senior credit agreement. See "Description of Senior Credit Agreement." We may also become a party to, or guarantor under, future credit agreements or other agreements relating to senior indebtedness that contain similar restrictions or provisions.

         If we experience a change of control or sell all or substantially all of our assets when we are prohibited from redeeming the Series A Preferred Stock, we could seek the consent of the lenders under the senior credit agreement to redeem the Series A Preferred Stock or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain the consent and do not refinance the borrowings, we would remain prohibited from redeeming the Series A Preferred Stock. This could have adverse consequences to the holders of the Series A Preferred Stock as well as us. If a default occurs with respect to any senior indebtedness, the subordination provisions of the certificate of designation relating to the Series A Preferred Stock would restrict payments to the holders of the Series A Preferred Stock.

There is no prior market for the Series A Preferred Stock and holders of the Series A Preferred Stock cannot be assured that an active trading market will develop for the Series A Preferred Stock. If an active trading market for the Series A Preferred Stock does not develop, the liquidity and value of the Series A Preferred Stock could be harmed.

         The shares of Series A Preferred Stock are securities for which there is currently no trading market. If an active trading market for the Series A Preferred Stock does not develop, the liquidity and value of the Series A
Preferred Stock could be harmed. We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or interdealer quotation system.

Material tax considerations for the Series A Preferred Stock--holders of the Series A Preferred Stock will have to recognize income in advance of their receipt of the cash attributable to this income.

         Section 305(c) of the Internal Revenue Code provides that the entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption (such as the Series A Preferred Stock) is treated as being distributed to the holders of such preferred stock on an economic accrual basis over the period the stock is outstanding notwithstanding that the cash attributable to the redemption premium will not be received by the holder until a subsequent period. Preferred stock generally is considered to have a redemption premium for this purpose if the price at which it must be redeemed exceeds its issue price by more than a de minimis amount. The Series A Preferred Stock provides for cumulative preferred dividends. Thus, the redemption price will depend on whether dividends on such stock are paid currently. The legislative history of section 305(c) states that if at the time of issuance of cumulative preferred stock there is "no intention" for dividends to be paid currently, the IRS may treat such dividends as a disguised redemption premium. Under that approach, the excess of the redemption price of the Series A Preferred Stock (including any disguised redemption premium) over its issue price is taxable as constructive distributions to the holder (treated as a dividend to the extent of our company's current and accumulated earnings and profits) over the term of the preferred stock using a constant interest rate method similar to that for accruing original issue discount. To date, the IRS has not promulgated such regulations, although the issue remains under consideration. In the current situation, we intend to take the position that we do not have "no intention" to pay dividends currently (although our senior credit agreement prohibits us from paying any cash dividends while any indebtedness remains outstanding under such agreement) and thus that holders of the Series A Preferred Stock should not be required to treat any excess of the final redemption price over the issue price as a series of constructive distributions over the period such stock is outstanding. This issue is not, however, free from doubt. Holders of Series A Preferred Stock are urged to consult their tax advisors with respect to this issue. For a more detailed discussion of the U.S. Federal income tax consequences to the holders of the Series A Preferred Stock of the ownership and disposition of the Series A Preferred Stock, see "Material U.S. Federal Tax Considerations."

Additional Issuance of Shares--we may issue additional common stock or preferred stock, which could dilute your interests.

         Our certificate of incorporation, as amended does not limit the issuance of additional common stock or additional series of preferred stock ranking junior to the Series A Preferred Stock. As of April 28, 2003 we have available for issuance 37,711,832 authorized but unissued shares of common stock and 900,000 authorized but unissued shares of preferred stock that may be issued in additional series. We may not, without the approval of 66 2/3% of the then outstanding Series A Preferred Stock, issue any securities senior to or on parity with the Series A Preferred Stock. None of the provisions of the certificate of designation relating to the Series A Preferred Stock affords the holders of the Series A Preferred Stock protection in the event of a highly leveraged or other transactions that might adversely affect their interests.

Volatility of Share Price--the market price of our Series A Preferred Stock could be volatile.

         The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock and Series A Preferred Stock could fluctuate widely in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operating results, earnings releases by us, changes in financial estimates by securities analysts, sales of substantial amounts of our Series A Preferred Stock pursuant to this offering, market conditions in the industry and the general state of the securities markets, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

Key Personnel--Our success is dependent on our key personnel.

         Our success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on our business and prospects. We believe that our future success will depend in part on our ability to attract, motivate and retain skilled technical, managerial, marketing and sales personnel. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting, motivating and retaining key personnel. The failure to hire and retain such personnel could materially adversely affect our business and results of operations.

Competition--the most competitive aspect of our business is the procurement of raw materials.

         Our management believes that the most competitive aspect of our business is the procurement of raw materials rather than the sale of finished products. During the last ten plus years, pronounced consolidation within the meat packing industry has resulted in bigger and more efficient slaughtering operations, the majority of which utilize "captive" processors. Simultaneously, the number of small meat packers, which have historically been a dependable source of supply for non-captive processors, such as us, has decreased significantly. Although the total amount of slaughtering may be flat or only moderately increasing, the availability, quantity and quality of raw materials available to the independent processors from these sources have all decreased. Major competitors include: Baker Commodities in the West; National By-Products in the Midwest; and Griffin Industries in Texas and the

Southeast. Each of these businesses compete in both the Rendering and Restaurant Service segments. A significant decrease in raw materials available could materially and adversely affect our business and results of operations.

         The rendering and restaurant services industry is highly fragmented and very competitive. We compete with other rendering and restaurant services businesses and alternative methods of disposal of animal processing by-products and used restaurant cooking oil provided by trash haulers and waste management companies, as well as the alternative of illegal disposal. We charge a collection fee to offset a portion of the cost incurred in collecting raw material. In recent years we have become highly dependent upon these collection fees. To the extent suppliers of raw materials look to alternate methods of disposal, whether as a result of our collection fees being deemed too expensive or otherwise, our raw material supply will decrease and our collection fee revenues will decrease, which could materially and adversely affect our business and results of operations.

Government   regulations  and   approvals--we   may  incur  material  costs  and
liabilities in complying with government regulations.

         We are subject to the rules and regulations of various federal, state and local governmental agencies. Material rules and regulations and the applicable agencies are:

         o the Food and Drug Administration (FDA), which regulates food and feed safety;

         o    the  United  States  Department  of  Agriculture   (USDA),   which
              regulates collection and production methods;

         o the Environmental Protection Agency (EPA), which regulates air and water discharge requirements, as well as local and state agencies governing air and water discharge;

         o state Departments of Agriculture, which regulate animal by-product collection and transportation procedures and animal feed quality; and

         o the United States Department of Transportation (USDOT), as well as local and state agencies, which regulate the operation of our commercial vehicles.

         Such rules and regulations may influence our operating results at one or more facilities. There can be no assurance that we will not incur material costs and liabilities in connection with such regulations.

Ownership of our company--our lenders have the ability to exercise significant control over all major corporate transactions and may have interests that conflict with the interests of the other holders of the Series A Preferred Stock.

         Our lenders, through their beneficial ownership of our common stock, in the aggregate own 75% of our voting equity. If they act in concert, the lenders have effective control of us by virtue of their ability to elect the majority of our directors, to approve any action requiring the approval of our stockholders, including amendments to our charter documents, and to effect fundamental corporate transactions such as mergers and asset sales. The interests of the lenders as stockholders may differ from the interests of the other holders of the Series A Preferred Stock and common stock, thus the lenders may take actions that may disadvantage our other stockholders. However, we were advised at the time of the Recapitalization in May 2002, that the lenders do not have and do not expect to have any contracts, arrangements or understandings to vote as a group for the election of directors or on any other issue or to hold or dispose of their common stock or Series A Preferred Stock.

We are highly dependent on natural gas.

         Our operations are highly dependent on the use of natural gas. A material increase in natural gas prices over a sustained period of time could materially adversely affect our business, financial condition and results of operations.

Certain of our 24 operating facilities are highly dependent upon a few suppliers.

         Certain of our 24 operating facilities are highly dependent on one or a few suppliers. Should any of these suppliers choose alternate methods of disposal, cease their operations, have their operations interrupted by casualty, or otherwise cease using our collection services, such operating facilities would be materially and adversely affected.

In certain markets we are highly dependent upon the continued and uninterrupted operation of a single operating facility.

         In the majority of our markets, in the event of a casualty or condemnation involving a facility located in such market, we would utilize a nearby operating facility to continue to serve our customers in such market. In certain markets, however, we do not have alternate operating facilities. In the event of a casualty or condemnation, we would experience an interruption in our ability to service our customers and to procure raw materials. This would materially and adversely affect our business and results of operations in such markets. In addition, after an operating facility affected by a casualty or condemnation is restored, there could be no assurance that customers who in the interim choose to use alternative disposal services would return to use our services.

Bovine spongiform encephalopathy (BSE) or "mad cow disease."

         Effective August, 1997, the FDA promulgated a rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals. The intent of this rule is to prevent the spread of BSE, commonly referred to as "mad cow disease," should the disease ever occur in the United States. Our management believes that we are in compliance with the provisions of the rule.

         The European fear of "mad cow disease" could adversely impact acceptance of our finished products in Europe. To date, the "mad cow disease" situation in Europe and new FDA restrictions, coupled with much lower prices for competing commodities, has caused lower prices for some of our key products. If "mad cow disease" were to spread to the United States, this could have a material adverse affect on our business and results of operations.

Events such as those of September 11, 2001 and the war with Iraq may adversely affect the U.S. and international economies, the markets for our common stock and Series A Preferred Stock and our operations.

         Following the September 11, 2001 terrorist attacks, there has been substantial volatility in the U.S., Canadian and international financial markets. Continued military or other response by the United States or its allies, future terrorist attacks or the anticipation of any such actions or events may have adverse impacts on the U.S. and world economies and may disrupt financial markets (including payment systems and clearinghouses) for extended periods of time. These armed conflicts or attacks may also directly impact our physical facilities or those of our suppliers or customers and could have an impact on our domestic and international sales, supply chain, production capability and ability to deliver our products to our customers.

         Political and economic instability in some regions of the world may also result and could negatively impact our business and financial condition and our expectations as described in forward-looking statements. The foregoing events may adversely affect our financial condition and the trading price of our common shares.

                                RECAPITALIZATION


The Recapitalization Transactions

         On May 13, 2002, we consummated a comprehensive recapitalization plan designed to provide us with sufficient financing to implement our business plan and improve our debt and capital structure. The principal components of the Recapitalization consisted of:

         o the issuance to the lenders of (a) 46,705,086 shares of common stock, such that the lenders collectively own 75% our issued and outstanding common stock and (b) 100,000 shares of 6% cumulative redeemable Series A Preferred Stock with a liquidation preference of $100 per share in exchange for the cancellation of an aggregate of approximately $64.6 million of indebtedness owed by us, comprised of (i) $55.4 million principal amount of loans under our previous credit agreement, (ii) $5.3 million of accrued and unpaid interest and commitment fees owing under our previous credit agreement and (iii) the $3.9 million forbearance fee we owed to the lenders under the forbearance agreement then existing;

         o a new amended and restated credit agreement with the lenders that provides for a $61.0 million term loan and a revolving credit facility of $17.3 million for working capital loans and letters of credit. The term loan and the revolving credit facility mature on May 10, 2007. See "Description of the Senior Credit Agreement";

         o    the   reduction   of  our   indebtedness   to  the  lenders   from
              approximately $126.9 million to $61.0 million principal, as of the date of the Recapitalization;

         o the reduction in the size of our Board of Directors from six to five members and the nomination for election of the three designees of the lenders and two existing directors to our Board of Directors until our 2003 annual meeting of stockholders;

         o    our granting certain preemptive rights to the lenders; and

         o our filing this registration statement with the Securities and Exchange Commission and granting the lenders certain other registration rights relating to the shares of common stock and Series A Preferred Stock issued to them.

                                 USE OF PROCEEDS


         The selling stockholders will receive all of the proceeds from the resale of the securities offered hereby. We will not receive any proceeds from the resale of such securities.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is quoted and traded on the American Stock Exchange under the symbol "DAR." The table below presents, for the fiscal quarters indicated, the high and low closing sales prices per share for each such fiscal quarter.

                              2003                   2002                    2001
                        ----------------        ----------------       ----------------
Fiscal Quarter          High        Low         High        Low        High        Low
--------------          ----        ---         ----        ---        ----        ---

First Quarter            $2.25      $1.72       $1.30       $0.30      $1.25      $0.44
Second Quarter                                   0.90        0.55       0.84       0.50
Third Quarter                                    1.50        0.67       1.00       0.50
Fourth Quarter                                   1.90        0.85       0.91       0.50



         On June 26, 2003, the closing sales price of our common stock on the American Stock Exchange was $2.26. We have been notified by our stock transfer agent that as of April 21, 2003, there were 100 holders of record of our common stock.


                                 DIVIDEND POLICY

         We have not  declared or paid any  dividends  on our common stock since
January 3, 1989. In addition, our current financing arrangements prohibit us from paying cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, for use in the operation of our business, to reduce our indebtedness and to fund future growth. Any future determination to pay cash dividends on our common stock will be at the discretion of our Board of Directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the Board of Directors feels are relevant.

                                 CAPITALIZATION


         The following table sets forth the capitalization of our company as of March 29, 2003.


                                                                               March 29, 2003
                                                                               (in thousands)
                                                                           ------------------------

         Cash and cash equivalents.......................................          $ 10,863
                                                                                   ========

         Current portion of long-term debt...............................          $  8,033

         Long-term debt, less current portion ...........................            54,583

         Series A 6% Cumulative Redeemable Preferred Stock, $0.01 par
         value; 1,000,000 shares authorized; 100,000 shares issued and                8,955
         outstanding.....................................................

         Shareholders' Equity (Deficit):

             Common stock, $0.01 par value per share; 100,000,000 shares
             authorized; and 62,302,448 shares issued and outstanding ...               623

         Additional paid-in capital......................................            74,395

         Treasury stock, at cost; 21,000 shares                                        (172)

         Accumulated comprehensive loss                                              (3,907)

         Accumulated deficit.............................................           (31,958)
                                                                                   --------

         Total shareholders' equity......................................            38,981
                                                                                   --------

               Total Capitalization......................................          $110,552
                                                                                   ========

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes thereto and unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                                                                        Fiscal Year Ended (a)
                                              -------------------------------------------------------------------------

                                               December 28,  December 29,   December 30,    January 1,     January 2,

                                                 2002(b)        2001(b)        2000(b)        1999(b)       1999 (b)
--------------------------------------------- -------------- -------------- -------------- -------------- -------------
                                                             (in thousands, except ratio and share data)

Operating Data:
     Net sales                                  $262,236       $242,964       $229,273       $244,036       $318,706
                                               ---------      ---------      ---------      ---------      ---------
     Cost of sales and operating expenses        194,559        185,019        177,638        198,646        267,190
     Selling, general and administrative
       expenses                                   30,294         28,334         26,479         26,451         32,347
     Depreciation and amortization                16,426         24,898         26,859         30,734         30,284
                                               ---------      ---------      ---------      ---------      ---------

     Operating income (loss)                      20,957          4,713         (1,703)       (11,795)       (11,115)
     Interest expense                              6,409         14,162         13,971         15,533         12,747
     Other (income) expense, net                  (2,001)         1,656            187         (1,805)         1,073
                                               ---------      ---------      ---------      ---------      ---------
     Income (loss) from continuing
       operations before income taxes             16,549        (11,105)       (15,861)       (25,523)       (24,935)
     Income tax expense (benefit)                  7,183              -              -         (9,942)        (8,887)
                                               ---------      ---------      ---------      ---------      ---------
     Income (loss) from continuing
       operations                                  9,366        (11,105)       (15,861)       (15,581)       (16,048)
     Loss from discontinued operations,
       net of tax                                   (403)          (740)        (3,328)          (452)       (16,045)
                                               ---------      ---------      ---------      ---------      ---------
     Net Income  (loss)                           $8,963       $(11,845)      $(19,189)      $(16,033)      $(32,093)
                                               =========      =========      =========      =========      =========
     Basic earnings (loss) per common share        $0.18         $(0.76)        $(1.23)        $(1.03)        $(2.06)
     Diluted earnings (loss) per common
       share                                       $0.18         $(0.76)        $(1.23)        $(1.03)        $(2.06)
     Weighted average shares outstanding          45,003         15,568         15,568         15,560         15,581
     Diluted weighted average shares
       outstanding                                45,577         15,568         15,568         15,560         15,581
Other Data:
     EBITDA  (c)                                 $37,383        $29,611        $25,156        $18,939        $19,169
     Depreciation                                 12,146         19,642         21,219         24,820         24,298
     Amortization                                  4,280          5,256          5,640          5,914          5,986
     Capital expenditures                         13,433          8,847          7,287          9,446         14,345
Ratio of Earnings to Fixed Charges (d)              2.55           0.29              -              -              -
Balance Sheet Data:
     Working capital (deficiency)                 $9,152      $(116,718)     $(106,809)       $(5,223)        $3,070
     Total assets                                162,912        159,079        174,505        197,804        263,166
     Current portion of long-term debt             8,372        120,053        109,528          7,810          7,717
     Total long-term debt less current
       portion                                    60,055              -              -        110,209        140,613
     Stockholders' equity (deficit)               35,914         (9,654)         2,724         21,913         37,946


                                                                                                Three Months Ended
                                                                                            ----------------------------
                                                                                             March 29,      March 30,
                                                                                                2003          2002
------------------------------------------------------------------------------------------- ------------- --------------
                                                                                                   (unaudited)
                                                                                               (in thousands, except
                                                                                                     ratio and
                                                                                                  per share data)
Operating Data:
     Net sales                                                                                $ 68,651      $ 58,679
     Cost of sales and operating expenses                                                       51,050        43,745
     Selling, general and administrative expenses                                                8,520         7,158
     Depreciation and amortization                                                               3,657         4,088
                                                                                              --------      --------

     Operating income                                                                            5,424         3,688
     Interest expense                                                                             (492)       (3,885)
     Other expense, net                                                                            583           734
                                                                                              --------      --------

     Income from continuing operations before income taxes                                       5,515           537
     Income tax expense                                                                         (2,096)            -
                                                                                              --------      --------
     Income from continuing operations                                                           3,419           537
     Income from discontinued operations, net of tax                                                 -            46
                                                                                              --------      --------
     Net Income                                                                               $  3,419      $    583
                                                                                              ========      ========
     Basic earnings per common share                                                          $   0.05      $   0.04
     Diluted earnings per common share                                                        $   0.05      $   0.04
     Weighted average shares outstanding                                                        62,282        15,568
     Diluted weighted average shares outstanding                                                63,665        15,568
Other Data:
     EBITDA  (c)                                                                              $  9,081      $  7,776
     Depreciation                                                                                2,620         2,953
     Amortization                                                                                1,037         1,135
     Capital expenditures                                                                       (2,679)       (3,622)
Ratio of Earnings to Fixed Charges (d)                                                            4.36          1.13
Balance Sheet Data:
     Working capital (deficiency)                                                             $  5,873      $  3,286
     Total assets                                                                              158,554       154,456
     Current portion of long-term debt                                                           8,033         5,120
     Total long-term debt less current portion                                                  54,583       112,127
     Stockholders' equity (deficit)                                                             38,981        (9,071)



     (a) The fiscal years ended December 28, 2002, December 29, 2001, December 30, 2000, January 1, 2000 and January 2, 1999 each consisted of 52 weeks.

     (b) As disclosed in Note 1(b)(13) and Note 15 to the consolidated financial statements included elsewhere herein, the Company adopted SFAS 144 in Fiscal 2002. SFAS 144 requires the classification of prior year operating results of discontinued operations to be consistent with the current year presentation. Accordingly, prior years' financial statements reflect reclassification of the Linkwood, MD results as discontinued operations.

     (c) "EBITDA" represents, for any relevant period, operating income (loss) plus depreciation and amortization and impairment of long-lived assets. EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's debt service ability and is not intended to be a presentation in accordance with generally accepted accounting principles.

         Reconciliation of Net Cash Provided by Operating Activities to EBITDA (in thousands):
         ------------------------------------------------------------------------------------

                                                          2002       2001       2000      1999       1998
                                                          ----       ----       ----      ----       ----

         Net cash provided by operating activities       34,132       5,612     16,243       803    25,465

         Interest                                         6,409      14,162     13,971    15,533    12,747
         Net cash provided by discontinued operations      (867)       (996)      (623)   (2,178)   (2,771)
         Change in working capital                       (4,602)      9,097     (4,478)    4,557   (16,788)
         Taxes                                            2,749           -          -       (31)      425
         Other Income                                    (2,001)      1,656        187    (1,805)    1,073
         Gain on the sale of assets                       1,563          80       (144)    2,060      (982)
                                                         ------      ------     ------    ------    ------
         EBITDA                                          37,383      29,611     25,156    18,939    19,169
                                                         ------      ------     ------    ------    ------

                                                                              March 29, 2003      March 30, 2002
                                                                              --------------      --------------
                                                                                          (unaudited)
           Net cash provided by operating activities                             4,184               4,906

           Interest                                                                492               3,885
           Net cash provided by discontinued operations                              -                (351)
           Change in working capital                                             2,600                (831)
           Taxes                                                                 1,577                   -
           Other Income                                                            233                (734)
           Gain on the sale of assets                                               (5)                901
                                                                                 -----               -----
           EBITDA                                                                9,081               7,776
                                                                                 -----               -----


     (d) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, and one-third of rental expense deemed to be the equivalent of interest. For the years ended December 29, 2001, December 30, 2000, January 1, 2000 and January 2, 1999, earnings were insufficient to cover fixed charges of $11.1 million, $15.9 million, $25.5 million and $24.9 million, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

General

         Darling is a recycler of food processing by-products. We collect and recycle animal processing by-products and used cooking oil from food service establishments. We process such raw materials at 24 facilities located throughout the United States into finished products such as tallow, protein and yellow grease. We sell these products nationally and internationally, primarily to producers of various industrial and commercial oleo-chemicals, soaps, pet foods and livestock feed, for use as ingredients in their products or for further processing into basic chemical compounds. In addition, we provide grease trap service to food service establishments under the service mark TORVAC. Grease trap service includes the scheduled periodic removal of grease and solids from the grease trap to ensure the trap functions as intended, keeping these materials from entering the sewer system. Many cities and municipalities have ordinances and/or regulations that require periodic grease trap service as part of restaurant operations.

Results of Operations

3 Months Ended March 29, 2003 vs. 3 Months Ended March 30, 2002

         General. We recorded income from continuing operations of $3.4 million for the first quarter of the fiscal year ending January 3, 2004 (first quarter of Fiscal 2003), as compared to income from continuing operations of $0.5 million for the first quarter of the fiscal year ended December 28, 2002 (first quarter of Fiscal 2002), an improvement of $2.9 million. Principal factors affecting these comparative results, which are discussed further in the following section were higher sales prices and lower interest expense, partially offset by higher raw material prices, lower yield on production, higher energy expense, payroll and related benefits, and higher income tax expense.

         Net sales. We collect and process animal by-products (fat, bones and offal) and used restaurant cooking oil to produce finished products of tallow, protein, and yellow grease. Sales are significantly affected by finished goods prices, quality of raw material, and volume of raw material. Net sales include the sales of produced finished goods, collection fees, grease trap services, and finished goods purchased for resale, which constitutes approximately 6.8% of total sales for the first quarter of Fiscal 2003 and approximately 8.8% of total sales for the first quarter of Fiscal 2002.

         During the first quarter of Fiscal 2003, net sales increased by $10.0 million (17.0%), to $68.7 million, as compared to $58.7 million during the first quarter of Fiscal 2002, primarily due to the following: (1) increases in aggregate finished goods prices resulted in an $8.8 million increase in sales in the first quarter of Fiscal 2003, compared to the first quarter of Fiscal 2002, (average yellow grease prices increased 50.4%; average tallow prices increased 51.1%; and average protein prices decreased 1.7%); (2) finished products purchased for resale increased $1.3 million; (3) improved recovery of collection expenses, $0.6 million; and (4) other net increase of $0.3 million; partially offset by (5) lower yields on production of finished goods decreased sales by $1.0 million.

         Cost of Sales and Operating Expenses. Cost of sales and operating expenses include prices paid to raw material suppliers, the cost of product purchased for resale, and the cost to collect and process raw material. We utilize both fixed and formula pricing methods for the purchase of raw materials. Fixed prices are adjusted where possible for changes in competition and significant changes in market conditions. Raw materials purchased under formula prices are correlated with specific finished goods prices.

         During the first quarter of Fiscal 2003, cost of sales and operating expenses increased $7.4 million (16.9%) to $51.1 million as compared to $43.7 million during the first quarter of Fiscal 2002 primarily as a result of: (1) higher raw material prices of $2.5 million, which are due in part to higher finished product prices, which increase formula raw material pricing arrangements with raw material suppliers; (2) higher energy prices, $1.5 million; (3) higher finished products purchased for resale increased cost of sales $1.3 million; (4) higher factory and collection payroll and related benefits of $0.8 million; (5) higher fleet fuel expense, $0.4 million; (6) higher insurance expense of $0.3 million; and (7) other expense increased $0.6 million.

         Selling, General and Administrative Costs. Selling, general and administrative costs were $8.5 million during the first quarter of Fiscal 2003, a $1.3 million increase from $7.2 million for the first quarter of Fiscal 2002, primarily due to increases in employee benefits of $1.1 million, and other increases of $0.2 million.

         Depreciation and Amortization. Depreciation and amortization charges decreased $0.4 million to $3.7 million during the first quarter of Fiscal 2003 as compared to $4.1 million during the first quarter of Fiscal 2002. The decrease is primarily due to various property and equipment assets becoming fully depreciated during Fiscal 2002.

         Interest Expense. Interest expense decreased $3.4 million from $3.9 million during the first quarter of Fiscal 2002 to $0.5 million during the first quarter of Fiscal 2003, primarily due to changes resulting from the effect of the provisions of SFAS 15 as they apply to our May 13, 2002 Recapitalization Agreement (see note 6 to the consolidated financial statements for the quarter ended March 29, 2003 included elsewhere herein), which reduced interest expense on bank debt by approximately $2.0 million, and due to forbearance fees accrued in the first quarter of Fiscal 2002 of approximately $1.4 million.

         Other Income (Expense). Other income (expense) decreased $0.1 million from net other income of $0.7 million during the first quarter of Fiscal 2002 to net other income of $0.6 million during the first quarter of Fiscal 2003, primarily due to inclusion of a gain on extinguishment of debt of $0.8 million, which resulted from retirement of debt with a carrying value of $4.9 million and a cash payment of $4.1 million, due to SFAS 15 accounting, and other net expense of $0.2 million. Included in net other income in the first quarter of Fiscal 2002 was a gain of $1.0 million resulting from insurance proceeds received in excess of net book value of assets destroyed by fire at the Company's Norfolk, NE facility, and other net expense of $0.3 million.

         Income Taxes. Our recorded income tax expense of $2.1 million during the first quarter of Fiscal 2003 is based on our estimate of the effective tax rate for the entire year.

         Capital Expenditures. We made capital expenditures of $2.7 million and acquired rendering and grease businesses for a net investment of approximately $1.1 million, which included machinery, equipment and routes during the first quarter of Fiscal 2003 compared to capital expenditures of $3.6 million during the first quarter of Fiscal 2002, an increase of $0.2 million.

52 Week Fiscal Year Ended December 28, 2002 (Fiscal 2002) vs. 52 Week Fiscal Year Ended December 29, 2001 (Fiscal 2001)

         General. We reported a sales increase of $19.2 million (7.9%) for Fiscal 2002 and operating income of $21.0 million compared to operating income of $4.7 million in Fiscal 2001, an improvement of $16.3 million. Principal factors affecting these comparative results, which are discussed further in the following section, were: (1) higher finished goods prices; (2) higher collection fees which improved recovery of collection expenses; (3) lower depreciation expense; and (4) lower energy expense; partially offset by (5) higher raw material prices. We reported income from continuing operations of $9.4 million for Fiscal 2002 compared to a loss from continuing operations of $11.1 million for Fiscal 2001, an improvement of $20.5 million.

         Net Sales. During Fiscal 2002, net sales increased by $19.2 million (7.9%) to $262.2 million as compared to $243.0 million during Fiscal 2001. The increase in net sales was primarily due to the following: (1) favorable finished goods prices resulted in a $15.7 million increase (our average yellow grease prices increased 15.4%, average tallow prices increased 13.3%, and average protein prices decreased 0.2%); (2) improved recovery of collection expenses, $5.6 million; and (3) improved yields on production increased $0.9 million; partially offset by (4) raw material inage decrease, $1.6 million; (5) hide sales decrease, $1.3 million; and (6) other net decreases, $0.1 million.

         Cost of Sales and Operating Expenses. During Fiscal 2002, cost of sales and operating expenses increased $9.6 million (5.2%) to $194.6 million as compared to $185.0 million during Fiscal 2001. The increase in cost of sales and operating expenses was primarily due to the following: (1) higher raw material prices, $8.0 million; (2) higher payroll and related benefits, $5.1 million; (3) higher insurance expense, $1.4 million; (4) higher contract hauling expense, $1.0 million; (5) higher cost on sales of equipment, $0.6 million; and (6) other net increases of $0.2 million; partially offset by (7) lower energy expense of $6.3 million; and (8) lower inage of $0.4 million.

         Selling, General and Administrative Costs. Selling, general and administrative expenses were $30.3 million during Fiscal 2002, a $2.0 million increase (7.1%) from $28.3 million during Fiscal 2001, primarily due to the following: (1) higher payroll and related benefit expense of $0.9 million, which included $1.0 million in charges for compensation to be paid to our former chief executive officer over a two-year period due to the change in control of our company; (2) higher legal and audit expense of $0.3 million; (3) higher insurance expense of $0.2 million; (4) higher marketing, advertising and product development expense of $0.2 million; and (5) other net increases of $0.4 million.

         Depreciation and Amortization. Depreciation and amortization charges decreased $8.5 million (34.1%), to $16.4 million during Fiscal 2002 as compared to $24.9 million during Fiscal 2001. The decrease is primarily due to various property and equipment assets becoming fully depreciated during Fiscal 2002. Included in Fiscal 2001, depreciation and amortization expense is an impairment charge of $0.8 million.

         Interest Expense. Interest expense was $6.4 million during Fiscal 2002, compared to $14.2 million during Fiscal 2001, a decrease of $7.8 million (54.9%), primarily due to changes resulting from the effect of the provisions of SFAS 15 as it applies to our Recapitalization (see Note 2 to the consolidated financial statements elsewhere herein), which reduced interest expense on bank debt by approximately $7.2 million; reduced interest expense resulting from forbearance fees of approximately $0.4 million; and other decreases of $0.2 million.

         Other Income (Expense). Other income was $2.0 million in Fiscal 2002, a $3.7 million increase from other expense of $1.7 million in Fiscal 2001. Included in other income in Fiscal 2002 is: a gain of $1.7 million resulting from insurance proceeds received in excess of the net book value of assets destroyed by fire at our Norfolk, Nebraska facility; a gain on extinguishment of debt of $0.8 million, which resulted from retirement of debt with a carrying value of $4.5 million with a cash payment of $3.7 million due to SFAS 15 accounting; and other net expense of $0.5 million. Included in net other expense in Fiscal 2001 was: a loss on the early retirement of a non-compete liability of $0.4 million; fair value adjustment on interest rate swap agreements of $1.4 million; and other net expense of $0.4 million; partially offset by gain related to the ineffective portion of natural gas hedge transactions of $0.5 million.

         Income Taxes. We recorded income tax expense of $7.2 million for Fiscal 2002. We also recorded tax benefits of $2.2 million from utilization of net operating loss carryforwards which arose prior to our 1993 "Fresh Start Reporting" as direct increases to additional paid in capital rather than as an income tax benefit, in accordance with Statement of Position 90-7 (see Note 11 to the consolidated financial statements elsewhere herein).

         We did not record a tax benefit in 2001 because of the inability to carryback net operating losses and the uncertainty of future taxable income.

         Discontinued Operations. We recorded a loss from discontinued operations in Fiscal 2002 of $0.4 million, compared to a loss of $0.7 million in Fiscal 2001, an improvement of $0.3 million. The loss from discontinued operations both fiscal years relates to our Linkwood, Maryland facility, which was sold October 18, 2002. Included in the loss incurred in Fiscal 2002, is an impairment charge of $0.4 million, recorded to reduce the carrying value of the Linkwood assets to fair value, based upon the cash consideration of $4.3 million received from the third party purchaser.

         Capital Expenditures. We made capital expenditures of $13.4 million during Fiscal 2002 as compared to $8.8 million in Fiscal 2001, an increase of $4.6 million (52.3%). The increase is primarily due to expansion of our Sioux City plant location, completed during the third quarter of Fiscal 2002, which will process raw material inage from the Norfolk, Nebraska plant which was destroyed by fire.

52 Week Fiscal Year Ended December 29, 2001 (Fiscal 2001) vs. 52 Week Fiscal Year Ended December 30, 2000 (Fiscal 2000)

         General. We reported a sales increase of $13.7 million (6.0%) for Fiscal 2001 and operating income of $4.7 million compared to a $1.7 million operating loss in Fiscal 2000, an improvement of $6.4 million. Principal factors affecting these comparative results, which are discussed further in the following section, were higher collection fees which improved recovery of collection expenses, favorable finished goods prices, and lower depreciation expense, partially offset by higher energy expense. We reported a loss from continuing operations of $11.1 million for Fiscal 2001 compared to a loss from continuing operations of $15.9 million for Fiscal 2000, a reduction of the operating loss of $4.8 million.

         Net Sales. During Fiscal 2001, net sales increased by $13.7 million (6.0%) to $243.0 million as compared to $229.3 million during Fiscal 2000. The increase in net sales was primarily due to the following: (1) improved recovery of collection expenses, $9.2 million; (2) favorable finished goods prices resulted in a $3.8 million increase (our average yellow grease prices increased 6.7%, average tallow prices increased 10.4%, and average protein prices decreased 3.2%); (3) hide sales increased $2.0 million; (4) higher inage increased sales $1.9 million; (5) other net increases during Fiscal 2001 of $0.3 million; partially offset by (6) finished product purchased for resale decreased $3.1 million; and (7) lower yields decreased sales $0.4 million.

         Cost of Sales and Operating Expenses. During Fiscal 2001, cost of sales and operating expenses increased $7.4 million (4.2%) to $185.0 million as compared to $177.6 million during Fiscal 2000. The increase in cost of sales and operating expenses was primarily due to the following: (1) energy expense increased $5.7 million; (2) repairs expense increased $3.1 million; (3) leased vehicle expenses increased $1.0 million; (4) contract hauling expenses increased $0.6 million; (5) other net increased expenses during Fiscal 2001 of $0.1 million; partially offset by (6) finished product purchased for resale decreased $3.1 million.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses were $28.3 million during Fiscal 2001, a $1.8 million (6.8%), $26.5 million during Fiscal 2000, primarily due to higher payroll expense.

         Depreciation and Amortization. Depreciation and amortization charges decreased $2.0 million (7.4%), to $24.9 million during Fiscal 2001 as compared to $26.9 million during Fiscal 2000. Included in Fiscal 2001 and Fiscal 2000 depreciation and amortization expense are impairment charges of $0.8 million and $1.9 million, respectively.

         The Fiscal 2001 impairment charge of $0.8 million pertains solely to assets held for sale in our rendering business segment. The impairment charges were necessary to reduce the carrying value of these assets to management's estimate of their net realizable value in light of current economic conditions. Estimated net realizable values were based on information from business and real estate brokers, comparable sales, property tax valuations and internal discussions with our employees working in the geographic areas who were familiar with the specific assets. A summary of the impairment charge follows (in millions):

                          Land                              $0.1
                          Leaseholds and buildings           0.1
                          Equipment and furniture            0.6
                                                            -----
                                   Total impairment         $0.8
                                                            ====

         The Fiscal 2000 impairment charge of $1.9 million consists of: (1) $0.1 million and $0.4 million related to restaurant services business segment equipment and allocable goodwill, respectively, and (2) $1.4 million related to our rendering business segment. The impairment charges of the assets were made to reduce the carrying value to estimated fair value based on the discounted future cash flows of the assets, or from management's estimate of their net realizable value based on information from a business broker. A summary of the impairment charge follows (in millions):

                                               Restaurant
                               Rendering        Services            Total
                               ---------       -----------          -----

        Leaseholds
          and buildings       $     0.3       $      --           $     0.3
        Equipment
          and furniture             1.1             0.1                 1.2
        Goodwill                     --             0.4                 0.4
                              ---------       ---------           ---------
        Total impairment      $     1.4       $     0.5           $     1.9
                              =========       =========           =========

         Interest Expense. Interest expense was $14.2 million during Fiscal 2001, compared to $14.0 million during Fiscal 2000, an increase of $0.2 million (1.4%). The effects of amortization of loan forbearance fees included in interest expense of $2.1 million and higher debt levels during Fiscal 2001 were partially offset by declining interest rates on our floating rate debt.

         Other Income (Expense). Other income (expense) in Fiscal 2001 was net other expense of $1.7 million, compared to net other expense of $0.2 million in Fiscal 2000, an increase in expense of $1.5 million. Included in other expense in Fiscal 2001 were fair value adjustments on interest rate swap agreements of $1.4 million and loss on the early retirement of a non-compete agreement of $0.4 million, partially offset by gain related to the ineffective portion of natural gas hedge transactions of $0.5 million. Included in other expense in Fiscal 2001 were bank service charges and closed plant expenses, partially offset by gains on the sale of fixed assets.

         Income Taxes. We did not record a tax benefit in Fiscal 2001 because of the inability to carryback net operating losses and the uncertainty of future taxable income.

         Discontinued Operations. We recorded a loss from discontinued operations in Fiscal 2001, of $0.7 million, compared to a loss of $3.3 million in Fiscal 2000, an improvement of $2.6 million. The losses from discontinued operations in both Fiscal 2001 and Fiscal 2000 relate to our Linkwood, Maryland facility, which was sold October 18, 2002; the loss in Fiscal 2000 includes our Bakery By-Products Recycling business segment, which was sold in 1999. Included in the loss incurred in Fiscal 2000, is an impairment charge of $2.1 million, recorded to reduce the carrying value of the Linkwood assets to estimated fair value, based upon the estimated discounted cash flows of the Linkwood facility. Also included in the Fiscal 2000 loss is a net gain of $0.4 million recorded on the Bakery By-Products Recycling business segment as a result of adjustment of an indemnification liability in Fiscal 2000, upon termination of the indemnification period.

         Capital Expenditures. We made capital expenditures of $8.8 million during Fiscal 2001 as compared to $7.3 million in Fiscal 2000, an increase of $1.5 million (20.5%). Fiscal 2001 capital expenditures were principally for: operating equipment, $5.8 million; vehicles (primarily trucks or tractor-trailers), $1.6 million; office equipment, $1.2 million; and other capital expenditures, $0.5 million. We incurred $0.3 million of capital expenditures at our Linkwood, Maryland facility, which has been accounted for as a discontinued operation.

Financing, Liquidity and Capital Resources

         As described further under "Recapitalization" on May 13, 2002, we consummated the Recapitalization and executed a new amended and restated credit agreement with our lenders. The credit agreement reflects the effect of applying the provisions of Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings (SFAS 15). SFAS 15 requires that the previously existing amount of debt owed by us to the lenders be reduced by the fair value of the equity interest granted and that no gain from restructuring our bank debt be recognized. As a result the carrying amount of the term loan of $62.5 million exceeds its contractual amount of $52.3 million by $10.2 million at March 29, 2003. Interest expense on the remaining carrying amount of debt reported in our financial statements is based on a new effective interest rate (0.20% at March 29, 2003) that equates the present value of the future cash payment specified by the new terms of the term loan with the carrying amount of the debt.

         In connection with the Recapitalization and our entry into the credit agreement, we exchanged borrowings outstanding under our previous credit agreement, a portion of the accrued interest and commitment fees, and forbearance fees payable for 46,705,086 shares of newly issued common stock, equal to 75% of our then total outstanding common stock on a fully diluted basis (exclusive of stock options issued and outstanding), and 100,000 shares of 6% cumulative redeemable Series A Preferred Stock with a liquidation preference of $100 per share and a face value of $10.0 million, recorded at a discount of approximately $1.9 million, resulting in a yield of 10%, which approximates the market yield at the date of issue. The term loan and the revolving credit facility (under which there were no borrowings at the date of the Recapitalization) mature on May 10, 2007.

         Our credit agreement consists of the following elements at March 29, 2003 (in thousands):


                 Term loan:
                      Contractual amount             $  52,266
                      SFAS 15 effect                    10,187
                                                      --------
                      Carrying amount                $  62,453
                                                      ========

                 Revolving credit facility:
                      Maximum availability           $  17,337
                      Borrowings outstanding                 -
                      Letters of credit issued           8,950
                                                     ---------
                      Availability                  $    8,387
                                                     =========

         Substantially all of our assets are either pledged or mortgaged as collateral for borrowings under the credit agreement. The credit agreement contains certain terms and covenants, which, among other matters, restrict the incurrence of additional indebtedness, the payment of cash dividends, the retention of certain proceeds from sales of assets, and the annual amount of capital expenditures, and requires the maintenance of certain minimum financial ratios. As of March 29, 2003, no cash dividends could be paid to our stockholders pursuant to the credit agreement.

         The classification of long-term debt in the accompanying December 28, 2002 and March 29, 2003 consolidated balance sheets is based on the contractual and excess cash flow repayment terms of the debt issued under the credit agreement pursuant to the Recapitalization. At December 29, 2001, all indebtedness was classified as a current liability because the former credit agreement had a maturity date of June 30, 2001, and we were subject to a forbearance agreement. Under the terms of the credit agreement, 25% of the excess cash flow (as defined in the credit agreement) in Fiscal 2002 is due to the lenders in Fiscal 2003. Included in current maturities of long-term debt at December 28, 2002, is $4.2 million, due under this provision of the credit agreement.

         On March 29, 2003, we had working capital of $5.9 million and our working capital ratio was 1.13 to 1. On December 28, 2002, we had working capital of $9.2 million a our working capital ratio was 1.19 to 1 compared to a working capital deficit of $116.7 million and a working capital ratio of 0.26 to 1 on December 29, 2001. At March 29, 2003, we had unrestricted cash of $10.7 million and funds available under the revolving credit facility of $8.4 million.

         Net cash provided by operating activities was $4.2 million and $4.9 million in the first quarter ending March 29, 2003 and March 30, 2002, respectively. Cash used by investing activities was $3.8 million during the first quarter ending March 29, 2003 compared to $2.7 million in the first quarter ending March 30, 2002. Net cash used by financing activities was $5.1 million in the first quarter ending March 29, 2003 compared to cash used of $2.9 million in the first quarter ending March 30, 2002, principally due to reductions of long-term debt.

         Net cash provided by operating activities was $34.1 million, $5.6 million, and $16.2 million in Fiscal 2002, Fiscal 2001 and Fiscal 2000, respectively. Net cash provided by operating activities in Fiscal 2002 increased principally due to an increase in our profitability resulting from higher finished goods prices, higher collection fees, and lower energy expense. Cash used by investing activities was $8.1 million during Fiscal 2002 compared to $9.3 million in Fiscal 2001; the $1.2 million decrease is primarily due to increased capital expenditures for machinery and equipment, net of proceeds from the sale of our Linkwood, Maryland facility and insurance proceeds on the Norfolk, Nebraska facility which was destroyed by fire in Fiscal 2001. Net cash used by financing activities was $14.2 million in Fiscal 2002 compared to cash provided of $3.8 million in Fiscal 2001, principally due to reductions of long-term debt in the Fiscal 2002 period compared to additions to indebtedness during Fiscal 2001.

         Based upon current actuarial estimates, we do not expect any payments will be necessary in order to meet minimum pension funding requirements during Fiscal 2003.

         Our management believes that cash flows from operating activities at the current level in Fiscal 2003, unrestricted cash, and funds available under the credit agreement should be sufficient to meet our working capital needs and capital expenditures for at least the next 12 months. However, the current economic environment in our markets has the potential to adversely impact our liquidity in a variety of ways, including through reduced sales, potential inventory buildup, or higher operating costs.

         The principal products that we sell are commodities, the prices of which are quoted on established commodity markets and are subject to volatile changes. Although the current market prices of these commodities are favorable, a decline in these prices has the potential to adversely impact our liquidity. A disruption in international sales, a decline in commodities prices, or a rise in energy prices, resulting from the recent war with Iraq and the subsequent political instability and uncertainty, has the potential to adversely impact our liquidity. There can be no assurance that a decline in commodities prices, a rise in energy prices, a slowdown in the U.S. or international economy, or other factors, including the political instability in the Middle East or elsewhere, and the macroeconomic effects of those events, will not cause us to fail to meet management's expectations, or otherwise result in liquidity concerns.

Contractual Obligations and Other Commercial Commitments

         The following table summarizes our expected material contractual payment obligations, including both on- and off-balance sheet arrangements at March 29, 2003 (in thousands):

                                                      Less Than        1 - 3         3 - 5       More than
                                          Total         1 Year         Years         Years        5 Years
                                      -------------- ------------- -------------- ------------- -------------
Contractual obligations:
   Debt                                   $62,616       $  8,033       $20,822       $33,761             -
   Operating lease obligations             20,298          3,646         5,404         2,264         8,984
   Purchase commitments                     3,386          3,386             -             -             -
   Other liabilities                        1,541          1,272            82            80           107
                                          -------        -------     ---------     ---------        ------
       Total                              $87,841        $16,337       $26,308       $36,105        $9,091
                                           ======         ======        ======        ======         =====

         Our off-balance sheet contractual obligations and commercial commitments as of March 29, 2003 relate to operating lease obligations, letters of credit, forward purchase agreements, and employment agreements. We have excluded these items from the balance sheet in accordance with accounting principles generally accepted in the United States of America.

         The following table summarizes our other commercial commitments, including both on- and off-balance sheet arrangements at March 29, 2003 (in thousands):


                 Other commercial commitments:
                   Standby letters of credit               $   8,950
                                                             -------
                 Total other commercial commitments:       $   8,950
                                                             =======

Quantitative and Qualitative Disclosures About Market Risks

         Market risks affecting our company are exposures to changes in prices of the finished products we sell, interest rates on debt, availability of raw material supply and the price of natural gas used in our plants. The amount of raw materials available to us are impacted by seasonal factors, including holidays, when raw material inage declines; warm weather, which can adversely affect the quality of raw material processed and finished products produced; and cold weather, which can impact the collection of raw material. Predominately all of our finished products are commodities that are generally sold at prices prevailing at the time of sale. We have used, through June 2002, interest rate and, through March 2001, natural gas swaps to manage these related risks. Beginning in April 2001, we are using natural gas forward purchase agreements with our suppliers to manage the price risk of natural gas used in our facilities. We operate in international markets. Political and economic instability in some regions of the world may result, and could negatively impact our business and financial condition.

         We were a party to two interest rate swap agreements at December 29, 2001. Under the terms of the swap agreements, the interest obligation on $45 million of credit agreement floating-rate debt was exchanged for fixed rate contracts which bear interest, payable quarterly. One swap agreement for $25 million matured June 27, 2002, bore interest at 6.5925% and our receive rate was based on the three-month LIBOR. The second swap agreement for $20 million matured on June 27, 2002, with a one-time option for the bank to cancel at June 27, 2001, which the bank declined to exercise, bore interest at 9.17% and the Company's receive rate was based on the base rate.

         As of March 29, 2003, we have forward purchase agreements in place for purchases of approximately $2.1 million of natural gas for the period of April and May, 2003, which approximates 62% of our usage for this period.

Critical Accounting Policies

         We follow certain significant accounting policies when preparing our consolidated financial statements. A complete summary of these policies is included in Note 1 of Notes to Consolidated Financial Statements.

         Certain of the policies require our management to make significant and subjective estimates or assumptions which may deviate from actual results. In particular, management makes estimates regarding the fair value of our reporting units in assessing potential impairment of goodwill, estimates regarding future undiscounted cash flows from the future use of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, estimates regarding the net realizable value of long-lived assets held for sale, estimates regarding pension expense, estimates of bad debts and estimates regarding self insured risks including insurance, environmental and litigation contingencies.

         In assessing impairment of goodwill we use estimates and assumptions in determining the estimated fair value of our reporting units. In assessing the impairment of long-lived assets where there has been a change in circumstances indicating the carrying value of a long-lived asset may not be recoverable, we have estimated future undiscounted net cash flows from the use of the asset based on actual historical results and expectations about future economic circumstances including future business volume, finished product prices and operating costs. The estimates of fair value of reporting units and of future net cash flows from use of the asset could change if actual prices and costs differ due to industry conditions or other factors affecting the level of business volume or our performance. In assessing impairment of long-lived assets held for sale, we have estimated the net realizable value of such assets based on information from various external sources regarding possible selling prices for such assets. The estimate of reserve for bad debts is based upon our bad debt experience, market conditions, aging of trade accounts receivable, and interest rates, among other factors. Pension expense is based upon actuarial estimates. These estimates could change based on changes in market conditions, interest rates and other factors. In estimating liabilities for self insured risks, we consider information from outside consultants and experts, and past historical experience, in projecting future costs expected to be incurred. These estimates could change if future events are different than assumed by management, actual costs to settle the liabilities differ from those estimated and the circumstances associated with the self insured risks change.

Recent Accounting Pronouncements

         Recently, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (SFAS 143); (SFAS 145 adopted early, insignificant effect); Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146); and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation
- Transition and Disclosure - an amendment of SFAS 123 (SFAS 148).

         In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS 143 requires us to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. We also record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. We are required to adopt SFAS 143 on December 29, 2002 (the first day of Fiscal 2003). The adoption of SFAS 143 is not expected to have a material effect on our financial statements.

         In June  2002,  the FASB  issued  SFAS No.  146,  Accounting  for Costs
Associated with Exit or Disposal Activities. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS 146 is not expected to have a material effect on our financial statements.

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107, and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002, and are not expected to have a material effect on our financial statements The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

         In  December  2002,  the FASB  issued  SFAS  No.  148,  Accounting  for
Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to the accompanying consolidated financial statements.

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addressed the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation is not expected to have a material effect on our financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003, if it is reasonably possible that we will consolidate or disclose information about variable interest entities when the Interpretation becomes effective.

                                  OUR BUSINESS

Darling

         Founded by the Swift meat packing interests and the Darling family in 1882, we were incorporated in Delaware in 1962 under the name "Darling-Delaware Company, Inc." On December 28, 1993, we changed our name from "Darling-Delaware Company, Inc." to "Darling International Inc."

         We are a recycler of food processing by-products. We collect and recycle animal processing by-products and used cooking oil from food service establishments. We process such raw materials at 24 facilities located throughout the United States into finished products such as tallow, protein and yellow grease. We sell these products nationally and internationally, primarily to producers of various industrial and commercial oleo-chemicals, soaps, pet foods and livestock feed, for use as ingredients in their products or for further processing into basic chemical compounds. In addition, we provide grease trap service to food service establishments under the service mark TORVAC. Grease trap service includes the scheduled periodic removal of grease and solids from the grease trap to ensure the trap functions as intended, keeping these materials from entering the sewer system. Many cities and municipalities have ordinances and/or regulations that require periodic grease trap service as part of restaurant operations.

         Commencing 1998, as part of an overall strategy to better commit financial resources, our operations are currently organized into two segments. These are:


         o Rendering, the core business of turning inedible waste from meat and poultry processors into high quality feed ingredients and fats for other industrial applications; and

         o Restaurant Services, a group focused on growing the grease collection business while expanding the line of services, which includes grease trap servicing, offered to restaurants and food processors.

         Due to unfavorable market conditions resulting from declining prices, in Fiscal 2000, the Esteem Product division, a business dedicated to using newly developed technologies to produce novel products from established supply sources, was combined with our rendering operations. In November 1998, we made a strategic decision to dispose of an additional segment, Bakery By-Products Recycling, a group which produced high quality bakery by-products for the feed industry. The results of the Bakery By-Products Recycling segment have been reported separately as discontinued operations. See Note 15 of Notes to Consolidated Financial Statements for further information regarding discontinued operations. For the financial results of our business segments, see Note 17 of Notes to Consolidated Financial Statements.

         Our net external sales from continuing operations by operating segment were as follows:

                                              Fiscal                   Fiscal                   Fiscal
                                               2002                     2001                     2000
                                      ------------------------ ----------------------- -------------------------

         Continuing operations:
              Rendering               $177,234         67.6%   $181,315        74.6%   $171,966         75.0%
              Restaurant Services       85,002         32.4      61,649        25.4      57,307         25.0
                                      --------        ------   --------       ------   --------        ------
                Total                 $262,236        100.0%   $242,964       100.0%   $229,273        100.0%
                                      ========        ======   ========       ======   ========        ======

         Recent Events. On May 28, 2003, we announced that we are exploring our strategic alternatives to enhance shareholder value and liquidity at the direction of our Board of Directors. To assist in this process, we have engaged BMO Nesbitt Burns, a Chicago-based investment banking firm, specializing in food and agribusiness.

Processing Operations

         We create finished products primarily through the drying, grinding, separating and blending of our various raw materials. The process starts with the collection of animal processing by-products (fat, bones, feathers and offal) from meat packers, grocery stores, butcher shops, meat markets, poultry processors and food service establishments, as well as used cooking oil from food service establishments and grocery stores.

         The animal processing by-products are ground and heated to extract water and separate oils from animal tissue as well as to make the material suitable as an ingredient for animal feed. Protein is separated from the cooked material by pressing the material, then grinding and sifting it through screens. The separated tallow is centrifuged and/or refined for purity. The primary finished products derived from the processing of animal by-products are tallow and protein. Other by-products include poultry meal, feather meal and blood meal. Used cooking oil from food service establishments is processed under a separate procedure that involves heat processing and settling, as well as refining, resulting in derived yellow grease, feed-grade animal fat, or oleo-chemical feedstocks.

Purchase and Collection of Raw Materials

         We operate a fleet of approximately 700 trucks and tractor-trailers to collect raw materials from more than 80,000 food service establishments, butcher shops, grocery stores, and independent meat and poultry processors. The raw materials collected are manufactured into the finished products we sell. We replace or upgrade our vehicle fleet to maintain efficient operations.

         Raw materials are collected in one of two manners. Certain large suppliers, such as large meat processors and poultry processors are furnished with bulk trailers in which the raw material is loaded. We transport these trailers directly to a processing facility. We provide the remaining suppliers, primarily grocery stores and butcher shops with containers in which to deposit the raw material. The containers are picked up by or emptied into our trucks on a periodic basis. The type and frequency of service is determined by individual supplier requirements, the volume of raw material generated by the supplier, supplier location, and weather, among other factors.

         Used cooking oil from food service establishments is placed in various sizes and types of containers which we supply. In some instances, these containers are loaded directly onto the trucks, while in other instances the oil is pumped through a vacuum hose into the truck. We also sell or lease a container for collection service to food service establishments called CleanStar(R), which is a self-contained collection system that is housed either inside or outside the establishment, with the used cooking oil pumped directly into collection vehicles via an outside valve. Approximately 10% of our restaurant suppliers utilize the CleanStar(R) system. The frequency of all forms of raw material collection is determined by the volume of oil generated by the food service establishment.

         The raw materials we collect are transported either directly to a processing plant or to a transfer station, where materials from several collection routes are loaded into trailers and transported to a processing plant. Collections of animal processing by-products generally are made during the day, and materials are delivered to plants for processing within 24 hours of collection to eliminate spoilage. Collection of used cooking oil can be made at any time of the day or night, depending on supplier preference; these materials may be held for longer periods of time before processing. We charge a collection fee to offset a portion of the cost incurred in collecting raw material.

         During the past year, our largest single supplier accounted for approximately 8.2% of the total raw material we processed, and the 10 largest raw materials suppliers accounted for approximately 32.2% of the total raw material we processed. For a discussion of our competition for raw materials, see "--Competition."

Raw Materials Pricing

         We have two primary pricing arrangements with our raw materials suppliers. Approximately half of our annual volume of raw materials is acquired on a "formula" basis. Under a formula arrangement, the charge or credit for raw materials is tied to published finished product commodity prices after deducting a fixed service charge. We acquire the remaining annual volume of raw material under "non-formula" arrangements whereby suppliers either are paid a fixed price, are not paid, or are charged for the expense of collection, depending on various economic and competitive factors.

         The credit received or amount charged for raw material under both formula and non-formula arrangements is based on various factors, including the type of raw materials, the expected value of the finished product to be produced, the anticipated yields, the volume of material generated by the supplier, and processing and transportation costs. Competition among processors to procure raw materials also affects the price paid for raw materials. See "--Competition."

         Formula prices are generally adjusted on a weekly, monthly or quarterly basis while non-formula prices or charges are adjusted as needed to respond to changes in finished product prices.

Finished Products

         The finished products that result from the processing of animal by-products are oils (primarily tallow and yellow grease) and meat and bone meal (protein). Oils are used as ingredients in the production of pet food, animal feed and soaps. Oleo-chemical producers use these oils as feedstocks to produce specialty ingredients used in paint, rubber, paper, concrete, plastics and a variety of other consumer and industrial products. Meals are used primarily as high protein additives in pet food and animal feed.

         Predominantly all of our finished products are commodities which are quoted on established commodity markets or are priced relative to such commodities. While our finished products are generally sold at prices prevailing at the time of sale, our ability to deliver large quantities of finished products from multiple locations and to coordinate sales from a central location enables us to occasionally receive a premium over the then-prevailing market price.

Marketing, Sales and Distribution of Finished Products

         We market our finished products worldwide. Marketing activities are primarily conducted through our marketing department, which is headquartered in Irving, Texas. We also maintain sales offices in Los Angeles, California, and Newark, New Jersey for sales and distribution of selected products. This sales force is in contact with several hundred customers daily and coordinates the sale and assists in the distribution of most finished products produced at our processing plants. We sell our finished products internationally through commodities brokers and through our agents in various countries.

         We sell to numerous foreign markets, including Asia, the Pacific Rim, North Africa, Mexico and South America. We have no material foreign operations, but export a portion of our products to customers in various foreign counties. Total export sales were $134.5 and $138.1 million for the years ended December 28, 2002 and December 29, 2001, respectively. The level of export sales may vary from year to year depending on the relative strength of domestic versus overseas markets. We obtain payment protection for most of our foreign sales by requiring payment before shipment or by requiring bank letters of credit or guarantees of payment from U.S. government agencies. We ordinarily are paid for our products in U.S. dollars and have not experienced any material currency translation losses or any material foreign exchange control difficulties.

         We have not experienced any material restrictions on the export of our products, although certain countries, including India and certain Middle East countries restrict the import of proteins and fats and oils made from porcine and bovine material, and the European Community has restrictions on proteins and fats and oils made from specified bovine materials. The Bovine Spongiform Encephalopathy (BSE) or "mad cow disease" situation in Europe and new FDA restrictions, coupled with much lower prices for competing commodities, has caused lower prices for some of our key products.

         Finished products produced by us are distributed primarily by truck and rail from our plants shortly following production. While there are some temporary inventory accumulations at various port locations for export shipments, inventories rarely exceed three weeks' production and, therefore, we use limited working capital to carry inventories and reduce our exposure to fluctuations in commodity prices.

Competition

         Our management believes that the most competitive aspect of the business is the procurement of raw materials rather than the sale of finished products. During the last ten years, pronounced consolidation within the meat packing industry has resulted in bigger and more efficient slaughtering operations, the majority of which utilize "captive" processors (rendering operations integrated with the meat or poultry packing operation). Simultaneously, the number of small meat packers, which have historically been a dependable source of supply for non-captive processors, has decreased significantly. Although the total amount of slaughtering may be flat or only moderately increasing, the availability, quantity and quality of raw materials available to the independent processors from these sources have all decreased. These factors have been offset, in part, however, by increasing environmental consciousness. The need for food service establishments to comply with environmental regulations concerning the proper disposal of used restaurant cooking oil is offering a growth area for this raw material source. Major competitors for the collection of raw material include: Baker Commodities in the West; National By-Products in the Midwest; and Griffin Industries in Texas and the Southeast. Each of these businesses competes in both the Rendering and Restaurant Service segments.

         In marketing our finished products, we face competition from other processors and from producers of other suitable commodities. Tallows and greases are in certain instances substitutes for soybean oil and palm stearine, while protein is a substitute for soybean meal. Consequently, the prices of tallow, yellow grease, and protein correlate with these substitute commodities. The markets for finished products are impacted mainly by the worldwide supply of fats, oils, proteins and grains. Other factors that influence the prices that we receive for our finished products include the quality of our finished products, consumer health consciousness, worldwide credit conditions and U.S. government foreign aid. From time to time, we enter into arrangements with our suppliers of raw materials pursuant to which such suppliers buy back our finished products.

Seasonality

         The amount of raw materials made available to us by our suppliers is relatively stable on a weekly basis except for those weeks which include major holidays, during which the availability of raw materials declines because major meat and poultry processors are not operating. Weather is also a factor.
Extremely warm weather adversely affects our ability to make higher quality products because the raw material deteriorates more rapidly than in cooler weather, while extremely cold weather, in certain instances, can hinder the collection of raw materials.

Employees and Labor Relations

         As of December 28, 2002, we employed approximately 1,200 persons full-time. Approximately 45.9% of the total number of employees are covered by collective bargaining agreements; however, we have no national or multi-plant union contracts. Our management believes that our relations with our employees and their representatives are good. There can be no assurance, however, that new agreements will be reached without union action or will be on terms satisfactory to us.

Facilities

         Our corporate headquarters are located at 251 O'Connor Ridge Boulevard, Suite 300, Irving, Texas in an office facility, where we lease approximately 20,000 square feet.

         Our 24 operating facilities consist of 18 full service rendering plants, 4 yellow grease/trap grease plants, 1 blending plant and 1 edible plant. Except for 4 leased facilities, we own all of these facilities. In addition, we own or lease 22 transfer stations in the United States and 1 transfer station in Canada that serve as collection points for routing raw material to the processing plants set forth below. Some locations service a single business segment while others service both business segments. The following is a listing of our operating facilities by business segment:

LOCATION                DESCRIPTION
--------                -----------

Combined Rendering and Restaurant Services Business Segments
------------------------------------------------------------

Blue Earth, MN          Rendering/Yellow Grease
Boise, ID               Rendering/Yellow Grease
Collinsville, OK        Rendering/Yellow Grease
Dallas, TX              Rendering/Yellow Grease
Detroit, MI             Rendering/Yellow Grease/Trap
Fresno, CA              Rendering/Yellow Grease
Houston, TX             Rendering/Yellow Grease/Trap
Kansas City, KS         Rendering/Yellow Grease/Trap
Los Angeles, CA         Rendering/Yellow Grease/Trap
Newark, NJ              Rendering/Yellow Grease/Trap
San Francisco, CA *     Rendering/Yellow Grease/Trap
Sioux City, IA          Rendering/Yellow Grease
St. Louis, MO           Rendering/Yellow Grease/Trap
Tacoma, WA *            Rendering/Yellow Grease/Trap
Turlock, CA             Rendering/Yellow Grease

Rendering Business Segment
--------------------------
Coldwater, MI           Rendering
Omaha, NE               Rendering
Omaha, NE *             Blending
Omaha, NE               Edible Oils
Wahoo, NE               Rendering

Restaurant Services Business Segment
------------------------------------
Chicago, IL             Yellow Grease/Trap
Ft. Lauderdale, FL *    Yellow Grease/Trap
No. Las Vegas, NV       Yellow Grease/Trap
Tampa, FL               Yellow Grease/Trap

---------------------------

* Property is leased. Annual rent expense for these leased properties in the aggregate was $0.5 million in fiscal 2002.

Legal Proceedings

         Melvindale, Michigan. A group of residents living near our Melvindale, Michigan plant has filed suit, purportedly on behalf of a class of persons similarly situated ("Melvindale I"). The class has been certified for injunctive relief only. The court declined to certify a damage class but has permitted approximately 300 people to join the lawsuit as plaintiffs. The suit is based on legal theories of trespass, nuisance and negligence and/or gross negligence, and is pending in the United States District Court, Eastern District of Michigan. Plaintiffs allege that emissions to the air, particularly odor, from the plant have reduced the value and enjoyment of plaintiffs' property, and plaintiffs seek unspecified compensatory and exemplary damages in an amount in excess of $25,000 per plaintiff and unspecified injunctive relief. We are unable to estimate our potential liability, if any, from this lawsuit. In a lawsuit with similar factual allegations, also pending in United States District Court, Eastern District of Michigan, the City of Melvindale has filed suit against us based on legal theories of nuisance, trespass, negligence and violation of Melvindale nuisance ordinances seeking damages and declaratory and injunctive relief. The court has dismissed the trespass counts in both lawsuits, and all of the damage claims in the suit filed by the City of Melvindale have been dismissed. The City of Melvindale now seeks unspecified injunctive relief. In April, 2002, a group of residents living near our Melvindale, Michigan plant, represented by named plaintiffs not listed in the Melvindale I lawsuit but purportedly on behalf of a class of persons defined similarly to that in Melvindale I, filed a suit ("Melvindale II"). Plaintiffs in Melvindale II rely on essentially the same legal theories and factual allegations as originally set forth in Melvindale I. However, the Melvindale II plaintiffs purportedly seek only damages in an amount of more than $25,000 and less than $75,000 per member of the putative class and do not seek injunctive relief. We removed Melvindale II, which was originally filed in the Circuit Court of Wayne County, Michigan to the United States District Court, Eastern District of Michigan where the Melvindale I and the City of Melvindale lawsuits are pending. On October 21, 2002, the Melvindale II lawsuit was remanded to Wayne County Circuit Court. No action has been taken by the court with respect to class certification. We are unable to estimate our potential liability, if any, from this lawsuit. We or our predecessors have operated a rendering plant at the Melvindale location since 1927 in a heavily industrialized area down river south of Detroit. We have taken and are taking all reasonable steps to minimize odor emissions from our recycling processes and are defending the lawsuit vigorously.

         Long Island City, New York. We are a party to a lawsuit that seeks to require an environmental cleanup at a property in Long Island City, New York where we formerly operated a rendering plant (referred to as the "Site"). DMJ Associates (DMJ), which holds a mortgage on the Site, has filed suit against us, as a former owner of the Site, as well as others including the present tenants and operators of the Site, the owner of an abandoned hazardous waste disposal site adjoining the Site (the "Disposal Facility"), and companies that disposed of wastes at the Disposal Facility (the "Generator Defendants"). DMJ argues that, inter alia, under federal law it is entitled to relief directed to have the defendants remediate the contamination. DMJ seeks both equitable and monetary relief from all defendants for investigation, abatement and remediation of the Site. DMJ has not yet provided information sufficient for us to ascertain the magnitude or amount of DMJ's total claim nor our alleged share thereof. As a result, we are unable to estimate our potential liability, if any, from this lawsuit. We do not have information suggesting that we contributed in any material way to any contamination that may exist at the Site. We are actively defending the suit and are awaiting a decision on a motion on summary judgment regarding the standing of the plaintiff.

         Sauget, Illinois. We have concluded a settlement agreement with Solutia and Pharmacia to satisfy claims for remediation costs in the pending lawsuit related to an environmental cleanup in or near Sauget, Illinois, and in return have received an indemnity and hold harmless agreement from Solutia and Pharmacia for any claims from others for costs related to the same remediation effort. The United States had filed a complaint against Monsanto Chemical Company, Solutia, Inc., Anheuser-Busch, Inc., Union Electric, and 14 other defendants, seeking to recover cleanup costs. Monsanto (which merged with Pharmacia and Upjohn, Inc. in 2000 and is now known as Pharmacia Corporation) and Solutia in turn filed a third party complaint seeking contribution from the United States, several federal agencies, and six more companies, in addition to us. As potentially responsible parties themselves, Pharmacia and Solutia are seeking to recover unspecified proportionate shares from each of the other parties, in addition to us, of an as yet undetermined total cleanup cost. A subsidiary of ours had operated an inorganic fertilizer plant in Sauget, Illinois for a number of years prior to closing it in the 1960's. We cannot predict what, if any, additional remediation efforts might be necessary in the Sauget, Illinois area, or whether we might be made a party to any litigation related to such additional remediation.

         Other Litigation. We are also a party to several other lawsuits, claims and loss contingencies incidental to our business, including assertions by certain regulatory agencies related to air, wastewater, and storm water discharges from our processing facilities.

         Self Insured Risks. We purchase our workers compensation, auto and general liability insurance on a retrospective basis. We estimate and accrue our expected ultimate costs related to claims occurring during each fiscal year and carry this accrual as a reserve until these claims are paid by us.

         As a result of the matters discussed above, we have established loss reserves for insurance, environmental and litigation matters. At March 29, 2003 and December 28, 2002, the reserve for insurance, environmental and litigation contingencies reflected on the balance sheet in accrued expenses and other non-current liabilities, was approximately $12.5 million and $14.0 million, respectively. Our management believes these reserves for contingencies are reasonable and sufficient based upon present governmental regulations and information currently available to management; however, we cannot assure you that final costs related to these matters will not exceed current estimates. We believe that any additional liability relative to these lawsuits and claims that may not be covered by insurance would not likely have a material adverse effect on our financial position, although it could potentially have a material impact on the results of operations in any one year.

Regulations

         We are subject to the rules and regulations of various federal, state and local governmental agencies. Material rules and regulations and the applicable agencies are:

         o the Food and Drug Administration (FDA), which regulates food and feed safety;

         o    the  United  States  Department  of  Agriculture   (USDA),   which
              regulates collection and production methods;

         o the Environmental Protection Agency (EPA), which regulates air and water discharge requirements, as well as local and state agencies governing air and water discharge;

         o state Departments of Agriculture, which regulate animal by-product collection and transportation procedures and animal feed quality; and

         o the United States Department of Transportation (USDOT), as well as local and state agencies, which regulate the operation of our commercial vehicles.

         Such rules and regulations may influence our operating results at one or more facilities.

         Effective August, 1997, the FDA promulgated a rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals. The intent of this rule is to prevent the spread of BSE, commonly referred to as "mad cow disease," should the disease ever occur in the United States. Our management believes that we are in compliance with the provisions of the rule.

                                 OUR MANAGEMENT


Executive Officers and Directors

         Our executive officers and directors, their ages and their positions as of May 14, 2003, are as follows: Our executive officers serve at the discretion of the Board of Directors.

         Name                                         Age    Position
         ----                                         ---    --------

         Randall C. Stuewe                            40     Chairman of the Board and Chief Executive Officer
         James A. Ransweiler                          59     President and Chief Operating Officer
         John O. Muse                                 54     Executive Vice President - Finance and Administration
         Neil Katchen                                 57     Executive Vice President - Operations
         Mitchell Kilanowski                          51     Executive Vice President - Marketing and Research
         Gilbert L. Gutierrez                         46     Senior Vice President - Business Development
         Joseph R. Weaver, Jr.                        56     General Counsel and Secretary
         O. Thomas Albrecht (1) (2) (3) (4) (5)       56     Director
         Fredric J. Klink (2) (3) (4) (5)             69     Director
         Charles Macaluso (1) (2) (3) (4) (5)         59     Director
         Richard A. Peterson (1) (2) (3) (4) (5)      61     Director

         ----------------

         (1)  Member of the audit committee

         (2)  Member of the compensation committee

         (3)  Member of the nominating committee

         (4)  Member of the search committee

         (5)  Member of the special committee

         Randall C. Stuewe has served as our Chairman and Chief Executive Officer since February 2003. From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. as executive vice president and most recently as president of Gilroy Foods. Prior to serving at ConAgra Foods, he spent twelve years in management, sales and trading positions at Cargill, Inc.

         James A. Ransweiler has served as the President and Chief Operating Officer of our company since August 1999. Mr. Ransweiler served as the President of Darling Rendering from October 1997 to August 1999. From August 1986 to October 1997, he served as Vice President of our Eastern Region, except for the period from January 1989 to February 1990 when he served as Special Projects Coordinator.

         John O. Muse has served as our Executive Vice President - Finance and Administration since February 2000. From October 1997 to February 2000, he served as our Vice President and Chief Financial Officer. From 1994 to October 1997 he served as Vice President and General Manager at Consolidated Nutrition, L.C. Prior to serving at Consolidated Nutrition, Mr. Muse was Vice President of Premiere Technologies, a wholly-owned subsidiary of Archer-Daniels-Midland
Company. Since August 1998, Mr. Muse has served on an advisory board for FM Global.

         Neil Katchen has served as Executive Vice President - Operations since November 2001. Prior thereto he served as Vice President of our Eastern Region beginning in October 1997 and served as General Manager of our Newark, New Jersey facility from January 1990 to October 1997.

         Mitchell Kilanowski has served as our Executive Vice President - Marketing and Research since January 1999. From September 1997 to January 1999, Mr. Kilanowski served as our Vice President-Marketing. From

August 1986 to September 1997 he served as Director of Domestic Sales. From March 1975 to August 1986 he served in customer sales and service.

         Gilbert L. Gutierrez has served as our Senior Vice President - Business Development since November 2001. Prior thereto he served as General Manager of our Los Angeles, California facility from June 1997 to November 2001. Prior to serving as General Manager, he served as our Vice President - Human Resources.

         Joseph R. Weaver, Jr. has served as our General Counsel since March 1997 and as our Secretary since April 1997. From May 1994 to March 1997, he served as Secretary and General Counsel of AAF-McQuay, Inc. From January 1990 to April 1994, Mr. Weaver served as Assistant General Counsel of AAF-McQuay, Inc., then known as Snyder General Corporation.

         O. Thomas Albrecht was employed by the McDonald's Corporation from 1977 until his retirement in March 2001. Most recently, from 1995 until March 2001, Mr. Albrecht served as a senior vice president and chief purchasing officer of McDonald's Corporation. Mr. Albrecht has served as a director of our company since May 2002.

         Fredric J. Klink has been a director of our company since April 1995. Since December 31, 2001, Mr. Klink has been "of counsel" at the law firm of Dechert LLP. Prior thereto he was a partner at the law firm of Dechert LLP for more than five years. Mr. Klink's law practice concentrates on mergers and acquisitions, securities, and international work. He received his LL.B. from Columbia Law School in 1960.

         Richard A. Peterson has been the managing principal of Peterson & Associates, a firm specializing in financial restructuring and strategic advisory services to management and directors of distressed companies, a firm he founded in April 2001. Prior thereto, Mr. Peterson was a senior vice president and regional manager in the managed assets department of Bank One, NA, from April 1999 until his retirement in April 2001. From the Fall of 1998 until April 1999, he was a first vice president and regional manager in the managed assets department of Bank One, N.A.; and he held the same position with Bank One, N.A.'s predecessor, First National Bank of Chicago, from 1995 until the Fall of 1998. He was employed by First National Bank of Chicago from October 1981 to 1995 in various capacities in the "workout and turnaround" group for large corporate credits. Mr. Peterson has served as a director of our company since May 2002.

         Charles Macaluso has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts, since 1998. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso is currently a director of Elder-Beerman Stores Corp. (NASDAQ: EBSC), where he serves as Chairman of the Strategic Planning Committee and serves on the Audit and Finance Committee and also serves as a director of Flag Telecom, Ltd. and is a member of the audit committee. Mr. Macaluso also serves as a director of the following companies: Crescent Public Telephone, Inc. (chairman), Prime Succession, Inc. (chairman), and Lazy Days RV Centers, Inc. Mr. Macaluso has served as a director of our company since May 2002.

Director Compensation

         Prior to October 1, 2002, non-employee members of the Board of Directors were paid a $25,000 annual retainer. Each outside director received $1,500 for each board meeting or $1,000 for each committee meeting personally attended, or $500 if a committee meeting was attended before or after a board meeting, and $750 for each board or committee meeting attended by telephone. Effective October 1, 2002, the annual retainer became $35,000. The chairman of the audit, compensation, nominating and special committee each receive an additional $5,000 annual retainer. The chairman of the search committee received a one-time $10,000 fee for 2002. Also effective October 1, 2002, each outside director receives $1,500 for each board or committee meeting attended in person or by video where minutes are taken, or $1,000 if attended by telephone.

         Under the Non-Employee Directors Stock Option Plan, prior to May 17, 2000, each outside director was granted an option to purchase 15,000 shares of our common stock on the tenth business day of July 1995 and was granted an identical option on the tenth business day of July of each year thereafter. Each outside director elected after July 1995 but prior to May 17, 2000, was granted an option to purchase 21,000 shares of our common stock on the day he was first elected by our stockholders as a member of the Board of Directors. Pursuant to an amendment to the Non-Employee Directors Stock Option Plan adopted on May 17, 2000, each outside director elected on or after May 17, 2000 is granted options to buy 4,000 shares of our common stock when he is first elected to the Board of Directors by our stockholders. On the date of each calendar year thereafter on which our independent auditors sign their annual audit report, options to purchase 4,000 shares of our common stock are granted under the Non-Employee Directors Stock Option Plan to each of our outside directors, but such grants occur only if we obtain 90% of our target EBITDA for our most recent completed fiscal year. The per share exercise price of each option granted under the Non-Employee Directors Stock Option Plan is equal to the fair market value per share of our common stock on the date of grant of the options relating thereto. Twenty-five percent of the shares subject to each option vest on the date that is six months following the date of grant and 25% of the shares vest on each of the first, second and third anniversaries of the date of grant thereafter. Options to purchase an aggregate of 450,000 shares of our common stock may be granted under the Non-Employee Directors Stock Option Plan.

         If while unexercised options remain outstanding under the Non-Employee Directors Stock Option Plan, any of the following events occur, all options granted under the Non-Employee Directors Stock Option Plan become exercisable in full, whether or not they are otherwise exercisable:

         o any entity other than us makes a tender or exchange offer for shares of our common stock pursuant to which purchases are made,

         o our stockholders approve a definitive agreement to merge or consolidate our company with or into another corporation or to sell all or substantially all of our assets or adopt a plan of liquidation,

         o the beneficial ownership of securities representing more than 15% of the combined voting power of our company is acquired by any person, or

         o during any period of two consecutive years, the individuals who at the start of such period were members of the Board of Directors cease to constitute at least a majority thereof, unless the election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the start of such period.

         In the case of a merger where we are the surviving entity and in which there is a reclassification of the shares of our common stock, each option shall become exercisable for the kind and amount of shares of stock or other securities receivable upon such reclassification or merger. Upon consummation of the Recapitalization in May 2002, all then outstanding options granted under the Non-Employee Directors Stock Option Plan became exercisable in full, whether or not they were otherwise exercisable.

         On March 15, 2002, each outside director as of such date (Messrs. Colonnetta, Klink, Longmire and Waterfall) was granted 4,000 options with a per share exercise price of $0.56 under the Non-Employee Directors Stock Option Plan because we achieved in excess of 90% of our targeted EBITDA for the fiscal year ended December 29, 2001. The per share exercise price of each option granted under the Non-Employee Directors Stock Option Plan is equal to the fair market value per share of our common stock on the date of grant of the options relating thereto. On May 10, 2002, each of Messrs. Albrecht, Macaluso and Peterson, upon his election to our Board of Directors was granted options to purchase 4,000 shares of our common stock with a per share exercise price of $0.80 per share. In total, 28,000 options were granted under the Non-Employee Directors Plan during the fiscal year ended December 28, 2002.

         On March 26, 2003, each outside director as of such date (Messrs. Albrecht, Klink, Macaluso and Peterson) was granted 4,000 options with a per share exercise price of $1.99 under the Non-Employee Directors Stock Option Plan because we achieved in excess of 90% of our targeted EBITDA for the fiscal year ended December 28, 2002.

Executive Compensation

         The following table sets forth certain information with respect to annual and long-term compensation for services in all capacities for fiscal years 2002, 2001 and 2000 paid to our five most highly compensated executive officers who were serving as such at December 28, 2002.


                                               Summary Compensation Table
                                                                                        Long-Term
                                                    Annual Compensation                Compensation
                                                                                       ------------
                                                                                        Number of
                                                                                        Securities
               Name and                                                                 Underlying         All Other
          Principal Position                Year         Salary          Bonus            Options        Compensation
          ------------------                ----         ------          -----          -----------      ------------

Denis J. Taura                              2002        $210,000          --               --              $805,815(4)
   Chairman and Chief Executive             2001         700,000(2)       --               --                 --
     Officer (1)                            2000         520,000(3)       --          1,080,000(6)           13,200(5)

James A. Ransweiler                         2002         335,000        $91,106            --                 --
   President and Chief Operating            2001         307,500         30,000          90,000(7)            --
     Officer                                2000         300,000                           --                 --

John Muse                                   2002         252,788         54,844            --                 --
   Executive Vice President -               2001         216,924         20,000          45,000(7)            --
     Finance and Administration             2000         197,693          --               --                 --

Neil Katchen                                2002         220,000         71,250            --                 --
   Executive Vice President -               2001         200,000         20,000          73,800(7)            --
     Operations                             2000         195,000          --               --                 --

Mitchell Kilanowski                         2002         180,000         23,911            --                 --
   Executive Vice President -               2001         164,000         10,000          45,000(7)            --
     Marketing and Research                 2000         160,000          --               --                 --


     (1)  Mr.  Taura  resigned  as  Chairman  and Chief  Executive  Officer of our  company on February 3, 2003 and was replaced on such date by Mr. Stuewe.  Mr. Taura continued to serve as a director of our company until May 13,
          2003.

    (2)   Of this amount,  $180,000  represents  additional  salary paid to Mr.  Taura as  compensation  for  extensive additional time spent on company matters during fiscal 2001.

    (3)   Of this amount, $130,000 represents compensation paid to Taura Flynn & Associates, LLC, of which Mr. Taura is a principal,  for  services  provided to our company by Mr. Taura as Chief  Executive  Officer  pursuant to a loan-out agreement.  Effective March 15, 2000, Mr. Taura became an employee of our company. Mr. Taura did not participate in any of our employee benefit plans.

    (4)   Of this amount,  $346,667 represents severance payments as described below under "Employment  Agreements" and
          $459,148  represents  consulting  fees paid to Taura Flynn & Associates  LLC.  Upon the  consummation  of the
          Recapitalization  effective as of May 10, 2002, Mr. Taura was retained as a consultant to our company and the remaining  portion of Mr.  Taura's  salary for 2002 was paid to Taura Flynn &  Associates,  LLC, of which Mr.
          Taura is a principal,  for services  provided to our company by Mr. Taura as Chief Executive Officer pursuant to a consulting  agreement.  Mr. Taura's entry into the consulting agreement was a condition precedent to the consummation of the Recapitalization Agreement.

    (5)   $13,200 represents payments of management  consulting fees and expenses to Taura Flynn & Associates,  LLC, of which Mr. Taura is a principal, for services provided to us.

    (6)   Amount  represents  (i) options to purchase  540,000  shares of our common stock  granted  March 15, 2000 and ratified by  shareholders  on May 17,  2000;  and (ii)  options  granted on December  13, 2000 to purchase an additional 540,000 shares of our common stock.

    (7)   On May 16, 2001, our stockholders  authorized the Board of Directors to grant under the 1994 Plan on or after
          June 4, 2001 options to purchase 735,355 shares of our common stock at 100% of fair market value on such date to key employees who surrendered an equal number of options on December 1, 2000. On June 5, 2001,  options to purchase 703,385 shares of our common stock were issued to such key employees at $0.50 per share.


Option Grants

         No options were granted by us to any of the executive officers named in the summary compensation table above during the fiscal year ended December 28, 2002. Upon Randall Stuewe's appointment as Chairman and Chief Executive Officer effective February 3, 2003, Messr. Stuewe was issued options under the 1994 Plan to purchase 250,000 shares of our common stock at $1.96 per share.

Option Exercises and Year-End Options Values

         The following table sets forth certain information with respect to options exercised during the fiscal year ended December 28, 2002 by each of the executive officers named in the summary compensation table above and the value of unexercised options held by such executive officers at December 28, 2002:


                              Options Exercised in
                                   Fiscal 2002                 Number of Securities           Value of Unexercised In-
                         ------------------------------      Underlying Unexercised             the-Money Options at
                             Shares                       Options at December 28, 2002            December 28, 2002
                           Acquired on      Value                 Exercisable (E)                  Exercisable (E)
                            Exercise       Realized              Unexercisable (U)               Unexercisable (U)(1)
                           -----------     --------        ----------------------------        -----------------------

Denis J. Taura                 --              --                 1,206,000(E)                      $675,000(E)
                                                                          0(U)                             0(U)
James A. Ransweiler            --              --                   200,832(E)                        45,000(E)
                                                                     54,000(U)                        67,500(U)
John O. Muse                   --              --                    18,000(E)                        22,500(E)
                                                                     27,000(U)                        33,750(U)
Neil Katchen                   --              --                    29,520(E)                        36,900(E)
                                                                     44,280(U)                        55,350(U)
Mitchell Kilanowski            --              --                    18,000(E)                        22,500(E)
                                                                     27,000(U)                        33,750(U)

    (1) Based on the difference between the closing price of our common stock on December 28, 2002 ($1.75 per share) and the exercise price of the option.


Employment Agreements

         We have entered into an employment agreement dated as of February 3, 2003 with Mr. Stuewe, our Chairman and Chief Executive Officer. The employment is for an interim term of not less than four and not more than nine months from the date of the agreement. Unless we notify Mr. Stuewe that the interim period has been terminated and that the term shall not commence, the term of the employment agreement will commence at the end of the interim period and continue for a period of three years, subject to extension for successive one-year periods thereafter unless terminated by not less than six months prior notice by either us or Mr. Stuewe and termination with or without cause as defined in the agreement.

         Mr. Stuewe is employed as our Chairman and Chief Executive Officer and serves as a member of our Board of Directors. The employment agreement provides for an annual base salary of $400,000, subject to annual increases at the discretion of the compensation committee of our Board of Directors. The agreement also provides for Mr. Stuewe to receive our standard retirement and welfare benefits for executive officers. Mr. Stuewe's employment agreement also includes a severance agreement as described below.

         On February 3, 2003, the effective date of the employment agreement, we granted Mr. Stuewe stock options to purchase 250,000 shares of our common stock at $1.96 per share (an exercise price equal to 100% of the fair market value of our common stock on the effective date) pursuant to the terms of our 1994 Plan and an individual stock option agreement between Mr. Stuewe and us. 62,500 options became exercisable on February 3, 2003 and 62,500 options become exercisable on each of the first three anniversary dates of the grant.

         In addition, at the commencement of the term (following the expiration of the interim term) the employment agreement provides that we will grant to Mr. Stuewe 250,000 additional options at an option exercise price equal to 100% of the fair market value of our common stock on the date of commencement of the term, pursuant to the terms of the 1994 Plan and of an individual stock option agreement between Mr. Stuewe and us. 62,500 options will become exercisable immediately and 62,500 options become exercisable on each of the first three anniversary dates of the grant.

         During the employment period, Mr. Stuewe is entitled to receive a bonus in an amount equal to 60% or greater of Mr. Stuewe's then base salary (but not in excess of Mr. Stuewe's base salary) based upon the relationship of actual "EBITDA" (as defined in the employment agreement) for a fiscal year to budgeted EBITDA as established by the Board of Directors for such fiscal year.

         We  have  entered  into  severance  agreements  with  Messrs.   Stuewe,
Ransweiler, Muse, Katchen and Kilanowski which provide, subject to certain conditions, for severance compensation equal to one year's compensation to the officer (except that in Mr. Stuewe's case, during the interim term only, as defined in his employment agreement, severance compensation is limited to $75,000 plus, depending upon the date of termination, a portion of one year's compensation) in the event of a termination of the officer's employment unless such termination is voluntary or based upon cause as defined in the agreements. The Recapitalization constituted a change of control under the terms of Mr. Taura's severance agreement, which provided for payment of two years base compensation. Pursuant to an amendment to the severance agreement that was entered into as a condition precedent to closing of the Recapitalization, such payments are payable in twenty-four equal monthly installments, commencing on May 13, 2002; provided, that when Mr. Taura ceases to be a member of our Board of Directors the balance of his severance will become immediately due and payable.

Stock Option Plans

         1993 Plan. The Board of Directors has suspended the 1993 Flexible Stock Option Plan and no further options are to be issued under such plan. Officers and other key employees of Darling were eligible to receive options under the 1993 Plan. In December 1993, we granted options covering 1,483,500 shares of our common stock to seven members of our management pursuant to the 1993 Plan. The exercise price of these options is $2.857 per share. These options vested 20% on the date of grant and vest 20% on each anniversary date thereof. All options under the 1993 Plan have fully vested. The options granted pursuant to the 1993 Plan are intended to be incentive stock options to the maximum extent permissible under the Internal Revenue Code of 1986, as amended and nonqualified stock options to the extent not incentive stock options. 184,066 of the shares covered by these options were transferred to the 1994 Plan prior to the three-for-one stock split, pursuant to shareholder approval at the annual meeting of stockholders held May 20, 1997.

         1994 Plan. Our compensation committee may grant options under the 1994 Employee Flexible Stock Option Plan to officers and other key employees of Darling. The purpose of the 1994 Plan is to attract, retain and motivate officers and key employees, and to encourage them to have a financial interest in our company. In 1994, 500,000 options, each to buy one share of our common stock, were authorized for the 1994 Plan and pursuant to stockholder approval at the annual meeting of stockholder held May 20, 1997, 184,066 options forfeited or canceled under the 1993 Plan were authorized as additional options available for grant under the 1994 Plan. Therefore, after the effect of the three-for-one stock split, a total of 2,052,198 options were authorized to be granted under the 1994 Plan. Pursuant to stockholder approval at the annual meeting of stockholders held May 27, 1998, 500,000 additional options were authorized for the 1994 Plan bringing the total authorized to be granted under the 1994 Plan to 2,552,198 options. Pursuant to stockholder approval at the annual meeting of stockholders held May 17, 2000, the number of authorized shares under the 1994 Plan was reduced from 2,552,198 to 2,012,198 shares. Options granted pursuant to the 1994 Plan typically vest 20% on the date of grant and 20% on each anniversary date thereof. Pursuant to the acceleration provisions of the 1994 Plan relating to change of control, upon consummation of the Recapitalization in May 2002, all then outstanding options granted under the 1994 Plan became exercisable in full, whether or not they were otherwise exercisable, except that the options granted on June 5, 2001, as described below, did not accelerate upon consummation of the Recapitalization.

         Under the 1994 Plan, stock options are awarded based on an individual's level of responsibility within his or her area, such individual's executive development potential and competitive market norms. Options granted under the 1994 Plan are granted at 100% of the fair market value of the stock on the date of grant.

         On May 16, 2001, our stockholders authorized the Board of Directors to grant under the 1994 Plan on or after June 4, 2001 options to purchase 735,355 shares of our common stock at 100% of fair market value on such date to key employees who surrendered an equal number of options on December 1, 2000. On June 5, 2001, options to purchase 703,385 shares of our common stock were issued to such key employees at $0.50 per share.

         During fiscal 2002, no options to purchase shares of our common stock were granted under the 1994 Plan.

         Non-Employee Directors Stock Option Plan. For a description of the Non-Employee Directors Stock Option Plan, see the disclosure set forth above under "Director Compensation."

Equity Compensation Plans

         The following table sets forth certain information as of December 28, 2002 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

         o the number of securities to be issued upon the exercise of outstanding options;

         o the weighted-average exercise price of the outstanding options, and

         o the number of securities that remain available for future issuance under the plans.


                                          Number of securities
                                            to be issued upon                                   Number of securities
                                               exercise of       Weighted-average exercise       remaining available
                                               outstanding          price of outstanding         for future issuance
                                            options, warrants        options, warrants              under equity
Plan Category                                  and rights                and rights              compensation plans
-------------------------------------   ----------------------   -------------------------      ---------------------

Equity compensation plans approved by
  security holders                            2,917,165 (1)                   $1.93                    802,373

Equity compensation plans not approved
  by security holders                                 0                         -                            0
                                              -------------                   -----                    -------

Total                                         2,917,165                       $1.93                    802,373

     (1) Includes (i) shares underlying options that may be issued pursuant to the 1993 Plan, the 1994 Plan and the Non-Employee Director Stock Option
         Plan, all of which plans have been previously approved by our stockholders, (ii) 540,000 shares underlying options that may be issued outside of the 1994 Plan under an option agreement with Mr. Taura that was previously approved by our stockholders and (iii) shares underlying
         Former Class A Options that have been previously approved by our stockholders.


Annual Incentive Plan

         Our annual incentive plan is administered by our compensation committee and provides incentive cash bonuses to corporate and regional executives. In fiscal 2002, the annual incentive plan was tied to plan components comprised of actual levels achieved for EBITDA, collection/service charge revenue, operating expenses, safety goals, raw material procurement and individual initiatives. Incentive earned under each component is calculated independently of the other components and is expressed in terms of a percentage of base salary.

Pension Plan Table

         The following table illustrates the approximate annual pension that the executive officers named in the summary compensation table above (other than Mr. Taura) would receive under the Salaried Employee's Retirement Plan if the plan remains in effect and such executive officers retired at age 65. However, because of changes in the tax laws or future adjustments to benefit plan provisions, actual pension benefits could differ significantly from the amounts set forth in the table.

                                                              Estimated Annual Pension
                               ---------------------------------------------------------------------------------------
                                                                 (Years of Service)
Average Annual Salary During
      the Last 5 Years               15                20                 25                 30              35
------------------------------ ---------------- ------------------ ------------------ ----------------- --------------

          $150,000                 $40,500           $54,000           $ 67,500           $ 71,250         $ 75,000
           175,000                  47,250            63,000             78,750             83,125           87,500
           200,000                  54,000            72,000             90,000             95,000          100,000
           235,840                  63,677            84,902            106,128            112,024          117,920


         The above amounts do not reflect the compensation limitations for plans qualified under the Internal Revenue Code, effective January 1, 1994. Effective January 1, 2002, annual compensation in excess of $200,000 ($235,840 for 1993) is not taken into account when calculating benefits under the Retirement Plan. Such limitation will not, however, operate to reduce plan benefits accrued as of December 31, 1993.

         If the executive officers named in the summary compensation table above (other than Mr. Taura) remain employees of our company until they reach age 65, the years of credited service for Messrs. Stuewe, Ransweiler, Muse, Katchen and Kilanowski will be as follows: Stuewe, 25 years; Ransweiler, 24 years; Muse, 16 years; Katchen, 40 years; and Kilanowski, 40 years.

         The Retirement Plan is a non-contributory defined benefit plan. Office and supervisory employees, not covered under another plan, automatically become participants in the plan on the earlier of January 1 or July 1 following completion of 1,000 hours of service in a consecutive twelve-month period. Upon meeting the eligibility requirement, employees are recognized as a participant from the date of commencement of their service with our company. Eligible employees become fully vested in their benefits after completing five years of service. Benefits under the plan are calculated on "average monthly pay" based upon the highest 60 consecutive months of the latest 120 months (and subject to the limitations discussed above) and the years of service completed.

         The basic pension benefit is equal to 45% of the employee's average monthly pay, reduced proportionally for years of service less than 25 years. The multiple is increased 0.5% per year for years of service in excess of 25 years to a maximum of 15 additional years.

                      REPORT OF THE COMPENSATION COMMITTEE

         The following report of the compensation committee and the performance graph that appears immediately after such report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

         Our executive compensation program is designed to attract, motivate, reward and retain the executive officers needed to achieve our business objectives, to increase our profitability and to provide value to our stockholders. The program has been structured and implemented to provide competitive compensation opportunities and various incentive awards based on company and individual performance. Our executive compensation program is composed of three principal components: base salary, short term incentive awards and long term incentive awards.

Base Salaries

         The base salaries of our five most highly compensated executive officers who were serving as such at December 28, 2002 are set forth in the summary compensation table located above. The base salary of Mr. Taura, our former Chairman and Chief Executive Officer, was established and reviewed by the compensation committee. Executive positions are grouped by grades which are part of our company's overall salary structure. The base salaries of senior executives, except those established by employment agreements, are reviewed to determine if adjustment is necessary based on competitive practices and economic conditions. Salaries are adjusted within grade ranges based on individual performance and changes in job content and responsibilities.

Short Term Incentive Awards

         The short-term program, or Annual Incentive Plan, consists of an opportunity for the award of an annual incentive cash bonus in addition to the payment of base salary. In 2002, our Annual Incentive Plan for corporate and division executives was tied to plan components comprised of actual levels achieved for EBITDA, collection/service charge revenue, operating expenses, safety goals, raw material procurement and individual initiatives. Incentive earned under each component is calculated independently of the other components and is expressed in terms of a percentage of base salary.

         In fiscal 2002, our company met the predetermined threshold established for the payment of cash incentive awards to all employees participating in the Annual Incentive Plan. Under the Annual Incentive Plan, senior executives are entitled to receive annual bonuses of up to 60% of their base salaries. Additionally, for fiscal 2002, our company paid certain other discretionary bonuses outside the Annual Incentive Plan.

Long Term Incentive Awards

         In connection with a financial restructuring of our company consummated in December 1993, long term incentive awards in the form of stock options were granted to certain of our executive officers under the 1993 Plan. In fiscal 1997, the Board of Directors suspended the 1993 Plan and no further options are to be issued under such plan.

         Under the 1994 Plan, stock options are awarded based on an individual's level of responsibility within his or her area, such individual's executive development potential and competitive market norms. Options granted under the 1994 Plan are granted at 100% of the fair market value of the stock on the date of grant.

                                       Fredric J. Klink
                                       O. Thomas Albrecht
                                       Charles Macaluso
                                       Richard A. Peterson

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT


         Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the Securities and Exchange Commission various reports as to ownership of such common stock. Such persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Taura served as our Chairman of the Board and Chief Executive Officer from August 1999 to February 2003. Mr. Taura is a partner in the management consulting firm Taura Flynn & Associates, LLC. Prior to Mr. Taura becoming our employee, he served as our Chairman of the Board and Chief Executive Officer pursuant to an agreement between Taura, Flynn & Associates and us. Upon consummation of the Recapitalization in May 2002, Mr. Taura was retained as a consultant to serve as our Chairman and Chief Executive Officer pursuant to an agreement between Taura, Flynn & Associates and us. Instead of paying Mr. Taura as a salaried employee during the remainder of 2002, Taura, Flynn & Associates was paid an equivalent amount for his services. See "Our Management--Executive Compensation" above for information regarding the amounts paid to Mr. Taura and to Taura Flynn & Associates during fiscal 2002.

         Fredric J. Klink, one of our directors, was a partner in the law firm of Dechert LLP until December 31, 2001 when he became "of counsel" at Dechert LLP. We paid Dechert LLP $463,631 during fiscal 2002 for the performance of various legal services.

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the change in the cumulative total stockholder return on our company's common stock with the cumulative total return of the AMEX Stock Market - U.S. Index, the Dow Jones Industrial Pollution Control/Waste Management Index, and the CSFB-Nelson Agribusiness Index for the period from January 3, 1998 to December 28, 2002, assuming the investment of $100 on January 3, 1998 and the reinvestment of dividends.

         The stock price performance shown on the graph only reflects the change in our company's stock price relative to the noted indices and is not necessarily indicative of future price performance.

                                          COMPARISON OF CUMULATIVE TOTAL RETURN
                                                   DARLING COMMON STOCK
                                                 AMEX STOCK MARKET- U.S.
                              DOW JONES INDUSTRIAL POLLUTION CONTROL/WASTE MANAGEMENT INDEX
                                              CSFB-NELSON AGRIBUSINESS INDEX




                                                     [GRAPH OMITTED]


----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
                                       Jan. 3,        Jan. 2,       Jan. 1,      Dec. 30,      Dec. 29,      Dec. 28,
                                         1998           1999          2000         2000          2001          2002
----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------

Darling International Inc.              100             36.03         25.00         4.41          7.65         20.59

----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
Dow Jones Industrial Pollution
Control/Waste Management Index          100            105.26         58.46        82.14         93.56         71.74

----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
CSFB - Agribusiness Index               100            103.02         86.74       105.91        127.46        114.41

----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
AMEX Stock Market - US                  100            107.75        142.17       131.86        124.20        100.19

----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------

                                                           -51-

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners


         The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of June 27, 2003, by each person or group within the meaning of Rule 13d-3 under the Exchange Act who is known to our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by such persons.

                                                                                Amount and
                                                                                 Nature of
                                                                                Beneficial              Percent
Name and Address of Beneficial Owner                                           Ownership (1)            of Class
------------------------------------                                           -------------            --------

Credit Lyonnais New York Branch (2).............................                 4,359,141                  7.0%
Daple, S.A. / PPM America Special Investments CBO II, L.P. /                    17,902,607                 28.7%
     PPM America Special Investments Fund, L.P. (3) ............
Bank One N.A. (4)...............................................                 6,434,923                 10.3%
Cerberus Partners, L.P. (5)....................................                  8,355,849                 13.4%
Avenue Special Situations Fund II L.P. (6).....................                  6,038,530                  9.7%

------------------------------

*      Less than 1%

(1) Except as otherwise indicated in the footnotes below, the entities named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

(2)    The  address  for Credit  Lyonnais  New York Branch is 1301 Avenue of the
       Americas, New York, NY 10019.

(3)    PPM America  Special  Investments  Fund,  L.P.  ("SIF I") and PPM America
       Special  Investments CBO II, L.P. ("CBO II") are each  investment  funds.
       Daple, S.A. ("Daple") is a special purpose entity formed for the purpose of investing, which invests on a pro rata basis with each of SIF I and CBO II. PPM America Fund Management GP, Inc. ("SIF I GP") serves as the managing general partner of SIF I. PPM America CBO II Management Company
       ("CBO II GP") serves as the general partner of CBO II. PPM MGP (Bermuda),
       Ltd.  ("PPM  Bermuda")  serves as the  general  partner of CBO II GP. PPM
       America, Inc. ("PPM America") serves as investment manager/adviser to each of SIF I and CBO II. PPM America also serves as the investment adviser to Daple and PPM Bermuda serves as the special investment manager to Daple. Each of SIF I GP, CBO II GP, PPM Bermuda and PPM America are subsidiaries of PPM Holdings, Inc. ("Holdings"). The address for SIF I,
       SIF I GP,  CBO II,  and CBO II GP is 225 West  Wacker  Drive,  Suite 975,
       Chicago,  Illinois 60606,  the address for PPM America is 225 West Wacker
       Drive,  Suite  1200,  Chicago,  Illinois  60606,  and the address for PPM
       Bermuda is Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. Each of SIF I, SIF I GP, CBO II, CBO II GP, PPM America and Holdings is organized under the laws of the State of Delaware. PPM Bermuda is organized under the laws of Bermuda. Daple is a company incorporated with limited liability under the laws of Luxembourg.

       For purposes of determining beneficial ownership of shares of common stock pursuant to Rule 13d-3 promulgated under the Securities Exchange
       Act of 1934, as amended, (i) SIF I is the legal and beneficial owner of 10,522,770 shares of common stock (the "SIF I Securities") and none of the SIF I Securities are owned directly or indirectly by SIF I GP, PPM
       America or Holdings, (ii) CBO II is the legal and beneficial owner of 6,659,897 shares of common stock (the "CBO II Securities") and none of the CBO II Securities are owned directly or indirectly by CBO II GP, PPM
       Bermuda, PPM America or Holdings, and (iii) PPM America and PPM Bermuda are the beneficial owners of 719,940 shares of common stock registered in the name of Daple (the "Daple Securities") due to the fact that Daple has delegated all of its power to vote and to acquire and dispose of the Daple Securities to PPM America and PPM Bermuda. SIF I, SIF I GP, PPM
       America and Holdings may be deemed to share voting and investment power with respect to the SIF I Securities, CBO II, CBO II GP, PPM Bermuda, PPM
       America and Holdings may be deemed to share voting and investment power with respect to the CBO II Securities, and PPM America and PPM Bermuda share and Holdings may be deemed to share, voting and investment power with respect to the Daple Securities. SIF I GP, PPM America and Holdings disclaim beneficial ownership of the SIF I Securities and CBO II GP, PPM
       Bermuda, PPM America and Holdings disclaim beneficial ownership of the CBO II Securities. Holdings disclaims beneficial ownership of the Daple
       Securities.

                                      -52-

(4)     The address for Bank One N.A. is 1 Bank One Plaza, Chicago, IL 60670.

(5)     Based on information in a Schedule 13D filed by Stephen  Feinberg on May
        22, 2002, Mr. Feinberg possesses the sole power to vote and direct the disposition of all 8,355,849 shares of common stock of Darling held by Cerberus Partners, L.P. and thus may be deemed to beneficially own such shares. The address for Cerberus Partners, L.P. is 450 Park Avenue, 28th
        Floor, New York, NY 10022.

(6)     The address for Avenue  Special  Situations  Fund II L.P. is 535 Madison
        Avenue, 15th Floor, New York, NY 10022.


Security Ownership of Management

         The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of June 27, 2003, by each director, each executive officer and by all executive officers and directors as a group:

                                                                                        Common
                                                    Unexercised        Stock          Percent of
                                      Common           Plan         Beneficially        Common
     Name of Individual             Stock Owned      Options (1)       Owned (2)      Stock Owned
     ------------------             -----------     -----------     ------------      -----------

Randall C. Stuewe                             0          62,500           62,500               *
Fredric J. Klink                         90,000         100,000          190,000               *
O. Thomas Albrecht                            0           2,000            2,000               *
Charles Macaluso                              0           2,000            2,000               *
Richard A. Peterson                           0           2,000            2,000               *
James A. Ransweiler                       5,000         218,832          223,832               *
Joseph R. Weaver, Jr.                         0          21,060           21,060               *
John O. Muse                              7,500          27,000           34,500               *
Neil Katchen                              5,000          44,280           49,280               *
Mitch Kilanowski                          1,500          27,000           28,500               *
Gilbert L. Gutierrez                      1,225          13,680           14,905               *
All executive officers
  and directors as a group
  (12 persons)                          110,225         520,352          630,577            1.0%

------------------

*       Represents less than one percent of our common stock outstanding.

(1) Represents options that are or will be vested and exercisable within 60 days of June 27, 2003.

(2) The persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.



                     DESCRIPTION OF SENIOR CREDIT AGREEMENT


The Senior Credit Agreement

         On May 13, 2002, the new amended and restated credit agreement was consummated and provides for a total of $17.3 million of borrowing capacity under a revolving credit facility and $61.0 million of borrowings through a term loan plus allows us to continue to have our existing letters of credit outstanding until its expiration date. In connection with the Recapitalization, $55.4 million principal amount of loans under our previous credit facility (together with $5.3 million of accrued and unpaid interest and commitment fees payable under our previous credit facility and the $3,855,000 forbearance fee payable under a forbearance agreement) were cancelled. In consideration for such cancellation we issued to the lenders 46,705,086 shares of our common stock and 100,000 shares of Series A Preferred Stock. See "Recapitalization" for a summary description of the terms of the Recapitalization.

Terms of the Revolving Credit Facility

         Our senior credit agreement includes a revolving credit facility for loans and letters of credit in the amount of $17.3 million, of which $0.4 million of loans and three letters of credit in the face amounts of $750,000, $2.35 million and $7.2 million, respectively, are issued and outstanding.

         Maturity . Borrowings under the revolving credit facility, together will all accrued and unpaid interest on borrowings under the revolving credit facility, will mature on May 10, 2007. The revolving credit facility may not be cancelled or terminated by us unless the term loan has been or will be contemporaneously repaid in full.

         Ranking. The revolving credit facility will share a first priority lien with the term loan on substantially all of our assets (subject only to certain permitted liens); provided, however, that all obligations and indebtedness under the revolving credit facility will be repaid prior to those under the term loan in the application of any payments received after the occurrence and during the continuance of an event of default under our senior credit agreement.

         Interest; Fees. Interest will accrue on borrowings under the revolving credit facility at our election at either (i) 30, 60, or 90 day LIBOR plus 5.0% per annum, payable on the last day of each such LIBOR interest period, or (ii) Credit Lyonnais New York Branch's Prime Rate plus two percent 2.0% per annum, floating with an unused commitment fee of 0.50% per annum and a facility fee of 1.50% per annum, with such prime rate interest, unused commitment fees and facility fees being payable quarterly on the last day of the third full calendar month occurring after May 10, 2002 and the last day of each third month thereafter and on the maturity date. As of May 13, 2002, the interest rate payable on borrowings under the revolving credit facility was 6.75% per annum (Credit Lyonnais New York Branch's prime rate plus 2%).

         Letter of credit fees payable to the lenders are 3% per annum on the face amount of each letter of credit outstanding, payable on quarterly payment dates in arrears plus a 0.125% per annum "fronting fee" paid to Credit Lyonnais New York Branch as Agent (for its own account) as issuer of such letter of credit.

         Conversion. Borrowings under the revolving credit facility will not be convertible into our capital stock.

Terms of the Term Loan

         Our senior credit agreement includes a term loan in the principal amount of $61.0 million.

         Maturity; Payment of Principal and Other Amounts. The term loan, together will all accrued and unpaid interest on the term loan, will mature on May 10, 2007.

         The principal balance of the term loan is required to be repaid in installments due quarterly on the last day of each third full calendar month occurring after May 10, 2002: (i) $300,000 will be due on each of the first eight quarterly payment dates, and (ii) $1,200,000 will be due on each quarterly payment date thereafter, with a final payment in the amount of the entire remaining principal balance and all accrued and unpaid interest thereon being due and payable on the maturity date. In addition, to the regularly scheduled principal and interest payments, we will make additional payments on the term loan to the extent of (i) 25% for 2002, (ii) 35% for 2003, and (iii) 50% for each year thereafter of excess cash flow (defined generally as EBITDA, less scheduled principal and interest payments on the revolving credit facility and the Term Loan and permitted capital leases, plus or minus as applicable, any changes in adjusted working capital, less cash taxes paid, less any required payments made under non-compete agreements, less permitted capital expenditures up to $10,800,000 for 2002 (increasing by 5% per year thereafter)), which shall be calculated and due annually, such payments to be applied in inverse order of maturity.

         Ranking. The term loan shares a first priority lien with the revolving credit facility on substantially all of our assets (with the exception that all obligations and indebtedness under the revolving credit facility will be repaid prior to those under the term loan in the application of any payments received after the occurrence and during the continuance of an event of default under our senior credit agreement).

         Interest. The term loan bears interest at our election at either (i) 30, 60, or 90 day LIBOR plus 5.0% per annum, payable on the last day of each such LIBOR interest period, or (ii) the Credit Lyonnais New York Branch's prime rate plus 2.0% per annum, floating, payable quarterly and on the maturity date. As of May 13, 2002, the interest rate payable on the term loan was 6.75% per annum.

         Conversion. Borrowings under the term loan are not be convertible into our capital stock.

                          DESCRIPTION OF CAPITAL STOCK

General

         Our authorized capital stock consists of 100 million shares of common stock, par value $0.01 per share, and one million shares of preferred stock, par value $0.01 per share, on a pro forma basis after giving effect to the recapitalization of our company described under the section "Recapitalization."

         The following description of our capital stock is a summary of the material terms of such capital stock. The description does not purport to be complete and is subject to and qualified in its entirety by reference to our restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, and to applicable Delaware law.

Common Stock

         As of April 28, 2003, there were 62,288,168 shares of our common stock issued and outstanding and 100,000 shares of Series A Preferred Stock issued and outstanding. 3,712,818 shares of common stock have been reserved for issuance under our stock option plans.

         The holders of our common stock are entitled to dividends as our Board of Directors may declare from funds legally available therefor, subject to the preferential rights of the holders of our preferred stock, including our Series A Preferred Stock. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders. In connection with the Recapitalization, the lenders under our senior credit agreement, the holders of 46,705,086 shares of our common stock, were granted preemptive rights to subscribe for shares of our common stock issued in the future. No other holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

         Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

         Our restated certificate of incorporation, as amended, provides that our Board of Directors may by resolution issue preferred stock in one or more classes or series and fix the designations, powers, preferences and rights of the shares of each class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preference and the number of shares constituting each class or series.

         Series A Preferred Stock

         In connection with the Recapitalization, our Board of Directors authorized the issuance of 100,000 shares of Series A Preferred Stock to the Lenders. The Series A Preferred Stock ranks senior (with respect to liquidation payments) to our common stock and any preferred stock we issue in the future unless otherwise approved by the holders of 66 2/3 of the outstanding shares of the Series A Preferred Stock.

         The  complete  text  of  the  proposed   Certificate   of   Designation
establishing the rights and preferences of the Series A Preferred Stock is attached as Annex A to the Definitive Proxy Statement we filed with the SEC on April 29, 2002. We urge you to read the Certificate of Designation in its entirety.

         Dividends. Dividends on the Series A Preferred Stock accumulates at a rate of 6% per annum on the original issue price of $100 per share. Dividends on the Series A Preferred Stock are cumulative from the issue date, whether or not declared, and accrue semi-annually and may be either paid in cash or accumulated, at our election. If accumulated, the dividends will be added to the original issue price, and dividends will thereafter accrue on the original issue price as so adjusted. Our senior credit agreement, however, prohibits us from paying dividends in cash so long as any indebtedness or commitments remain outstanding under the revolving credit facility or the term loan.

         Liquidation Preference. Upon any liquidation, dissolution or winding up of our company, each holder of Series A Preferred Stock will be entitled to be paid, before any distribution or payment is made to the holders of our common stock, the sum of the original issue price of $100 per share plus accumulated dividends and accrued and unpaid dividends not yet accumulated. We are prohibited from issuing any other preferred stock with a liquidation preference equal to or greater than the Series A Preferred Stock.

         Conversion   Rights.   The  Series  A  Preferred   Stock  will  not  be
convertible.

         Mandatory Redemption. The Series A Preferred Stock will be mandatorily redeemable upon the earliest to occur of:

         o    a change of control of our company,

         o    a sale of all or substantially all of our consolidated assets,

         o    a dissolution or liquidation of our company, and

         o    May 10, 2007

to the extent we have legally available funds, at a redemption price equal to the aggregate original issue price of the shares to be redeemed, plus accumulated dividends and accrued and unpaid dividends not yet accumulated to the date of redemption.

         This represents a significant future liability. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit agreement in an amount sufficient to enable us to redeem the Series A Preferred Stock when required to do so.

         For purposes of the mandatory redemption provisions of the Series A Preferred Stock, a change of control shall be deemed to occur when:

         o any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Lenders and their respective affiliates, individually or as a group, becomes a "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of our outstanding capital stock,

         o the first day on which a majority of the members of our Board of Directors are not "continuing directors" (defined as any member who (i) was a member of the Board of Directors on the date of issuance of the Series A Preferred Stock, (ii) was nominated for election by the Lenders in accordance with the Recapitalization Agreement, or (iii) was nominated or elected by a majority of the continuing directors who were members at the time of such nomination or election), or

         o our company consolidates with, or merges with or into, any person or entity or any person or entity consolidates with, or merges with or into, our company, pursuant to a transaction in which any of our outstanding voting capital stock is converted into or exchanged for cash, securities or other property.

         Optional Redemption. Subject to the prior payment in full of all indebtedness outstanding under our senior credit agreement, we may redeem shares of Series A Preferred Stock in multiples of not less than $1 million at any time, upon 30 days notice, at a redemption price equal to the aggregate liquidation preference of the shares to be redeemed, plus accumulated dividends and accrued and unpaid dividends not yet accumulated to the date of redemption. If less than all shares of Series A Preferred Stock are to be redeemed, they are required to be redeemed pro-rata based on the number of shares of Series A Preferred Stock owned.

         Voting Rights. Except as required by the Delaware General Corporation Law, the Series A Preferred Stock will be non-voting.

Section 203 of the Delaware General Corporation Law; Certain Anti-Takeover, Limited Liability and Indemnification Provisions

         Section 203 of the Delaware General Corporation Law

         The following is a description of certain provisions of the Delaware General Corporation Law, and our restated certificate of incorporation, as amended, and amended and restated bylaws, as amended. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, and our restated certificate of incorporation, as amended, and amended and restated bylaws, as amended.

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an "interested shareholder," unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales, and other transactions resulting in a financial benefit to the "interested shareholder." Subject to certain exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

         Certain provisions of our restated certificate of incorporation, as amended, and amended and restated bylaws, as amended could have anti-takeover effects. Our restated certificate of incorporation, as amended provides that our Board of Directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third-party to acquire us without the approval of our board.

         Indemnification

         We have included in our restated certificate of incorporation, as amended, and amended and restated bylaws, as amended provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for our common stock is EquiServe Trust Company, N.A. The Transfer Agent's address is Blue Hills Office Park, 150 Royall Street, Canton, MA 02021 and its telephone number is 781.575.3400.


                              SELLING STOCKHOLDERS


         The Series A Preferred Stock offered hereby are being registered to permit public secondary trading of such securities, and each of the selling stockholders may offer the securities for resale from time to time. See "Plan of Distribution." The number of shares of Series A Preferred Stock that may actually be sold by each selling stockholder will be determined by such selling stockholder. Because each of the selling stockholders may sell all, some or none of the shares of Series A Preferred Stock covered by this prospectus which each holds, and because the offering contemplated by this prospectus is not being underwritten, no estimate can be given as to the number of shares of Series A Preferred Stock that will be held by the selling stockholders upon termination of the offering. Shares of Series A Preferred Stock may be sold from time to time by the selling stockholders or by pledgees, donees, transferees or other successors in interest. The selling stockholders may also loan or pledge the shares registered hereunder to broker-dealers and/or others and these persons may sell the shares so loaned or upon a default may effect the sales of the pledged shares pursuant to this prospectus.

         The following table sets forth information known to us as of April 30, 2003, with respect to the beneficial ownership of each Credit Lyonnais New York Branch, PPM America Special Investments Fund, L.P., Daple, S.A., PPM America Special Investments CBO II, L.P., Bank One N.A., Credit Agricole Indosuez, Wells Fargo Bank (Texas) National Association, Ark CLO 2000-1, Limited, Cerberus Partners, L.P., and Avenue Special Situations Fund II L.P. of our Series A Preferred Stock before and after completion of the sale of the securities to be sold by each under this prospectus. The information is based upon the assumption that the selling stockholder does not sell any securities shown in the table as beneficially owned other than the securities to be sold under this prospectus and that the selling stockholder sells all such securities offered under this prospectus. We have determined beneficial ownership in accordance with the rules of the SEC.

         Except in connection with the Recapitalization and in their capacity as our lenders under our previous and our new senior credit facility, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years, other than as a result of the ownership of our securities.

         Information concerning the selling stockholders may change from time to time. This prospectus will be supplemented from time to time as appropriate to update the information set forth below and to identify any additional selling stockholders who may offer shares of Series A Preferred Stock hereunder.


--------------------------------------------------------------------------------
                                                        Series A Preferred Stock
--------------------------------------------------------------------------------
Name of Selling Stockholder                               Shares      Shares
                                                          Owned       Offered
--------------------------------------------------------------------------------
Credit Lyonnais New York Branch                            9,333        9,333
--------------------------------------------------------------------------------
PPM America Special Investments Fund, L.P.                22,531       22,531
--------------------------------------------------------------------------------
Daple, S.A.                                                1,541        1,541
--------------------------------------------------------------------------------
PPM America Special                                       14,259       14,259
  Investments CBO II, L.P.
--------------------------------------------------------------------------------
Bank One N.A.                                             13,778       13,778
--------------------------------------------------------------------------------
Credit Agricole Indosuez                                   4,444        4,444
--------------------------------------------------------------------------------
Wells Fargo Bank (Texas) National Association                  1            1
--------------------------------------------------------------------------------
Ark CLO 2000-1, Limited                                    2,222        2,222
--------------------------------------------------------------------------------
Cerberus Partners, L.P.                                   17,891       17,891
--------------------------------------------------------------------------------
Avenue Special Situations Fund II L.P.                    14,000       14,000
--------------------------------------------------------------------------------

         We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration of the securities.

                              PLAN OF DISTRIBUTION

         We will not receive any of the proceeds of the sale of the securities offered hereby. We are registering for resale by the selling stockholders and certain transferees a total of 100,000 shares of our Series A Preferred Stock, all of which are issued and outstanding.

         The selling stockholders may pledge or grant a security interest in some or all of the shares of Series A Preferred Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Series A Preferred Stock from time to time pursuant to this prospectus. The selling stockholders also may transfer and donate the shares of Series A Preferred Stock in certain circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The Series A Preferred Stock offered hereby may be sold from time to time by the selling stockholders or, to the extent permitted, by pledgees, donees, transferees or other successors in interest. All or a portion of the Series A Preferred Stock offered by the selling stockholders may be disposed of from time to time in one or more transactions through any one or more of the following means:

         o    by the purchasers directly;

         o in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling stockholders or such successors in interest and/or from the purchasers of the Series A Preferred Stock for whom they may act as agent;

         o    by the writing of options on the Series A Preferred Stock;

         o by the pledge of the Series A Preferred Stock as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Series A Preferred Stock or interests therein;

         o through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

         o through a block trade in which the broker or dealer so engaged will attempt to sell Series A Preferred Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

         o by an exchange distribution in accordance with the rules of such exchange or transactions in the over the counter market.

         Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms.

         In addition, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Series A Preferred Stock in the course of hedging the positions they assume. The selling shareholders may also engage in the short sale of the Series A Preferred Stock and may deliver the Series A Preferred Stock to cover short positions or otherwise settle short sale transactions.

         In effecting sales by the selling stockholders, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers participating in such transactions may receive commissions or discounts from the selling stockholders (and, if they act as agent for the purchaser of such securities, from such purchaser). In addition, underwriters or agents may receive compensation in the form of discounts, concessions or commissions, from the selling stockholders or from the purchasers of the securities sold by the selling stockholders for whom they may act as agents. Underwriters may sell shares of Series A Preferred Stock to or through dealers, who may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers as the purchaser's agents. The selling stockholders, underwriters, brokers, dealers, and agents that participate in the sale of the securities covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares of Series A Preferred Stock by the selling stockholders.

         At the time a particular offer and sale of securities under this prospectus is made, to the extent required under the Securities Act, we will file a supplemental prospectus, disclosing:

         o    the name of any such broker-dealers;

         o    the number of shares of Series A Preferred Stock involved;

         o the price at which such shares of Series A Preferred Stock are to be sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

         o that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

         o    other facts material to the transaction.

         The Registration Rights Agreement that was entered into among us and the selling stockholders in connection with teh Recapitalization provides that we will pay substantially all of the expenses incident to the registration, offering and sale of the shares of Series A Preferred Stock by the selling stockholders, other than underwriting discounts and commissions. The Registration Rights Agreement also provides that we will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

     Any shares of Series A Preferred Stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under that rule rather than pursuant to this prospectus. We cannot be sure that any of the selling stockholders will sell any or all of the shares of Series A Preferred Stock offered by them under this prospectus.

                    MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

         The following discussion summarizes certain material United States federal income tax considerations generally applicable to holders acquiring the Series A Preferred Stock as capital assets, but does not purport to be a complete analysis of all potential tax consequences. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, and judicial and administrative authorities now in effect, all of which are subject to change. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Series A Preferred Stock.

         The tax treatment of a holder of Series A Preferred Stock may vary depending on his or her particular situation or status. Certain holders (including S corporations, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, broker-dealers, taxpayers subject to alternative minimum tax or persons holding the Series A Preferred Stock as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below. The following discussion does not consider all aspects of United States federal income tax that may be relevant to the purchase, ownership, and disposition of the Series A Preferred Stock by such holder in light of his or her personal circumstances. In addition, the description does not consider the effect of any applicable foreign, state, local, or estate or gift taxes.

         Because individual circumstances may differ, each prospective purchaser of our Series A Preferred Stock is urged to consult his or her own tax advisor with respect to his or her own particular tax situation and as to any federal, foreign, state, local or other tax considerations (including any possible changes in the tax law) affecting the purchase, holding and disposition of our Series A Preferred Stock.

Disposition of the Securities

         Unless a nonrecognition provision applies, the sale, exchange, redemption or other disposition of Series A Preferred Stock will be treated as the disposition of a capital asset and taxable for U.S. federal income tax purposes. In such event, in general, a holder of Series A Preferred Stock will recognize capital gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received and (ii) the holder's tax basis in the Series A Preferred Stock. If the Series A Preferred Stock has been held for more than one year, such gain or loss will be long-term capital gain or loss. The deductibility of capital losses may, however, be limited. See "Series A Preferred Stock--Tax Aspects of Redemption Features" below for a discussion of circumstances under which a redemption may be treated as a dividend distribution rather than as the disposition of a capital asset.

Dividend Treatment

         Dividends on the Series A Preferred Stock, whether paid in cash or in other property, will be taxable to the holder as ordinary income to the extent that the cash amount, or fair market value of the other property on the date of distribution, does not exceed Darling's current and accumulated earnings and profits (as determined for federal income tax purposes). The amount of our company's earnings and profits at any particular time depends on our future actions and financial performance. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, the distribution will be treated as a return of capital, thus reducing (but not below zero) the holder's adjusted tax basis in such outstanding Series A Preferred Stock. The amount of any such excess distribution that is greater than the holder's adjusted tax basis in the Series A Preferred Stock will be taxed as capital gain and will be long-term capital gain if the holder's holding period for such Series A Preferred Stock exceeds one year.

         Dividends Received Deduction

         To the extent that dividends are treated as ordinary income, dividends received by corporate holders generally will be eligible for the dividends-received deduction under section 243 of the Internal Revenue Code. There are, however, many exceptions and restrictions relating to the availability of such dividends-received deduction, such as restrictions relating to (i) the holding period of the stock on which the dividends are sought to be deducted, (ii) debt-financed portfolio stock, (iii) dividends treated as "extraordinary dividends" for purposes of section 1059 of the Internal Revenue Code, discussed in "Extraordinary Dividends" below, and (iv) the alternative minimum tax. Corporate stockholders should consult their own tax advisor regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situations.

         Extraordinary Dividends

         An "extraordinary dividend," as defined in section 1059 of the Internal Revenue Code, includes any dividend that (i) equals or exceeds five percent of the holder's adjusted tax basis in the Series A Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or
(ii) exceeds twenty percent of the holder's adjusted tax basis in the Series A Preferred Stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the Series A Preferred Stock is an extraordinary dividend, a holder may elect to use the fair market value of such stock rather than its adjusted basis for purposes of determining the percent limitations if the holder is able to establish to the satisfaction of the Secretary of the Treasury the fair market value of the Series A Preferred Stock as of the day before the ex-dividend date.

         If a corporate holder receives an "extraordinary dividend" from Darling with respect to Series A Preferred Stock that it has not held for more than two years before the dividend announcement date, the basis of the Series A Preferred Stock will be reduced (but not below zero) by the non-taxed portion of the dividend. If, because of the limitation on reducing basis below zero, any amount of the non-taxed portion of an extraordinary dividend has not been applied to reduce basis, such amount will be treated as gain from the sale or exchange of the Series A Preferred Stock in the year in which the extraordinary dividend is received. Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income as a dividends-received deduction.

         Certain "qualified preferred dividends" are generally not considered extraordinary dividends. A qualified preferred dividend is any fixed dividend payable with respect to preferred stock that (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends when acquired and (iii) the actual rate of return does not exceed 15%. If the actual rate of return, as determined under section 1059(e)(3) of the Internal Revenue Code, on such preferred stock does not exceed fifteen percent and the holder has held the preferred stock for more than five years, then any qualified preferred dividend as to such stock will not be an extraordinary dividend. However, if the actual rate of return is less than fifteen percent, and the holder sells the qualified preferred stock before holding it for more than five years, then some of the dividend will be treated as an extraordinary dividend, but only to the extent to which the qualified preferred dividends paid exceed the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return.

         The Internal Revenue Code specifies that in certain cases extraordinary dividend treatment will be required without regard to holding periods or to whether a dividend qualifies as a qualified preferred dividend. The Internal Revenue Code requires that an extraordinary dividend will include any amount treated as a dividend in the case of a redemption of the Series A Preferred Stock that is (i) non-pro rata as to all holders, (ii) part of a partial liquidation of our company, or (iii) that would not have been treated (in whole or in part) as a dividend if (a) any stock options had not been counted toward stock ownership pursuant to the attribution rules of Internal Revenue Code section 318 or (b) section 304(a) (dealing with the sale of stock by a controlling person among brother-sister corporations) had not been applied. See "Series A Preferred Stock--Tax Aspects of Redemption Features" below for additional discussion of the application of section 1059 in the redemption context.

Series A Preferred Stock--Tax Aspects of Redemption Features

         The Series A Preferred Stock is subject to mandatory redemption on the fifth anniversary of the closing date of the Recapitalization. In addition, the Series A Preferred Stock is redeemable by us at any time upon 30 days notice at a redemption price equal to the aggregate liquidation preference of the shares to be redeemed, plus accrued and unpaid dividends, if any, to the date of redemption. See "Description of Capital Stock" above. Pursuant to section 305(c) of the Internal Revenue Code, holders of Series A Preferred Stock may be required to treat a portion of the difference between the Series A Preferred Stock's issue price and its redemption price as constructive distributions of property includable in income on a periodic basis. For purposes of determining whether such constructive distribution treatment applies, the mandatory redemption and the optional redemption are tested separately. Constructive distribution treatment is required if either (or both) of these tests is satisfied.

         Section 305(c) of the Internal Revenue Code provides that the entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption is treated as being distributed to the holders of such preferred stock on an economic accrual basis over the period the stock is outstanding. Preferred stock generally is considered to have a redemption premium for this purpose if the redemption price exceeds its issue price by more than a de minimis amount. For this purpose, such excess will be treated as zero if it is less than 1/4 of 1% of the redemption price multiplied by the number of complete years from the date of issuance of the stock until the stock must be redeemed. The Series A Preferred Stock provides for cumulative preferred dividends. Thus, the redemption price will depend on whether dividends on such stock are paid currently. If all of the cumulative dividends are paid currently, the redemption price will equal the issue price. The legislative history of Internal Revenue Code Section 305(c) states that if at the time of issuance of cumulative preferred stock there is "no intention" for dividends to be paid currently, the IRS may treat such dividends as a disguised redemption premium. Under that approach, the excess of the redemption price of the Series A
Preferred Stock (including any disguised redemption premium) over its issue price is taxable as constructive distributions to the holder (treated as a dividend to the extent of our company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over the term of the preferred stock using a constant interest rate method similar to that for accruing original issue discount. To date, the IRS has not promulgated such regulations, although the issue remains under consideration. In the current situation, our company intends to take the position that we do not have "no intention" of paying dividends currently (although the agreement governing our senior credit agreement prohibits us from paying any cash dividends while any indebtedness remains outstanding under such agreement) and thus that holders of the Series A Preferred Stock should not be required to treat any excess of the final redemption price over the issue price as a series of constructive distributions over the period such stock is outstanding. This issue is not, however, free from doubt. Holders of Series A Preferred Stock are urged to consult their tax advisors with respect to this issue.

         Constructive distributions on the Series A Preferred Stock will arise on account of the optional redemption feature only if, based on all of the facts and circumstances as of the date the Series A Preferred Stock is issued, redemption pursuant to the optional redemption is more likely than not to occur. Even if the redemption were more likely than not to occur, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium over which neither our company nor the holder has legal or practical control, such as changes in prevailing dividend rates. Regulations promulgated pursuant to Internal Revenue Code section 305(c) provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if (i) the issuer and the holder are unrelated, (ii) there are no arrangements that effectively require the issuer to redeem the stock and (iii) exercise of the option to redeem would not reduce the yield of the stock. We do not believe that the optional redemption would be treated as more likely than not to be exercised under these rules.

         A redemption of shares of Series A Preferred Stock may be treated as a dividend, rather than as the disposition of a capital asset, to the extent of our current or accumulated earnings and profits (as determined for federal income tax purposes), unless the redemption (i) results in a "complete termination" of the holder's stock interest in our company under section 302(b)(3) of the Internal Revenue Code, (ii) results in a "substantially disproportionate" redemption of stock with respect to the holder under section 302(b)(2) of the Internal Revenue Code, or (iii) is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Internal Revenue Code. In determining whether the redemption is treated as a dividend, the holder must take into account not only stock he or she actually owns, but also stock he or she constructively owns within the meaning of section 318.

         A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in our company. For these purposes, a redemption of the Series A Preferred Stock that results in a reduction in the proportionate interest in our company (taking into account any ownership of the common stock and any Darling stock that is constructively owned) of a holder whose relative stock interest is minimal (an interest of less than one percent should satisfy this requirement) and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in Darling. See "Disposition of Securities" above for a discussion of the tax consequences of having a redemption treated as the sale or exchange of a capital asset and see "Dividend Treatment" above for the consequences of having a redemption treated as a dividend distribution.

         Under section 1059 of the Internal Revenue Code, as discussed in "Dividend Treatment--Extraordinary Dividends" above, an extraordinary dividend includes any redemption of stock that is treated as a dividend that is non-pro rata as to all holders of our stock, including holders of the common stock, irrespective of the holding period. Consequently, to the extent the redemption of Series A Preferred Stock constitutes a dividend, it will constitute an extraordinary dividend to a corporate holder. If the redemption is treated as a dividend because options are being counted as stock ownership pursuant to Internal Revenue Code section 318, such holders are also required to recognize gain under section 1059 of the Internal Revenue Code with respect to any redemption treated as a dividend (in whole or in part) when the non-taxed portion of the dividend exceeds the basis of the shares surrendered.

Foreign Shareholders

         Dividends received by a nonresident alien, foreign trust or estate, foreign corporation, or foreign partnership in respect of the Securities generally will be subject to withholding of United States federal income tax at the rate of 30% (or lower treaty rate). If, however, the dividend is effectively connected with the foreign shareholder's conduct of a trade or business within the United States or, where a tax treaty applies, is attributable to a foreign shareholder's permanent establishment maintained in the United States, the dividend will be subject to federal income tax on a net income basis at applicable graduated individual or corporate rates and will be exempt from the 30% withholding tax. In addition, dividends that are effectively connected to a United States trade or business or attributable to a United States permanent establishment may be subject to an additional "branch profits tax" at a 30% rate (or lower treaty rate).

         Under currently applicable Treasury regulations, dividends paid to an address outside the United States may be presumed to be paid to a resident of such country, unless the payor has knowledge to the contrary, for purposes of the withholding tax rates (including treaty rates) discussed above.

         For purposes of obtaining a reduced rate of withholding under an income tax treaty, a foreign shareholder will be required to provide certain information concerning his or her country of residence and entitlement to tax treaty benefits. If an exemption from withholding is claimed, the foreign shareholder must provide appropriate certification (for example, IRS Form W-8BEN for foreign individuals) to our company. If a foreign shareholder is eligible for a reduced rate of United States federal withholding tax, the foreign shareholder may obtain a refund of any excess withheld amounts by timely filing an appropriate claim for refund.

         Generally, a foreign shareholder will not be subject to United States federal income tax on any gain recognized upon capital asset disposition of the Series A Preferred Stock. However, a foreign shareholder will be subject to federal income tax on the gain if (i) the gain is effectively connected with the foreign shareholder's United States trade or business or, if a tax treaty applies, attributable to the foreign shareholder's United States permanent establishment, (ii) if the foreign shareholder is an individual who is a former citizen of the United States who lost such citizenship within the preceding ten-year period, or former long-term resident of the United States who relinquished United States residency on or after February 6, 1995, and the loss of citizenship or permanent residency had as one of its principal purposes the avoidance of United States tax; or (iii) the foreign shareholder is a non-resident alien individual who has been present in the United States for 183 days or more during the taxable year of the disposition and either (a) has a "tax home" in the United States for United States federal income tax purposes or
(b) the gain is attributable to an office or other fixed place of business maintained by the foreign shareholder in the United States.

         Because of the complexity of the Internal Revenue Code provisions dealing with the taxation of foreign shareholders and the possibility that treaty provisions may affect the application of such Internal Revenue Code provisions, foreign shareholders are urged to consult their own tax advisors with respect to the particular tax consequences to them of an investment in our company.

Backup Withholding

         We generally will be required to withhold federal income tax at a rate of 30% (in 2003) from dividends paid and redemption proceeds to the holders of Series A Preferred Stock if (i) the holder fails to furnish us with the holder's correct taxpayer identification number or social security number and to make such certifications as we may require, (ii) the IRS notifies the holder or us that the holder has failed to report properly certain interest and dividend income to IRS and to respond to notices to that effect, or (iii) when required to do so, the shareholder fails to certify that he is not subject to backup withholding. Any amounts withheld may be credited against the shareholder's federal income tax liability.

         The foregoing discussion of certain federal income tax considerations does not consider the facts and circumstances of any particular prospective purchaser situation or status. Accordingly, each purchaser of our Series A Preferred Stock should consult his or her own tax advisor with respect to the tax consequences to him or her, including those under state, local, foreign, and other tax laws.

                                  LEGAL MATTERS

     The validity of our Series A Preferred Stock offered hereby will be passed upon by Dechert LLP, New York, New York. Fredric J. Klink, one of our directors, was a partner in the law firm of Dechert LLP until December 31, 2001 when he became "of counsel" at Dechert LLP. Mr. Klink beneficially owns 190,000 shares of our common stock. We pay Dechert LLP fees for the performance of various legal services.

                                     EXPERTS

         The consolidated financial statements and schedule as of December 28, 2002 and December 29, 2001 and for the years ended December 28, 2002, December 29, 2001 and December 30, 2000 included in this prospectus and in the registration statement of which this prospectus is a part have been so included in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG LLP dated March 10, 2003 covering the December 28, 2002 consolidated financial statements refers to a change in the method of accounting for derivative instruments and hedging activities in 2001 and a change in the method of accounting for and reporting of disposals of long-lived assets and discontinued operations in 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission.

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to our Series A Preferred Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and our Series A Preferred Stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, as well as all other reports, proxy statements, information statements and other information we file with the Securities and Exchange Commission, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address http://www.sec.gov.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). Please direct any requests for copies to:

                           Darling International Inc.
                     251 O'Connor Ridge Boulevard, Suite 300
                                Irving, TX 75038
                        Attention: Joseph R. Weaver, Jr.
                             Telephone: 917.717.0300
                                Fax: 917.281.4475
                    E-mail: corporatesecretary@darlingii.com

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Pages
                                                                          -----


Consolidated Financial Statements as of March 29, 2003 and March 30, 2002 and for the Three Months Ended March 29, 2003 and March 30, 2002 (unaudited)

Consolidated Balance Sheets.................................................F-2

Consolidated Statements of Operations.......................................F-3

Consolidated Statements of Cash Flows.......................................F-4

Notes to Consolidated Financial Statements..................................F-5

Consolidated Financial Statements as of December 28, 2002 and December 29, 2001 and for the Three Years Ended December 28, 2002

Independent Auditors' Report...............................................F-12

Consolidated Balance Sheets................................................F-13

Consolidated Statements of Operations......................................F-14

Consolidated Statements of Stockholders' Equity............................F-15

Consolidated Statements of Cash Flows......................................F-16

Notes to Consolidated Financial Statements.................................F-17

                                 DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                                         Consolidated Balance Sheets
                                    March 29, 2003 and December 28, 2002
                              (in thousands, except shares and per share data)


                                                                           March 29,           December 28,
                                                                             2003                  2002
                                                                         --------------      --------------
ASSETS                                                                    (unaudited)
------
Current assets:
     Cash and cash equivalents                                             $  10,863              $  15,537
     Accounts receivable                                                      20,806                 24,099
     Inventories                                                              10,984                  7,006
     Prepaid expenses                                                          5,575                  4,975
     Deferred income taxes                                                     2,637                  3,659
     Assets held for sale (note 10)                                            1,028                    968
     Other                                                                        35                     63
                                                                           ---------              ---------
         Total current assets                                                 51,928                 56,307

Property, plant and equipment, less accumulated depreciation
   of $154,397 at March 29, 2003 and $153,029 at December 28, 2002            73,570                 72,954
Collection routes and contracts, less accumulated amortization of
   $24,991 at March 29, 2003 and $23,956 at December 28, 2002                 22,617                 23,088
Goodwill, less accumulated amortization of $1,077 at both March 29, 2003
   and December 28, 2002                                                       4,429                  4,429
Deferred loan costs                                                            3,601                  3,822
Other noncurrent assets                                                        2,409                  2,312
                                                                           ---------              ---------
                                                                            $158,554               $162,912
                                                                           =========              =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt (note 6)                           $    8,033             $    8,372
     Accounts payable, principally trade                                       9,974                  9,902
     Accrued expenses                                                         27,734                 28,567
     Accrued interest                                                            314                    314
                                                                           ---------              ---------
         Total current liabilities                                            46,055                 47,155

Long-term debt, less current portion (note 6)                                 54,583                 60,055
Other non-current liabilities                                                  7,343                  7,530
Deferred income taxes                                                          2,637                  3,659
                                                                           ---------              ---------
         Total liabilities                                                   110,618                118,399
                                                                           ---------              ---------
Redeemable Preferred Stock,  $0.01 par value, 1,000,000 shares
        authorized, 100,000 shares outstanding (note 6)                        8,955                  8,599

Stockholders' equity  (note 6):
     Common stock, $0.01 par value; 100,000,000 shares authorized;
        62,309,168 and 62,302,448 shares issued and outstanding at
        March 29, 2003 and at December 28, 2002, respectively                    623                    623
     Additional paid-in capital                                               74,395                 74,747
     Treasury stock, at cost;  21,000 shares at March 29, 2003 and
          December 28, 2002                                                     (172)                  (172)
     Accumulated comprehensive loss                                           (3,907)                (3,907)
     Accumulated deficit                                                     (31,958)               (35,377)
                                                                           ---------              ---------
         Total stockholders' equity                                           38,981                 35,914
                                                                           ---------              ---------
Contingencies (note 3)
                                                                            $158,554               $162,912
                                                                           =========              =========

                                 The accompanying notes are an integral part of these consolidated financial statements.


                                                     F-2

                             DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                                Consolidated Statements of Operations
                         Three months ended March 29, 2003 and March 30, 2002
                                (in thousands, except per share data)
                                             (unaudited)

                                                                            Three Months Ended
                                                                     March 29,            March 30,
                                                                       2003                  2002
                                                                     ---------            ---------
Net sales                                                          $  68,651              $  58,679
Costs and expenses:
     Cost of sales and operating expenses                             51,050                 43,745
     Selling, general and administrative expenses                      8,520                  7,158
     Depreciation and amortization                                     3,657                  4,088
                                                                   ---------              ---------
          Total costs and expenses                                    63,227                 54,991
                                                                   ---------              ---------
          Operating income                                             5,424                  3,688
                                                                   ---------              ---------

Other income (expense):
     Interest expense                                                   (492)                (3,885)
     Other, net                                                          583                    734
                                                                   ---------              ---------
          Total other income (expense)                                    91                 (3,151)
                                                                   ---------              ---------

Income from continuing operations before income taxes                  5,515                    537
Income taxes                                                          (2,096)                     -
                                                                   ---------              ---------
     Income from continuing operations                                 3,419                    537
Discontinued operations
     Income from discontinued operations, net of tax (note 11)             -                     46
                                                                   ---------              ---------
Net income                                                             3,419                    583
    Preferred dividends and accretion                                   (355)                     -
                                                                   ---------              ---------
    Net income applicable to common shareholders                   $   3,064              $     583
                                                                   =========              =========

Basic and diluted income per share (note 2):
     Continuing operations                                         $    0.05              $    0.04
     Discontinued operations                                               -                      -
                                                                   ---------              ---------
          Total                                                    $    0.05              $    0.04
                                                                   =========              =========

                             The accompanying notes are an integral part of these consolidated financial statements.

                                                 F-3


                                 DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                                    Consolidated Statements of Cash Flows
                             Three Months ended March 29, 2003 and March 30, 2002
                                                (in thousands)
                                                 (unaudited)

                                                                                    Three Months Ended
                                                                         ----------------------------------
                                                                             March 29,             March 30,
                                                                                2003                 2002
                                                                         -------------------  -------------
Cash flows from operating activities:
     Income from continuing operations                                       $     3,419           $    537
     Adjustments to reconcile net income to
      net cash provided by continuing operating activities:
        Depreciation and amortization                                              3,657              4,088
        Loss on disposal of property, plant, equipment and other assets                5               (901)
        Gain on early extinguishment of debt                                        (816)                 -
        Changes in operating assets and liabilities:
         Accounts receivable                                                       3,293              4,762
         Inventories and prepaid expenses                                         (4,578)            (1,098)
         Accounts payable and accrued expenses                                      (761)            (4,999)
         Accrued interest                                                              -              2,142
         Other                                                                       (35)                24
                                                                             -----------           --------
Net cash provided by continuing operations                                         4,184              4,555
Net cash provided by discontinued operations                                           -                351
                                                                             -----------           --------
             Net cash provided by operating activities                             4,184              4,906
                                                                             -----------           --------

Cash flows from investing activities:
     Capital expenditures                                                         (2,679)            (3,622)
     Business acquisitions                                                        (1,105)                 -
     Gross proceeds from disposal of property, plant and equipment
        and other assets                                                              13                946
                                                                             -----------           --------
              Net cash used by investing activities                               (3,771)            (2,676)
                                                                             -----------           --------

Cash flows from financing activities:
     Proceeds from debt                                                           50,145             47,291
     Payments on debt                                                            (55,151)           (50,097)
     Paid in capital on common stock issued                                            3                  -
     Contract payments                                                               (84)               (93)
                                                                             -----------           --------
              Net cash used by financing activities                               (5,087)            (2,899)
                                                                             -----------           --------

Net decrease in cash and cash equivalents                                         (4,674)              (669)
Cash and cash equivalents at beginning of period                                  15,537              3,668
                                                                             -----------           --------
Cash and cash equivalents at end of period                                   $    10,863           $  2,999
                                                                             ===========           ========
Supplemental disclosure of cash flow information:
     Cash paid during the period for:
         Interest                                                            $       492           $  1,743
                                                                             ===========           ========
         Income taxes, net of refunds                                        $       519           $      -
                                                                             ===========           ========

                                 The accompanying notes are an integral part of these consolidated financial statements.

                                                     F-4

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)
                                 March 29, 2003
                                   (unaudited)

(1)    General

       The accompanying consolidated financial statements for the three month periods ended March 29, 2003 and March 30, 2002 have been prepared in accordance with generally accepted accounting principles in the United States of America by Darling International Inc. (the "Company") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The information furnished herein reflects all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary to present a fair statement of the financial position and operating results of the Company as of and for the respective periods. However, these operating results are not necessarily indicative of the results expected for a full fiscal year. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, management of the Company believes, to the best of their knowledge, that the disclosures herein are adequate to make the information presented not misleading. The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements contained in the Company's Form 10-K for the fiscal year ended December 28, 2002.

(2)    Summary of Significant Accounting Policies

       (a)    Basis of Presentation

       The consolidated financial statements include the accounts of the Company
       and  its  subsidiaries.   All  significant   intercompany   balances  and
       transactions have been eliminated in consolidation.

       (b)    Fiscal Periods

       The Company has a 52/53 week fiscal year ending on the Saturday nearest December 31. Fiscal periods for the consolidated financial statements included herein are as of March 29, 2003, and include the 13 weeks ended March 29, 2003, and the 13 weeks ended March 30, 2002.

       (c)    Earnings Per Share

       Basic and diluted net income per common share are computed by dividing net income applicable to common shareholders by the weighted average number of common stock shares outstanding during the period. On May 13, 2002, the Company consummated a recapitalization and issued 46,705,086 shares of common stock (see note 6).

       The weighted average common shares used for basic income per common share were 62,281,670 and 15,568,362 for the three months ended March 29, 2003 and March 30, 2002, respectively.

       The weighted average common shares used for diluted income per common share were 63,665,325 and 15,568,362 for the three months ended March 29, 2003 and March 30, 2002, respectively.

       1,321,430 outstanding stock options were excluded from diluted income per common share for the three months ended March 29, 2003, as the effect was antidilutive; and 2,343,938 outstanding stock options were excluded from diluted income per common share for the three months ended March 30, 2002, as the effect was antidilutive.

                  DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)
                                 March 29, 2003
                                   (unaudited)

       (d)    Accounting for Stock-Based Compensation

       The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APGB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

       The following table illustrates the effect on net income (loss) and income (loss) per share if the fair value based method had been applied to all outstanding and invested awards in each period.

                                                                               March 29,               March 30,
                                                                                  2003                    2002
                                                                         ----------------------- -----------------------
                                                                           amount     per share     amount     per share
                                                                         ----------- ----------- ------------ -----------
                Reported net income applicable to common shareholders
                                                                           $ 3,064     $ 0.05      $  583       $ 0.04
                Deduct total stock-based employee compensation expense
                   determined under fair-value-based method for all
                   rewards, net of tax                                         (95)         -         (32)           -
                                                                           -------      -----       -----        -----

                Pro forma                                                  $ 2,969     $ 0.05      $  551       $ 0.04
                                                                           =======      =====       =====        =====

         (e)  New Accounting Standards

       The Company adopted Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"). The adoption of SFAS 143 did not have a material effect on the Company's financial statements.

       The Company adopted Statement of Financial Accounting Standard No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). The adoption of SFAS 146 did not have a material effect on the Company's financial statements.
(3)    Contingencies

       LITIGATION

       Melvindale

       A group of residents living near the Company's Melvindale, Michigan plant has filed suit, purportedly on behalf of a class of persons similarly situated ("Melvindale I"). The class has been certified for injunctive relief only. The court declined to certify a damage class but has permitted approximately 300 people to join the lawsuit as plaintiffs. The suit is based on legal theories of trespass, nuisance and negligence and/or gross negligence, and is pending in the United States District Court, Eastern District of Michigan. Plaintiffs allege that emissions to the air, particularly odor, from the plant have reduced the value and enjoyment of Plaintiffs' property, and Plaintiffs seek unspecified compensatory and exemplary damages in an amount in excess of $25,000 per Plaintiff and unspecified injunctive relief. The Company is unable to estimate its potential liability, if any, from this lawsuit. In a lawsuit with similar factual allegations, also pending in United States District Court, Eastern District of Michigan, the City of Melvindale has filed suit against the Company based on legal theories of nuisance, trespass, negligence and violation of Melvindale nuisance ordinances seeking damages and declaratory and injunctive relief. The court has dismissed the trespass counts in both lawsuits. The property damage claims in Melvindale I have been dismissed, and all of the damage claims in the suit filed by the City of Melvindale have been dismissed. The City of Melvindale now seeks unspecified injunctive relief. In April, 2002, a group of residents living near the Company's Melvindale, Michigan plant,

                  DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)
                                 March 29, 2003
                                   (unaudited)

       represented by named plaintiffs not listed in the Melvindale I lawsuit but purportedly on behalf of a class of persons defined similarly to that in Melvindale I filed a suit ("Melvindale II"). Plaintiffs in Melvindale II rely on essentially the same legal theories and factual allegations as originally set forth in Melvindale I. However, the Melvindale II Plaintiffs purportedly seek only damages in an amount of more than $25,000 and less than $75,000 per member of the putative class and do not seek injunctive relief. The Company removed Melvindale II, which was originally filed in the Circuit Court of Wayne County, Michigan to the United States District Court, Eastern District of Michigan where the Melvindale I and the City of Melvindale lawsuits are pending. On October 21, 2002, the Melvindale II lawsuit was remanded to Wayne County Circuit Court. No action has been taken by the court with respect to class certification. The Company is unable to estimate its potential liability, if any, from this lawsuit. The Company or its predecessors have operated a rendering plant at the Melvindale location since 1927 in a heavily industrialized area down river south of Detroit. The Company has taken and is taking all reasonable steps to minimize odor emissions from its recycling processes and is defending the lawsuits vigorously.

       Long Island City, NY

       The Company is a party to a lawsuit that seeks to require an environmental cleanup at a property in Long Island City, New York where the Company formerly operated a rendering plant (referred to as the "Site"). DMJ Associates (DMJ), which holds a mortgage on the Site, has filed suit against the Company, as a former owner of the Site, as well as others including the present tenants and operators of the Site, the owner of an abandoned hazardous waste disposal site adjoining the Site (the "Disposal Facility"), and companies that disposed of wastes at the Disposal Facility (the "Generator Defendants"). DMJ argues that, inter alia, under federal law it is entitled to relief directed to have the defendants remediate the contamination. DMJ seeks both equitable and monetary relief from all defendants for investigation, abatement and remediation of the Site. DMJ has not yet provided information sufficient for the Company to ascertain the magnitude or amount of DMJ's total claim nor the Company's alleged share thereof. As a result, the Company is unable to estimate its potential liability, if any, from this lawsuit. The Company does not have information suggesting that it contributed in any material way to any contamination that may exist at the Site. The Company is actively defending the suit and is awaiting a decision on a motion on summary judgment regarding the standing of the plaintiff.

       Sauget, Illinois

       The Company has concluded a settlement agreement with Solutia and Pharmacia to satisfy claims for remediation costs in the pending lawsuit related to an environmental cleanup in or near Sauget, Illinois, and in return has received an indemnity and hold harmless agreement from Solutia and Pharmacia for any claims from others for costs related to the same remediation effort. The United States had filed a complaint against Monsanto Chemical Company, Solutia, Inc., Anheuser-Busch, Inc., Union Electric, and 14 other defendants, seeking to recover cleanup costs. Monsanto (which merged with Pharmacia and Upjohn, Inc. in 2000 and is now known as Pharmacia Corporation) and Solutia in turn filed a third party complaint seeking contribution from the United States, several federal agencies, and six more companies, in addition to the Company. A subsidiary of the Company had operated an inorganic fertilizer plant in Sauget, Illinois for a number of years prior to closing it in the 1960's. The Company cannot predict what, if any, additional remediation efforts might be necessary in the Sauget, Illinois area, or whether it might be made a party to any litigation related to such additional remediation.

       Other Litigation

       The Company is also a party to several other lawsuits, claims and loss contingencies incidental to its business, including assertions by certain regulatory agencies related to air, wastewater, and storm water discharges from the Company's processing facilities.

                  DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)
                                 March 29, 2003
                                   (unaudited)

       Self Insured Risks

       The Company purchases its workers compensation, auto and general liability insurance on a retrospective basis. The Company estimates and accrues its expected ultimate costs related to claims occurring during each fiscal year and carries this accrual as a reserve until such claims are paid by the Company.

       As a result of the matters discussed above, the Company has established loss reserves for insurance, environmental and litigation matters. At March 29, 2003, and December 28, 2002, the reserve for insurance, environmental and litigation contingencies reflected on the balance sheet in accrued expenses and other non-current liabilities, was approximately $12.5 million and $14.0 million, respectively. Management of the Company believes these reserves for contingencies are reasonable and sufficient based upon present governmental regulations and information currently available to management; however, there can be no assurance that final costs related to these matters will not exceed current estimates. The Company believes that any additional liability relative to such lawsuits and claims which may not be covered by insurance would not likely have a material adverse effect on the Company's financial position, although it could potentially have a material impact on the results of operations in any one year.

(4)    Business Segments

       The Company  operates on a worldwide basis within two industry  segments:
       Rendering and Restaurant Services. The measure of segment profit includes all revenues, operating expenses (excluding certain amortization of intangibles), and selling, general and administrative expenses incurred at all operating locations and excludes general corporate expenses. Included in corporate activities are general corporate expenses and the amortization of intangibles related to "Fresh Start Reporting." Assets of corporate activities include cash, unallocated prepaid expenses, deferred tax assets, prepaid pension, and miscellaneous other assets.

              Rendering

              Rendering consists of the collection and processing of animal by-products from butcher shops, grocery stores and independent meat and poultry processors, converting these by-products into similar products such as useable oils and proteins utilized by the agricultural and oleochemical industries.

              Restaurant Services

              Restaurant Services consists of the collection of used cooking oils from food service establishments and recycling them into similar products such as high-energy animal feed ingredients and industrial oils. Restaurant Services also provides grease trap servicing and equipment sales.

              Business Segment Net Sales (in thousands):

                                                   Three Months Ended
                                           -----------------------------------
                                                March 29,        March 30,
                                                 2003              2002
                                           -----------------------------------
                Rendering:
                   Trade                       $  46,153         $  42,593
                   Intersegment                    6,909             7,843
                                               ---------         ---------
                                                  53,062            50,436
                                               ---------         ---------
                Restaurant Services:
                   Trade                          22,498            16,086
                   Intersegment                    3,003             1,976
                                               ---------         ---------
                                                  25,501            18,062
                                               ---------         ---------

                Eliminations                      (9,912)           (9,819)
                                               ---------         ---------
                Total                          $  68,651         $  58,679
                                               =========         =========

                  DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)
                                 March 29, 2003
                                   (unaudited)

       Business Segment Profit (in thousands):

                                                       Three Months Ended
                                             -----------------------------------
                                                     March 29,        March 30,
                                                       2003              2002
                                             -----------------------------------

                Rendering                              $  4,812       $  4,102
                Restaurant Services                       6,032          3,839
                Corporate                                (6,933)        (3,519)
                Interest Expense                           (492)        (3,885)
                                                       --------       --------
                Income from Continuing Operations      $  3,419       $    537
                                                       ========       ========


       Certain assets are not attributable to a single operating segment but instead relate to multiple operating segments operating out of individual locations. These assets are utilized by both the Rendering and Restaurant Services business segments and are identified in the category Combined Rendering/Restaurant Services. Depreciation of Combined Rendering/Restaurant Services assets is allocated based upon an estimate of the percentage of corresponding activity attributed to each segment. Additionally, although intangible assets are allocated to operating segments, the amortization related to the adoption of "Fresh Start Reporting" is not considered in the measure of operating segment profit
       (loss) and is included in Corporate Activities.

       Business Segment Assets (in thousands):

                                                        March 29,       December 28,
                                                          2003              2002
                                                    -----------------------------------
             Rendering                                   $ 54,210          $ 55,425
             Restaurant Services                           16,671            12,104
             Combined Rendering/Restaurant Services        63,318            62,744
             Corporate                                     24,355            32,639
                                                         --------          --------
             Total                                       $158,554          $162,912
                                                         ========          ========

(5)    Income Taxes

       The Company has provided income taxes for the three-month period ended March 29, 2003, based on its estimate of the effective tax rate for the entire 2003 fiscal year.

       In determining whether its deferred tax assets are more likely to be recoverable, than not recoverable, the Company assessed its ability to carryback net operating losses, scheduled reversals of future taxable and deductible amounts, tax planning strategies, and the extent of evidence currently available to support projections of future taxable income. The Company is unable to carryback any of its net operating losses and recent favorable operating results do not provide sufficient historical evidence at this time of sustained future profitability sufficient to result in taxable income against which the net operating losses can be carried forward and utilized.

(6)    Recapitalization

       On May 13, 2002, the Company consummated a recapitalization and executed a new amended and restated Credit Agreement with its lenders.

       The Credit Agreement reflects the effect of applying the provisions of Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings ("SFAS 15"). SFAS 15 requires that the previously existing amount of debt owed by the Company to the lenders be reduced by the fair value of the equity interest granted and that no gain from restructuring the Company's debt be recognized. As a result, the carrying amount of the term loan of $62.5 million exceeds its contractual amount of $52.3 million by $10.2 million at March 29, 2003. Interest expense on the remaining

                  DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)
                                 March 29, 2003
                                   (unaudited)


       carrying amount of debt reported in our financial statements is based on a new effective interest rate (0.20% at March 29, 2003) that equates the present value of the future cash payment specified by the new terms of the term loan with the carrying amount of the debt.

       In connection with the Company's recapitalization and its entry into the Credit Agreement, the Company exchanged borrowings outstanding under its previous Credit Agreement, a portion of the accrued interest and commitment fees, and forbearance fees payable for 46,705,086 shares of newly issued common stock, equal to 75% of the Company's then total outstanding common stock on a fully diluted basis (exclusive of stock options issued and outstanding), and 100,000 shares of 6% cumulative redeemable Series A Preferred Stock with a liquidation preference of $100 per share and a face value of $10.0 million, recorded at a discount of approximately $1.9 million, resulting in a yield of 10% which approximated the market yield at the date of issue. The term loan and the revolving credit facility (under which there were no borrowings at the date of the recapitalization) mature on May 10, 2007.

       The Company's Credit Agreement consists of the following elements at March 29, 2003 (in thousands):

                 Term loan:
                      Contractual amount                              $  52,266
                      SFAS 15 effect                                     10,187
                                                                       --------
                      Carrying amount                                 $  62,453
                                                                       ========

                 Revolving credit facility:
                      Maximum availability                            $  17,337
                      Borrowings outstanding                                  -
                      Letters of credit issued                            8,950
                                                                       --------
                      Availability                                    $   8,387
                                                                       ========


       Substantially all assets of the Company are either pledged or mortgaged as collateral for borrowings under the Credit Agreement. The Credit Agreement contains certain terms and covenants, which, among other matters, restrict the incurrence of additional indebtedness, the payment of cash dividends, the retention of certain proceeds from sales of assets, and the annual amount of capital expenditures, and requires the maintenance of certain minimum financial ratios. As of March 29, 2003, no cash dividends could be paid to the Company's stockholders pursuant to the Credit Agreement.

       (7)    Derivative Instruments

       The Company makes limited use of derivative instruments to manage cash flow risks related to natural gas expense. The Company does not use derivative instruments for trading purposes.

       Through March 29, 2003, the Company had forward purchase agreements in place for purchases of approximately $2.1 million of natural gas for the period April through May, 2003, which approximates 62% of the Company's usage for this period. These agreements have no net settlement provisions and the Company intends to take physical delivery, which it has done under similar forward purchase agreements during Fiscal 2002 and the first three months of Fiscal 2003. Accordingly, the agreements are not subject to the requirements of SFAS 133 because they qualify as normal purchases as defined in the standard.

       (8)    Comprehensive Income

       The Company follows the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and presentation of comprehensive income or loss and its components. In accordance with SFAS 130, the Company has presented the components of comprehensive income or loss in its consolidated balance sheets.

                  DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)
                                 March 29, 2003
                                   (unaudited)


       (9)   Revenue Recognition

       The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss. Collection fees are recognized in the month the service is provided.

       (10)  Assets Held for Sale

       Assets held for sale consist of the following (in thousands):


                                        March 29, 2003    December 28, 2002
                                       ---------------------------------------
                Petaluma, CA                $   497           $   497
                Billings, MT                    421               421
                Goldsboro, NC                    50                50
                Shelbyville, IN                  60                 -
                                            -------           -------
                                            $ 1,028           $   968
                                            =======           =======

       Assets held for sale are carried at the lower of cost, less accumulated depreciation or fair value. The assets are expected to be sold within the next 12 months. These assets were previously utilized in rendering operations. From time to time, the Company receives offers from prospective buyers of Company assets. Until the offers meet criteria established by SFAS 144, the assets remain classified as property, plant and equipment. The book value of the Company's Shelbyville, IN location was included in operating property and equipment at December 29, 2002.

       (11)     Discontinued Operations

       On October 18, 2002, the Company sold the Company's Linkwood, Maryland rendering plant to a third party purchaser for cash consideration of $4.3 million, net of applicable costs of selling the plant location. Results of operations of the Linkwood facility were previously included in results of the Company's Rendering segment, and have been reclassified to Discontinued Operations in the accompanying consolidated statements of operations. Revenues, costs and expenses, net of applicable taxes, of the plant are as follows (in thousands):


                                                                           Three Months Ended
                                                                ------------------------------------------
                                                                      March 29,            March 30,
                                                                         2003                2002
                                                                ------------------------------------------
                                                                     $    -              $ 3,280
            Revenue

            Cost of sales and operating expenses                          -                2,862
            Selling, general and administrative                           -                   67
            Depreciation and amortization                                 -                  305
                                                                     ------              -------

            Total costs and expenses                                      -                3,234
            Operating and pretax income, now classified as
                income from discontinued operations                       -                   46
            Income taxes                                                  -                    -
                                                                     ------              -------
            Income from discontinued operations, net of tax          $    -              $    46
                                                                     ======              =======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Darling International Inc.:

We have audited the consolidated financial statements of Darling International Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Darling International Inc. and subsidiaries as of December 28, 2002 and December 29, 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 28, 2002, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001, and its method of accounting for and reporting of disposals of long-lived assets and discontinued operations in 2002.


                                                     KPMG LLP


Dallas, Texas
March 10, 2003

                               DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                                       Consolidated Balance Sheets
                                 December 28, 2002 and December 29, 2001
                             (in thousands, except share and per share data)


                                                                          December 28,    December 29,
ASSETS (Notes 2 and 9)                                                        2002             2001
----------------------
                                                                         -------------    -------------
Current assets:
       Cash and cash equivalents                                          $  15,537         $  3,668
       Accounts receivable, less allowance for bad debts of $628
             at December 28, 2002 and $467 at December 29, 2001              24,099           23,719
       Inventories (Note 3)                                                   7,006            7,698
       Prepaid expenses                                                       4,975            4,394
       Deferred income taxes (Note 11)                                        3,659            2,203
       Assets held for sale (Note 5)                                            968                -
       Other (Note 1)                                                            63              209
                                                                          ---------         --------
                      Total current assets                                   56,307           41,891

Property, plant and equipment, net (Note 4)                                  72,954           74,744
Collection routes and contracts, less accumulated amortization of
        $23,956 at Dec. 28, 2002 and $22,139 at Dec. 29, 2001                23,088           27,366
Goodwill, less accumulated amortization of $1,077 at
       December 28, 2002 and December 29, 2001                                4,429            4,429
Deferred loan costs                                                           3,822                -
Assets held for sale (Note 5)                                                     -            3,002
Other assets (Note 6)                                                         2,312            7,647
                                                                           --------         --------
                                                                           $162,912         $159,079
                                                                           ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
----------------------------------------------
Current liabilities:
       Current portion of long-term debt (Note 9)                          $  8,372         $120,053
       Accounts payable, principally trade                                    9,902           11,104
       Accrued expenses (Note 7)                                             28,567           24,069
       Accrued interest                                                         314            3,383
                                                                           --------         --------
                      Total current liabilities                              47,155          158,609

Long-term debt, net (Note 9)                                                 60,055                -
Other noncurrent liabilities (Note 10)                                        7,530            8,134
Deferred income taxes (Note 11)                                               3,659            1,990
                                                                           --------         --------
                      Total liabilities                                     118,399          168,733
                                                                           --------         --------

Redeemable preferred stock, $0.01 par value; 1,000,000 shares
       authorized, 100,000 shares outstanding (Note 2)                        8,599                -

Stockholders' equity (deficit) (Note 2 and 12):
       Common stock, $.01 par value; 100,000,000 shares authorized, 62,302,448 and 15,589,362 shares issued and outstanding
         at December 28, 2002 and December 29, 2001, respectively               623              156
       Additional paid-in capital                                            74,747           35,235
       Treasury stock, at cost; 21,000 shares at December 28, 2002
               and December 29, 2001                                           (172)            (172)
       Accumulated comprehensive loss (Note 13)                              (3,907)            (533)
       Accumulated deficit                                                  (35,377)         (44,340)
                                                                           --------         --------
                      Total stockholders' equity (deficit)                   35,914           (9,654)
                                                                           --------         --------
Commitments and contingencies (Notes 8 and 16)
                                                                           $162,912         $159,079
                                                                           ========         ========

                          The accompanying notes are an integral part of these
                                   consolidated financial statements.

                                                  F-13


                                       DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                                          Consolidated Statements of Operations
                                           Three years ended December 28, 2002
                                          (in thousands, except per share data)

                                                                 December 28,        December 29,        December 30,
                                                                     2002                2001                2000
                                                                ----------------    ----------------    ----------------

Net sales                                                           $262,236           $242,964            $229,273
                                                                    --------           --------            --------
Costs and expenses:
     Cost of sales and operating expenses                            194,559            185,019             177,638
     Selling, general and administrative expenses                     30,294             28,334              26,479
     Depreciation and amortization                                    16,426             24,898              26,859
                                                                    --------           --------           ---------
         Total costs and expenses                                    241,279            238,251             230,976
                                                                    --------           --------           ---------
         Operating income and (loss)                                  20,957              4,713              (1,703)
                                                                    --------           --------           ---------
Other income (expense):
     Interest expense                                                 (6,409)           (14,162)            (13,971)
     Other, net                                                        2,001             (1,656)               (187)
                                                                    --------           --------           ---------
         Total other income (expense)                                 (4,408)           (15,818)            (14,158)
                                                                    --------           --------           ---------

Income (loss) from continuing operations before income taxes          16,549            (11,105)            (15,861)
Income taxes (Note 11)                                                 7,183                  -                   -
                                                                    --------           ---------          ---------
     Income (loss) from continuing operations                          9,366            (11,105)            (15,861)

Loss from discontinued operations,  net of tax (Note 15)                (403)              (740)             (3,328)
                                                                    --------           --------           ---------

Net income (loss)                                                      8,963            (11,845)            (19,189)
         Preferred dividends and accretion                              (994)                 -                   -
                                                                    --------          ---------           ---------
     Net income (loss) applicable to common shareholders            $  7,969          $ (11,845)          $ (19,189)
                                                                    ========          =========           =========

Basic and diluted earnings (loss) per share:
         Continuing operations                                     $    0.19          $   (0.71)          $   (1.02)
         Discontinued operations                                       (0.01)             (0.05)              (0.21)
                                                                   ---------          ---------           ---------
                  Total                                            $    0.18          $   (0.76)          $   (1.23)
                                                                   =========          =========           =========

                                       The accompanying notes are an integral part of these consolidated financial statements.

                                                           F-14



                                             DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                                           Consolidated Statements of Stockholders' Equity
                                                 Three years ended December 28, 2002
                                                  (In thousands, except share data)

                                              Common stock
                                          ------------------------
                                                                                                           Retained        Total
                                                                   Additional             Accumulated      earnings    stockholders'
                                             Number     $.01 par    Paid-in    Treasury  comprehensive    (accumulated      equity
                                           of shares     value      capital     stock       loss           deficit)       (deficit)
------------------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 2000               15,568,362    $  156    $  35,235    $ (172)           -        $ (13,306)      $  21,913

Net loss                                           -         -            -         -            -          (19,189)        (19,189)
                                          ----------    ------     --------    ------       ------          -------      ----------

Balances at December 30, 2000             15,568,362    $  156     $ 35,235    $ (172)           -        $ (32,495)      $   2,724

Net loss                                           -         -            -         -            -          (11,845)        (11,845)

Minimum pension liability adjustment               -         -            -         -         (533)               -            (533)

Derivative transition adjustment
     (Note 1)                                      -         -            -         -        2,220                -           2,220

Net change arising from current
   period hedging transactions (Note 1)            -         -            -         -          376                -             376

Reclassifications of derivative hedging
    changes into earnings   (Note 1)               -         -            -         -       (2,596)               -          (2,596)

Total comprehensive loss                           -         -            -         -            -                -         (12,378)
                                          ----------    ------     --------   -------      -------        ---------      ----------

Balances at December 29, 2001             15,568,362    $  156     $ 35,235   $  (172)     $  (533)       $ (44,340)      $  (9,654)

Net income                                         -         -            -         -            -            8,963           8,963

Minimum pension liability adjustment               -         -            -         -       (3,374)               -          (3,374)
                                                                                                                         ----------
Total comprehensive income                         -         -            -         -            -                            5,589

Tax benefits relating to January 1,
     1994 valuation allowance                      -         -        2,247         -            -                -           2,247

Issuance of common stock                  46,713,086       467       38,259         -            -                -          38,726

Preferred stock - accretion                        -         -         (589)        -            -                -            (589)

Preferred stock -
   accumulative dividends                          -         -         (405)        -            -                -            (405)
                                          ----------    ------     --------   -------      -------        ---------      ----------
Balances at December 28, 2002             62,281,448    $  623     $ 74,747   $  (172)     $(3,907)       $ (35,377)     $   35,914
                                          ==========    ======     ========   =======      =======        =========      ==========

                                             The accompanying notes are an integral part
                                             of these consolidated financial statements.


                                                                 F-15



                                         DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                                            Consolidated Statements of Cash Flows
                                             Three years ended December 28, 2002
                                                        (in thousands)

                                                                   December 28,         December 29,         December 30,
                                                                       2002                 2001                 2000
                                                                  ----------------     ----------------     ----------------

Cash flows from operating activities:
     Income (loss) from continuing operations                       $    9,366             $(11,105)           $(15,861)
    Adjustments to reconcile loss from continuing operations to net cash provided by continuing operating activities:
               Depreciation and amortization                            16,426               24,898              26,859
               Deferred income tax expense (benefit)                     2,187                    -                   -
               Loss (gain) on sale of assets                            (1,563)                 (80)                144
               Changes in operating assets and liabilities:
                         Accounts receivable                              (380)              (1,882)             (4,850)
                         Inventories and prepaid expenses                  111                 (746)              2,246
                         Accounts payable and accrued expenses           4,050               (4,898)              3,070
                         Accrued interest                                2,262                  345               2,928
                         Other                                             806               (1,916)              1,084
                                                                     ---------            ---------           ---------
         Net cash provided by continuing operating activities           33,265                4,616              15,620
         Net cash provided by discontinued operations                      867                  996                 623
                                                                     ---------            ---------           ---------
               Net cash provided by operating activities                34,132                5,612              16,243
                                                                     ---------            ---------           ---------
Cash flows from investing activities:
     Capital expenditures                                              (13,433)              (8,847)             (7,287)
     Gross proceeds from sale of property, plant and equipment,
          assets held for disposition and other assets                   6,011                  145               4,412
     Payments related to routes and other intangibles                        -                 (279)               (636)
     Net cash used in discontinued operations                             (654)                (295)               (397)
                                                                     ---------            ---------           ---------
               Net cash used in investing activities                    (8,076)              (9,276)             (3,908)
                                                                     ---------            ---------           ---------

Cash flows from financing activities:
     Proceeds from long-term debt                                      203,673              208,387             171,351
     Payments on long-term debt                                       (214,500)            (197,862)           (179,842)
     Contract payments                                                    (459)              (3,368)             (2,163)
     Recapitalization costs                                             (2,901)              (3,334)                  -
                                                                     ---------            ---------           ---------
               Net cash provided by (used in) financing
                 activities                                            (14,187)               3,823             (10,654)
                                                                     ---------            ---------           ---------


Net increase (decrease) in cash and cash equivalents                    11,869                  159               1,681

Cash and  cash equivalents at beginning of year                          3,668                3,509               1,828
                                                                     ---------            ---------           ---------
Cash and cash equivalents at end of year                             $  15,537            $   3,668           $   3,509
                                                                     =========            =========           =========

Supplemental disclosure of cash flow information:
        Cash paid during the year for:
          Interest                                                  $    3,740            $  13,817           $   9,161
                                                                     =========            =========           =========
          Income taxes, net of refunds                              $    2,103            $    (141)          $  (1,777)
                                                                     =========            =========           =========

Noncash financing activity - Recapitalization transactions
(Note 2):
     Debt reduction                                                  $ (39,986)                   -                   -
     Accrued interest reduction                                         (5,331)                   -                   -
     Forbearance fees reduction                                         (3,855)                   -                   -
     Preferred stock, net of discount                                    8,072                    -                   -
     Common stock issued                                                41,100                    -                   -

                                         The accompanying notes are an integral part
                                          of these consolidated financial statements

                                                             F-16


                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(1)  GENERAL

     (a) NATURE OF OPERATIONS

         Darling International Inc. (the "Company") is a recycler of food processing by-products in the United States, operating a fleet of vehicles, through which it collects animal by-products and used cooking oil from food service establishments, butcher shops, grocery stores, and independent meat and poultry processors nationwide. The Company processes raw materials through facilities located throughout the United States into finished products, such as tallow, protein, and yellow grease. The Company sells its finished products domestically and internationally to producers of soap, cosmetics, rubber, pet food and livestock feed for use as ingredients in such products.

         On October 22, 1993, the Company entered into a settlement agreement approved by the U.S. District Court providing for a restructure of the Company's debt and equity and resolution of a class action lawsuit (the "Settlement"). The terms of the settlement were tantamount to a prepackaged bankruptcy despite the settlement not occurring under Chapter 11 of the Bankruptcy Code. On December 29, 1993, the Settlement was consummated and became binding on all original noteholders. The Company has accounted for the Settlement using "Fresh Start Reporting" as of January 1, 1994, in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the United States Bankruptcy Code" issued by the American Institute of Certified Public Accountants. Using a valuation of the Company performed by an independent appraiser, the Company determined the total reorganization value of all its assets to be approximately $236,294,000 as of January 1, 1994, and the Company's accumulated deficit was eliminated as of January 1, 1994.

       In May, 2002 the Company completed a recapitalization. See Note 2 below.

     (b) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (1)  Basis of Presentation

              The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. As disclosed in Note 15, the operations of IPC and of the Linkwood, MD facility, as defined below, are classified as discontinued operations.

         (2)  Fiscal Year

              The Company has a 52/53 week fiscal year ending on the Saturday nearest December 31. Fiscal years for the consolidated financial statements included herein are for the 52 weeks ended December 28, 2002, the 52 weeks ended December 29, 2001 , and the 52 weeks ended December 30, 2000.

         (3)  Inventories

              Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

         (4)  Property, Plant and Equipment

              Property, plant and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of assets: 1) Buildings and improvements, 24 to 30 years; 2) Machinery and equipment, 3 to 8 years; and 3) Vehicles, 4 to 6 years.

              Maintenance and repairs are charged to expense as incurred and expenditures for major renewals and improvements are capitalized.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         (5)  Collection Routes and Contracts

              Collection routes consist of groups of suppliers of raw materials in similar geographic areas from which the Company derives collection fees, and a dependable source of raw materials for processing into finished products. Restrictive covenants represent non-compete agreements with former competitors whose businesses were acquired. Amortization is computed by the straight-line method over the following periods: 1) Collection routes, 8 to 15 years; and 2) Restrictive covenants, 3 to 10 years.

         (6)  Goodwill and Other Intangible Assets

              The Company adopted SFAS 142 on December 30, 2001 (the first day of Fiscal 2002). SFAS 142 eliminates the amortization of goodwill and other intangible assets with indefinite lives. Intangible assets with lives restricted by contractual, legal, or other means will continue to be amortized over their useful lives. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. SFAS 142 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the fair value of the reporting unit's goodwill is determined by allocating the unit's fair value of its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its fair value. The Company has determined that the implied value of its goodwill exceeded carrying value, and therefore, no impairment charge was necessary.

              The Company has identified its reporting units for purposes of assessing goodwill impairment to be the individual plant locations. Intangible assets subject to amortization under SFAS 142 consist of collection routes and contracts and non-compete agreements. Amortization expense is calculated using the straight-line method over the estimated useful life of the asset ranging from 3 to 15 years.

              The gross carrying  amount of collection  routes and contracts and
              non-compete   agreements  subject  to  amortization   include  (in
              thousands):

                                                                             December 28,       December 29,
                                                                                2002                2001
                                                                          --------------------------------------
                           Collection Routes and Contracts:
                                Routes                                         $  42,302             $  42,307
                                Non-compete agreements                             4,428                 6,797
                                Royalty and consulting agreements                    314                   401
                                                                               ---------             ---------
                                                                                  47,044                49,505
                           Accumulated Amortization:
                                Routes                                           (20,865)              (17,498)
                                Non-compete agreements                            (2,903)               (4,423)
                                Royalty and consulting agreements                   (188)                 (218)
                                                                               ---------             ---------
                                                                                 (23,956)              (22,139)
                                                                               ---------             ---------
                           Collection routes and contracts,
                                less accumulated amortization                  $  23,088             $  27,366
                                                                               =========             =========

              Amortization expense for the three years ended December 28, 2002, December 29, 2001, and December 30, 2000, was approximately $4,280,000, $5,014,000 and $5,498,000, respectively. Amortization expense for the next five fiscal years is estimated to be $4,196,000, $3,999,000, $3,889,000, $3,841,000 and $3,413,000.

              The Company has also recorded an intangible asset related to unrecognized prior service costs in connection with its minimum pension liability as discussed in Note 13.

              The effect of the adoption of SFAS 142 on net income (loss) and earnings (loss) per share follows (in thousands, except per share date):

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

                                                                                  Fiscal Year Ended
                                                                  --------------------------------------------------
                                                                    December 28,    December 29,     December 30,
                                                                        2002            2001             2000
                                                                  --------------------------------------------------
                        Reported net income (loss) applicable to
                           common shareholders                        $7,969         $(11,845)       $(19,189)
                        Add back:  goodwill amortization                   -              242             142
                                                                      ------         --------        --------
                        Adjusted net income (loss) applicable to
                           common shareholders                        $7,969         $(11,603)       $(19,047)
                                                                      ======         ========        ========

                        Basic earnings (loss) per share:
                        Reported net income (loss)                    $ 0.18          $ (0.76)       $  (1.23)
                        Add back:  goodwill amortization                   -             0.02            0.01
                                                                      ------         --------        --------
                        Adjusted net income (loss)                    $ 0.18          $ (0.74)       $  (1.22)
                                                                      ======         ========        ========

         (7)  Environmental Expenditures

              Environmental expenditures incurred to mitigate or prevent environmental contamination that has yet to occur and that otherwise may result from future operations are capitalized. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenues are expensed or charged against established environmental reserves. Reserves are established when environmental assessments and/or clean-up requirements are probable and the costs are reasonably estimable.

         (8)  Income Taxes

              The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (9)  Net Income (Loss) Per Common Share

              Basic income (loss) per common share is computed by dividing net earnings or loss attributable to outstanding common stock by the weighted average number of common shares outstanding during the year. Diluted income (loss) per common share is computed by dividing net earnings or loss attributable to outstanding common stock by the weighted average number of common shares outstanding during the year increased by dilutive common equivalent shares (stock options) determined using the treasury stock method, based on the average market price exceeding the exercise price of the stock options.

              The weighted average common shares used for basic income (loss) per common share was 45,003,008, 15,568,362 and 15,568,362 for
              2002, 2001 and 2000, respectively. The weighted average common shares used for diluted income (loss) per common share was 45,577,262, 15,568,362, and 15,568,362 for 2002, 2001 and 2000,
              respectively. The numbers of shares for 2000 have been reduced for 21,000 treasury shares from numbers previously reported, which did not effect previously reported earnings per share. For 2001 and 2000 the effect of all outstanding stock options was excluded from diluted loss per common share because the effect was anti-dilutive.

              For Fiscal 2002, 2001 and 2000, respectively, 1,637,430, 3,025,865 and 2,334,380 outstanding stock options were excluded from diluted income (loss) per common share as the effect was antidilutive.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         (10) Stock Option Plans

              The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

              The following table illustrates the effect on net income (loss) and income (loss) per share if the fair value based method had been applied to all outstanding and invested awards in each period.

                                                       December 28,            December 29,             December 30,
                                                           2002                    2001                     2000
                                                  ----------------------- ------------------------ ------------------------
                                                    amount    per share     amount     per share     amount     per share
                                                  ----------- ----------- ------------ ----------- ------------ -----------
              Reported net income (loss)
                  applicable to common
                  shareholders                    $7,969      $0.18       $(11,845)    $(0.76)     $(19,189)    $(1.23)
              Deduct total stock-based employee
                  compensation expense
                  determined under
                  fair-value-based method for
                  all rewards, net of tax           (127)     (0.01)          (287)     (0.02)       (1,226)     (0.08)
                                                   -----      -----       --------     ------      --------     ------

                  Pro forma                       $7,842      $0.17       $(12,132)    $(0.78)     $(20,415)    $(1.31)
                                                  ======      =====       ========     ======      ========     ======


         (11) Statements of Cash Flows

              The Company considers all short-term highly liquid instruments, with an original maturity of three months or less, to be cash equivalents.

         (12) Use of Estimates

              The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         (13) Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of

              Effective December 30, 2001 (the first day of Fiscal 2002), the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets (SFAS 144). SFAS 144 supercedes SFAS 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 retains the fundamental provisions of SFAS 121 but eliminates the requirement to allocate goodwill to long-lived assets to be tested for impairment. SFAS 144 also requires discontinued operations to be carried at the lower of cost or fair value less costs to sell, broadens the presentation of discontinued operations to include a component of an entity rather than a segment of a business, and requires the classification of prior year operating results of discontinued operations to be consistent with the current year presentation. The adoption of SFAS 144 resulted in reclassification of approximately $335,000 and $1,700,000 of assets held for sale, to property held for use during the second and third quarters of 2002, respectively, as management did not believe a sale of these assets was probable within the next 12 months. Depreciation expense on these assets of approximately $312,000 was recorded during the third quarter of 2002, which would have been recognized had these assets been continuously classified as held and used, in accordance with SFAS 144. During the third quarter of Fiscal 2002, the Company also recorded an impairment charge of approximately $435,000 to reduce to fair value the carrying value of the assets at the Company's Linkwood, Maryland rendering plant, which was sold on October 18, 2002, to a third party purchaser for cash consideration of $4.3 million, and is accounted for as a discontinued operation.

              Prior to Fiscal 2002, the Company applied the provisions of SFAS No. 121, Accounting for Impairment or Disposal of Long-Lived Assets.

              The Fiscal 2002 impairment charge of $435,000 pertains to assets held for sale (see Note 5) in the Company's Rendering business segment at the Company's Linkwood, MD facility which is accounted for as a discontinued operation. The impairment charge was necessary to reduce the carrying value of these assets to management's estimate of their net realizable value. Estimated net realizable value was based upon the sales price received from the third party purchaser. A summary of the impairment charge follows (in thousands):

                             Land                                   $200
                             Leaseholds and buildings                235
                                                                     ---
                                  Total impairment                  $435
                                                                     ===

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

              The Fiscal 2001 impairment charge of $840,000 pertains solely to assets held for sale (see Note 5) in the Company's Rendering business segment. The impairment charge was necessary to reduce the carrying value of these assets to management's estimate of their net realizable value in light of current economic conditions. Estimated net realizable values were based on information from business and real estate brokers, comparable sales, property tax valuations and internal discussions with Company employees working in the geographic areas who were familiar with the specific assets. A summary of the impairment charge follows (in thousands):

                      Land                                          $106
                      Leaseholds and buildings                       134
                      Equipment and furniture                        600
                           Total impairment                         $840
                                                                     ===

              The Fiscal 2000 impairment charge of $4,016,000 consists of: 1) $162,000 and $375,000 related to Restaurant Services business segment equipment and allocable goodwill, respectively; 2) $1,341,000 related to assets held for sale in the Company's Rendering business segment; and 3) $293,000 and $1,341,000 related to buildings and equipment, respectively, at the Company's Linkwood, MD facility, which is accounted for as a discontinued operation. The impairment charges of the assets in operation were made to reduce the carrying value to estimated fair value based on the discounted future cash flows of the assets. The impairment charges of the assets held for sale and the discontinued operation were necessary to reduce the carrying value of these assets to management's estimate of their net realizable value based on information from a business broker. A summary of the impairment charges follows (in thousands):

                                                       Discontinued                         Restaurant
                                                        Operations        Rendering          Services           Total
                                                      ---------------- ----------------- ----------------- ----------------
                      Leaseholds and buildings           $    293          $   349          $     -            $   642
                      Equipment and furniture               1,845              992              162              2,999
                      Goodwill                                  -                -              375                375
                                                         --------         --------          -------            -------
                           Total impairment              $  2,138          $ 1,341          $   537            $ 4,016
                                                         ========         ========          =======            =======



         (14) Financial Instruments

              The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short maturity of these instruments.

              The carrying amount (exclusive of the effect of SFAS No. 15 in Fiscal 2002) of the Company's outstanding borrowings under the Credit Agreement and Term Loan described in Note 9, approximates the fair value due to the floating interest rates on the borrowings.

              The fair value of the interest rate swap agreements was a liability of $1,020,000 at December 29, 2001. Current market pricing models were used to estimate fair value of interest rate swap agreements. See Note 9.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


         (15) Derivative Instruments

              The Company makes limited use of derivative instruments to manage cash flow risks related to interest and natural gas expense. Interest rate swaps are entered into with the intent of managing overall borrowing costs. The Company does not use derivative instruments for trading purposes.

              Effective December 31, 2000 (the first day of Fiscal 2001), the Company adopted the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities SFAS No. 133, as amended, standardizes the accounting for derivatives instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to report all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding the instrument. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair value, cash flows, or foreign currencies. The Company held no fair value hedge or foreign currency hedge derivative instruments at December 29, 2001 or December 28, 2002. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside of earnings) and is subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change. Upon adoption, the provisions of Statement 133 must be applied prospectively.

              Upon adoption of SFAS No. 133 on December 31, 2000, the Company was party to interest rate and natural gas swaps to manage the risk of changes in cash flows related to interest expense on floating-rate borrowings under its Credit Agreement and the purchase of natural gas used in its plants.

              At December 30, 2000, the Company was party to three interest rate swap agreements whereby the interest obligation on $70 million of floating-rate debt has been exchanged for fixed rate contracts which bear interest, payable quarterly. One swap agreement for $25 million matured June 27, 2002, bore interest at 6.5925% and the Company's receive rate was based on the three-month LIBOR. A second swap agreement for $25 million matured June 27, 2001, bore interest at 9.83% and the Company's receive rate was based on the Base Rate. The third swap agreement for $20 million matured June 27, 2002, with a one-time option for the bank to cancel at June 27, 2001, which the bank declined to exercise, bore interest at 9.17% and the Company's receive rate was based on the Base Rate. The portion of the interest rate swap agreements extending beyond June 30, 2001, the expiration date of the Credit Agreement, was not considered a hedge. The Company recorded a liability of $0.5 million at December 29, 2001, with the related charge recorded in other expense. The Company continued to follow this policy in Fiscal 2002. The Company accounted for the portion of the interest rate swaps through June 30, 2001 as cash flow hedges. The fair value of this portion of the swaps was a liability of $1.0 million at December 29, 2001.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

              At December 28, 2002, the Company has forward purchase agreements with suppliers obligating the Company to purchase approximately 449,800 mmbtu's of natural gas for the period January through March, 2003, with a purchase price of $4.01/mmbtu.

              As of December 29, 2001, the Company had forward purchase agreements in place for purchases of approximately 1,500,000 mmbtu's of natural gas for the period January through December, 2002, based on an average purchase price of $3.47/mmbtu.

              These forward purchase agreements have no net settlement provisions and the Company takes physical delivery, which it had done under similar forward purchase agreements from March through December 2001. Accordingly, the forward purchase agreements are not subject to the requirements of SFAS No. 133 because they qualify as normal purchases as defined in the standard.

              The Company has designated the interest rate and natural gas swap agreements as cash flow hedges and such agreements qualify for hedge accounting under SFAS No. 133, except as described above for certain portions of two of the interest rate swaps.

              A summary of the transition adjustment recorded to other comprehensive income, the net change arising from hedging transactions, and the amounts recognized in earnings during the
              twelve-month   period   ended   December   29,  2001  follows  (in
              thousands):

                Transition  adjustment on December 31, 2000          $  2,220
                to accumulated
                other comprehensive income

                Net change arising from current period                    376
                hedging transactions

                Reclassifications  into earnings                       (2,576)
                                                                      -------
                Accumulated  other  comprehensive  loss at            $     -
                December 29, 2001                                     =======

              A summary of the gains and losses recognized in earnings during the year ended December 29, 2001 follows (in thousands):

                Loss to interest  expense  related to interest        $  (487)
                rate swap agreements

                Gain to operating expenses related to natural           2,568
                gas swap agreements  (effective  portion)

                Gain to other income related to natural                   515
                gas swap  agreements  (ineffective  portion)          -------

                Total reclassifications  into  earnings  for          $ 2,596
                the  year  ended December 29, 2001

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

              Gains and losses reported in accumulated other comprehensive income are reclassified into earnings upon the occurrence of the hedged transactions (accrual of interest expense and purchase of natural gas). The entire amount reported in accumulated other comprehensive income as of December 31, 2000 (transition), was reclassified into earnings by the second quarter of Fiscal 2001.

              There was no income tax expense or benefit recorded related to the derivative transactions described above.

              For Fiscal 2000, interest rate swaps were accounted for under the accrual method, whereby the difference between the Company's pay and receive rate was recognized as an increase or decrease to interest expense. The natural gas fixed for float swap agreements to which the Company was party during Fiscal 2000 are traded on the NYMEX. Realized gains or losses from the settlement of these financial hedging instruments were recognized as an adjustment of the cost of purchased natural gas in the month of delivery during Fiscal 2000. The gains or losses realized as a result of these Fiscal 2000 hedging activities were substantially offset in the cash market when the hedged natural gas was delivered to the Company's facilities.

         (16) Comprehensive Income

              The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components. In accordance with SFAS No. 130, the Company has presented the components of comprehensive income in its consolidated statement of stockholders' equity.

         (17) Revenue Recognition

              The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss. Collection fees are recognized in the month the service is provided.

         (18) Reclassifications

              As required by SFAS 144, and as discussed in Notes 1(b)(13) and 15, the prior years results of operations of the Linkwood, MD facility, which was sold in Fiscal 2002, have been reclassified and reported as discontinued operations to facilitate comparability of reported results of operations. Certain other immaterial reclassifications of amounts previously reported have been made to the Fiscal 2001 and Fiscal 2000 consolidated financial statements to conform the presentation for each year.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

(2)      RECAPITALIZATION

         On May 13, 2002, the Company consummated a recapitalization and executed a new amended and restated Credit Agreement with its lenders.

         The new Credit Agreement reflects the effect of applying the provisions of Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings ("SFAS No. 15"). SFAS No. 15 requires that the previously existing amount of debt owed by the Company to the lenders be reduced by the fair value of the equity interest granted and that no gain from restructuring the Company's bank debt be recognized. As a result, the carrying amount of the debt of $68.4 million exceeds its contractural amount of $56.7 million by $11.7 million at December 28, 2002. Interest expense on the remaining carrying amount of debt reported in our financial statements is based on a new effective interest rate (0.20% at December 28, 2002) that equates the present value of the future cash payment specified by the new terms of the term loan with the carrying amount of the debt.

         In connection with the Company's recapitalization and its entry into the new Credit Agreement, the Company exchanged borrowings outstanding under its previous Credit Agreement, a portion of the accrued interest and commitment fees, and forbearance fees payable for 46,705,086 shares of newly issued common stock, equal to 75% of the Company's then total outstanding common stock on a fully diluted basis (exclusive of stock options issued and outstanding), and 100,000 shares of 6% cumulative redeemable Series A Preferred Stock with a liquidation preference of $100 per share and a face value of $10.0 million, recorded at a discount of approximately $1.9 million, resulting in a yield of 10%, which approximates the market yield at the date of issue. The term loan and the revolving credit facility mature on May 10, 2007.


              The Company's new Credit Agreement consists of the following elements at December 28, 2002 (in thousands):

                 Term loan:
                      Contractual amount                  $  56,655
                      SFAS 15 effect                         11,750
                                                           --------
                      Carrying amount                     $  68,405
                                                           --------
                 Revolving credit facility:
                      Maximum availability                $  17,300
                      Borrowings outstanding                      -
                      Letters of credit issued               11,687
                                                           --------
                      Availability                        $   5,613
                                                           ========

         Substantially all assets of the Company are either pledged or mortgaged as collateral for borrowings under the Credit Agreement. The Credit Agreement contains certain terms and covenants, which, among other matters, restrict the incurrence of additional indebtedness, the payment of cash dividends, the retention of certain proceeds from sales of assets, and the annual amount of capital expenditures, and requires the maintenance of certain minimum financial ratios. As of December 28, 2002, no cash dividends could be paid to the Company's stockholders pursuant to the Credit Agreement.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

(3)      INVENTORIES

         A summary of inventories follows (in thousands):

                                                 December 28,     December 29,
                                                     2002             2001
                                              ----------------- ----------------
                Finished product                  $  5,084          $  6,117
                Supplies and other                   1,922             1,581
                                                   -------           -------
                                                  $  7,006          $  7,698
                                                   =======           =======


(4)      PROPERTY, PLANT AND EQUIPMENT

         A summary of property, plant and equipment follows (in thousands):

                                                   December 28,     December 29,
                                                       2002             2001
                                                 -------------------------------
                 Land                               $   9,193       $   9,454
                 Buildings and improvements            26,893          25,906
                 Machinery and equipment              139,065         139,248
                 Vehicles                              49,544          49,084
                 Construction in process                1,288           6,607
                                                    ---------       ---------
                                                      225,983         230,299
                 Accumulated depreciation             153,029         155,555
                                                    ---------       ---------
                                                    $  72,954       $  74,744
                                                    =========       =========


(5)      ASSETS HELD FOR SALE

         Assets held for sale consist of the following (in thousands):

                                                  December 28,      December 29,
                                                      2002              2001
                                                 -------------------------------
               Petaluma, CA                          $  497         $    497
               Billings, MT                             421              421
               Goldsboro, NC                             50               50
               Esteem (Norfolk, NE)                       -            1,200
               Peptide (Norfolk, NE)                      -              500
               West Point, NE                             -              118
               Lynchburg, VA                              -              100
               Shelbyville, IN                            -               62
               Zanesville, OH                             -               54
                                                      -----           ------
                                                     $  968          $ 3,002
                                                      =====           ======


         Under provisions of SFAS 144, approximately $2,035,000 of assets held for sale at December 29, 2001, have been reclassified to property, plant and equipment in Fiscal 2002 because management does not believe sale of the assets within one year is probable.

         The remaining assets held for sale are carried at the lower of cost, less accumulated depreciation or fair value. The assets are expected to be sold within the next 12 months and, accordingly, are classified as current assets at December 28, 2002. These assets were previously utilized in rendering operations. From time to time, the Company receives offers from prospective buyers of Company assets. Until the offers meet criteria established by Statement 144, the assets remain classified as property, plant and equipment.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         As discussed in Note 1, the Company recorded impairment charges related to certain of the assets held for sale in Fiscal 2002, Fiscal 2001 and Fiscal 2000. Impairment recorded on the Company's Linkwood, MD facility during Fiscal 2002 is included in loss from discontinued operations. Included in the Fiscal 2002 and 2001 impairment charges are the following amounts to reduce the carrying value of assets held for sale to estimated net realizable value (in thousands):


                                                 December 28,     December 29,
                                                     2002             2001
                                               ----------------- ---------------
                   Linkwood, MD                     $  435          $      -
                   Esteem                                -               210
                   Peptide                               -               439
                   Other assets                          -               191
                                                     -----             -----
                        Total                       $  435            $  840
                                                     =====             =====
(6)      OTHER ASSETS

         Other assets consist of the following (in thousands):

                                                                    December 28,               December 29,
                                                                        2002                       2001
                                                               ----------------------- -----------------------------
                  Prepaid pension cost (Note 13)                      $      -                  $  2,359
                  Deposits and other                                     2,312                     1,526
                  Deferred recapitalization costs                            -                     3,762
                                                                       -------                   -------
                                                                      $  2,312                  $  7,647
                                                                       =======                   =======


(7)      ACCRUED EXPENSES

         Accrued expenses consist of the following (in thousands):

                                                                               December 28,       December 29,
                                                                                   2002               2001
                                                                           --------------------- ----------------
               Compensation and benefits                                          $ 11,338          $  6,750
               Utilities and sewage                                                  2,428             3,944
               Accrued plant expenses                                                2,179             2,590
               Accrued forbearance fees                                                  -             2,570
               Insurance                                                             1,396             2,604
               Accrued freight cost                                                    899             1,208
               Accrued interest rate swap liability                                      -             1,020
               Accrued income, ad valorem, and franchise taxes                       2,424               888
               Reserve for self insurance, environmental and litigation
                    matters (Note 16)                                                5,407               599
               Non-compete agreements                                                  406               363
               Other accrued expense                                                 2,090             1,533
                                                                                  --------          --------
                                                                                  $ 28,567          $ 24,069
                                                                                  ========          ========

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

(8) LEASES

         The Company leases five plants and storage locations, four office locations and a portion of its transportation equipment under operating leases. Leases are noncancellable and expire at various times through the year 2028. Minimum rental commitments under noncancellable leases as of December 28, 2002, are as follows (in thousands):

                                Period Ending Fiscal        Operating Leases
                                --------------------        ----------------
                                        2003                        $  3,305
                                        2004                           2,729
                                        2005                           1,866
                                        2006                             922
                                        2007                             801
                                     Thereafter                        8,934
                                                                    --------
                                               Total                $ 18,557
                                                                    ========


         Rent expense for the years ended December 28, 2002, December 29, 2001, and December 30, 2000 was $4.2 million, $4.2 million and $3.2 million, respectively.

(9) DEBT

         Debt consists of the following (in thousands):

                                                  December 28,      December 29,
                                                       2002             2001
                                             -----------------------------------
          Credit Agreement:
          Revolving Credit Facility               $        -        $ 120,027
          Term Loan                                   68,405                -
          Other notes                                     22               26
                                                  ----------        ---------
                                                      68,427          120,053
          Less current maturities                      8,372          120,053
                                                  ----------        ---------
                                                  $   60,055        $       -
                                                  ==========        =========

         See Note 2 for a description of the Credit Agreement.


         Maturities of long-term debt at December 28, 2002 are as follows:

                                             Contractual                  SFAS 15                    Total
                                             Debt Amount                  Effect                Carrying Amount
                                      -------------------------- -------------------------- -------------------------
          2003                                 $ 5,401                    $ 2,971                  $  8,372
          2004                                   3,000                      2,923                     5,923
          2005                                   4,800                      2,721                     7,521
          2006                                   4,800                      2,479                     7,279
          2007                                  38,676                        656                    39,332
                                                ------                     ------                    ------
                                               $56,677                    $11,750                   $68,427
                                                ======                     ======                    ======

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


         Under the terms of the new Credit Agreement, 25% of the excess cash flow (as defined by the new Credit Agreement) in Fiscal 2002 is due to the lenders in Fiscal 2003. Included in current maturities of long-term debt at December 28, 2002, is $4.2 million under this provision of the Credit Agreement. The percentage of excess cash flow, as defined, due to the lenders for each fiscal year through Fiscal 2007 follows:

                                                                 Percentage of
          Fiscal Year(s)                                       Excess Cash Flow
                                                               ----------------
                   2002                                               25%
                   2003                                               35%
                   2004 and thereafter                                50%

         The excess cash flow payment is due to the lenders the earlier of: the date of delivery of the Company's annual financial statements to the lenders, or within 115 days of the end of the Company's fiscal year.

(10)     OTHER NONCURRENT LIABILITIES

         Other noncurrent liabilities consist of the following (in thousands):

                                                                             December 28,          December 29,
                                                                                2002                    2001
                                                                       ---------------------------------------------
         Reserve for insurance, environmental, litigation and tax               $  7,020              $  7,184
              matters (Note 16)
         Liabilities associated with consulting and noncompete                       352                   758
              agreements
         Other                                                                       158                   192
                                                                                 -------               -------
                                                                                $  7,530              $  8,134
                                                                                 =======               =======

         The Company sponsors a defined benefit health care plan that provides postretirement medical and life insurance benefits to certain employees. The Company accounts for this plan in accordance with SFAS No. 106 and the effect on the Company's financial position and results of operations is immaterial.

(11)     INCOME TAXES

         Income tax expense (benefit) attributable to income (loss) from continuing operations before income taxes consists of the following (in thousands):

                                                                December 28,    December 29,          December 30,
                                                                    2002            2001                  2000
                                                               ---------------- ------------------ ------------------
                Current:
                     Federal                                      $  4,530         $      -           $      -
                     State                                             426                -                  -
                     Foreign                                            40                -                  -
                Deferred:
                     Federal                                         2,187                -                  -
                                                                   -------          -------            -------
                                                                  $  7,183         $      -           $      -
                                                                   =======          =======            =======

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         Income tax benefit for the years ended December 28, 2002, December 29, 2001, and December 30, 2000, differed from the amount computed by applying the statutory U.S. federal income tax rate (35%) to loss from continuing operations before income taxes as a result of the following (in thousands):

                                                            December 28,        December 29,          December 30,
                                                               2002                2001                  2000
                                                        ------------------- ---------------------- ------------------
                Computed "expected" tax expense             $  5,792               $ (4,146)          $ (6,846)
                State income taxes                               426                      -                  -
                Tax benefits related to January 1,             2,247                      -                  -
                     1994 valuation allowance
                Change in valuation allowance                   (948)                 4,289              7,554
                IRS tax settlement                              (490)                     -                  -
                Other, net                                       156                   (143)              (708)
                                                             -------                -------            -------
                                                            $  7,183               $      -           $      -
                                                             =======                =======            =======

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 28, 2002 and December 29, 2001 are presented below (in thousands):

                                                                         December 28,             December 29,
                                                                             2002                     2001
                                                                    ----------------------- -------------------------
                Deferred tax assets:
                    Net operating loss carryforwards                       $  23,498               $  31,305
                    Recapitalization effects of SFAS 15                        4,465                       -
                    Loss contingency reserves                                  2,456                   3,396
                    Other                                                      3,914                   2,485
                                                                            --------                --------
                         Total gross deferred tax assets                      34,333                  37,186
                         Less valuation allowance                            (20,591)                (21,279)
                                                                            --------                --------
                         Net deferred tax assets                              13,742                  15,907
                                                                            --------                --------
                Deferred tax liabilities:
                     Collection routes and contracts                          (3,972)                 (4,985)
                     Property, plant and equipment                            (8,661)                 (9,783)
                     Other                                                    (1,109)                   (926)
                                                                            --------                --------
                Total gross deferred tax liabilities                         (13,742)                (15,694)
                                                                            --------                --------
                                                                           $       -               $     213
                                                                            ========                ========

         The valuation allowance for deferred tax assets as of December 28, 2002 and December 29, 2001 was $20,591,000 and $21,279,000, respectively.
         The net changes in the total valuation allowance was a decrease of $688,000 for the year ended December 28, 2002 and an increase of $4,289,000 for the year ended December 29, 2001.

         At December 28, 2002, the Company had net operating loss carryforwards for federal income tax purposes of approximately $61,836,000 expiring through 2020. The availability of the net operating loss carryforwards to reduce future taxable income is subject to various limitations. As a result of the change in ownership which occurred pursuant to the May 2002 recapitalization (see Note 2), the Company believes utilization of its net operating loss carryforwards is limited to $687,000 per year for the remaining life of the net operating losses.

         The Company reports tax benefits utilized related to the January 1, 1994 valuation allowance as a direct addition to additional paid in capital.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

(12)     STOCKHOLDERS' EQUITY

         At December 29, 1993, the Company granted options to purchase 384,615 shares of the Company's common stock to the former owners of the Redeemable Preferred Stock. The options have a term of ten years from the date of grant and may be exercised at a price of $3.45 per share (approximated market value at the date of grant).


         The 1993 Flexible Stock Option Plan and the 1994 Employee Flexible Stock Option Plan provide for the granting of stock options to key officers and salaried employees of the Company and its subsidiaries. Options to purchase common stock were granted at a price approximating fair market value at the date of grant. Options granted under the plans expire ten years from the date of grant. Vesting occurs on each anniversary of the grant date as defined in the specific option agreement. The plans also provide for the acceleration by one year of vesting of all non-vested shares upon the termination of the employee's employment in certain circumstances or upon a change in management control.

         The Non-Employee Directors Stock Option Plan provides for the granting of options to non-employee directors of the Company. As of December 28, 2002, options to purchase 483,000 shares of common stock had been granted pursuant to this plan, of which 208,000 options remain outstanding. The options have a term of ten years from the date of grant and may be exercised at a price of $0.56 - $9.042 per share (market value at the date of grant). The options vest 25% six months after the grant date and 25% on each anniversary date thereafter.

         The per share weighted average fair value of stock options granted during 2002, 2001 and 2000 was $0.63, $0.46 and $1.65, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted assumptions:

                                                              2002                 2001                 2000
                                                      --------------------- -------------------- --------------------
           Expected dividend yield                            0.0%                 0.0%                 0.0%
           Risk-free interest rate, weighted avg.            5.02%                 5.14%                5.28%
           Expected life                                    10 years             10 years             10 years
           Expected annual volatility                    59.95-109.09%         42.31-100.94%        42.31-98.64%

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         A summary of transactions for all stock options granted follows:

                                                        Number of          Option exercise     Weighted-avg. exercise
                                                         shares            price per share        price per share
                                                   --------------------- -------------------- -------------------------
Options outstanding at January 1, 2000                 2,236,635            $ 1.75-10.88               $ 5.69
       Granted                                         1,129,050              0.50-1.75                  1.11
       Canceled                                       (1,031,305)            2.63-10.88                  7.74
                                                      ----------
Options outstanding at December 30, 2000               2,334,380              0.50-9.50                  2.43
                                                      ==========
       Granted                                           703,385                0.50                     0.50
       Canceled                                          (11,900)             4.13-9.50                  6.38
                                                      ----------
Options outstanding at December 29, 2001               3,025,865              0.50-9.04                  2.08
                                                      ==========
       Granted                                            28,000              0.56-0.80                  0.68
       Exercised                                          (8,000)             0.56-0.56                  0.56
       Canceled                                         (128,700)             0.50-9.04                  5.11
                                                      ----------
Options outstanding  at December  28, 2002             2,917,165              0.50-9.04                  1.93
                                                      ==========
Options exercisable at December 28, 2002               2,481,994              0.50-9.04                  2.19
                                                      ==========

At December 28, 2002, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $0.50-9.042 and 5.5 years, respectively.

At December 28, 2002 and December 29, 2001, the number of options exercisable was 2,481,994 and 2,407,867, respectively, and the weighted-average exercise price of those options was $2.19 and $2.46, respectively.

(13)     EMPLOYEE BENEFIT PLANS

         The Company has retirement and pension plans covering substantially all of its employees. Most retirement benefits are provided by the Company under separate final-pay noncontributory pension plans for all salaried and hourly employees (excluding those covered by union-sponsored plans) who meet service and age requirements. Benefits are based principally on length of service and earnings patterns during the five years preceding retirement.

         The Company's funding policy for those plans is to contribute annually not less than the minimum amount required nor more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Based upon current actuarial estimates, the Company does not expect any payments will be necessary in order to meet minimum funding requirements during Fiscal 2003.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets based on the measurement date (October 1, 2002 and 2001) (in thousands):

                                                                             December 28,           December 29,
                                                                                 2002                   2001
                                                                         ---------------------- ---------------------
         Change in benefit obligation:
              Benefit obligation at beginning of period                          $49,461              $45,404
              Service cost                                                         1,332                1,305
              Interest cost                                                        3,614                3,425
              Amendments                                                               -                  301
              Actuarial (gain)/loss                                                2,155                1,541
              Benefits paid                                                       (2,498)              (2,515)
                                                                                 -------              -------
                  Benefit obligation at end of period                             54,064               49,461
                                                                                 -------              -------
         Change in plan assets:
              Fair value of plan assets at beginning of period                    42,349               48,881
              Actual return on plan assets                                         2,856               (4,727)
              Employer contribution                                                  948                  710


              Benefits paid                                                       (2,498)              (2,515)
                                                                                 -------              -------
                  Fair value of plan assets at end of period                      43,655               42,349
                                                                                  ------              -------
         Funded status                                                           (10,410)              (7,112)
         Unrecognized actuarial (gain)/loss                                       11,646                8,543
         Unrecognized prior service cost                                             800                  928
                                                                                 -------              -------
              Net amount recognized                                             $  2,036             $  2,359
                                                                                 -------              =======
         Amounts recognized in the consolidated balance sheets consist of:
              Prepaid benefit cost                                              $  2,036             $  2,359
              Accrued benefit liability                                           (6,681)                (713)
              Intangible asset                                                       800                  180
              Accumulated other comprehensive income  (a)                          5,881                  533
                                                                                 -------              -------
                  Net amount recognized                                         $  2,036             $  2,359
                                                                                 =======              =======

         (a) Reported as accumulated comprehensive loss, net of tax, at December 28, 2002, in the amount of $3.9 million.

         The Company has recorded a minimum liability of $6.7 million and $0.7 million at December 28, 2002 and December 29, 2001, respectively, related to the excess of the accumulated benefit obligations associated with its pension plans over the fair value of the plans' assets.

         During December 2001, the Company's pension plans received common stock resulting from the demutualization of an insurance company with an aggregate fair value of $4.0 million which has been considered in the determination of the amount of minimum liability reported at December 29, 2001. Since the common stock was received after the October 1, 2001 measurement date, it is not included in the fair value of plan assets at end of period for Fiscal 2001 in the table above. The common stock received was considered an asset of the plans for purposes of determining Fiscal 2002 net pension cost.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         Net pension cost includes the following components (in thousands):

                                                  December 28,        December 29,       December 30,
                                                      2002                2001               2000
                                               -------------------- ------------------- -----------------
         Service cost                               $ 1,332              $ 1,305             $ 1,478
         Interest cost                                3,614                3,425               3,363
         Expected return on plan assets              (4,187)              (4,424)             (4,217)
         Net amortization and deferral                  511                   98                  98
                                                     ------               ------              ------
         Net pension cost                           $ 1,270              $   404             $   722
                                                     ======               ======              ======


         Assumptions used in accounting for the employee benefit pension plans were:

                                                            December 28,     December 29,    December 30,
                                                                2002             2001            2000
                                                          ----------------- --------------- ----------------
           Weighted average discount rate                        7.25%            7.50%           7.75%
           Rate of increase in future compensation               5.16%            5.16%           5.08%
              levels
           Expected long-term rate of return on assets           8.75%            9.25%           9.25%


         The Company participates in several multi-employer pension plans which provide defined benefits to certain employees covered by labor contracts. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. Information with respect to the Company's proportionate share of the excess, if any, of the actuarially computed value of vested benefits over these pension plans' net assets is not available. The cost of such plans amounted to $1,441,000, $1,491,000, and $1,384,000 for the years ended December 28, 2002, December 29, 2001, and December 30, 2000, respectively.

(14)     CONCENTRATION OF CREDIT RISK

         Concentration of credit risk is limited due to the Company's diversified customer base and the fact that the Company sells commodities. No single customer accounted for more than 10% of the Company's net sales in 2002, 2001 and 2000.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

(15)     DISCONTINUED OPERATIONS

         As disclosed in Note 1(b)(13), the Company adopted SFAS 144 in Fiscal 2002. SFAS 144 requires discontinued operations to be carried at the lower of cost or fair value less costs to sell, broadens the presentation of discontinued operations to include a component of an entity rather than a segment of a business, and requires the classification of prior year operating results of discontinued operations to be consistent with the current year presentation.

         In 1998, the Company made a decision to discontinue the operations of the Bakery By-Products Recycling business segment in order to concentrate its financial and human resources on its other businesses. The disposal of this business was accounted for as a discontinued operation. Gain on disposal relates to write-off of an indemnification liability in Fiscal 2000 upon termination of the indemnification period.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         In accordance with SFAS No. 144, the prior year operating results of the Linkwood, MD, facility have been reclassified and reported as discontinued operation to facilitate comparability of reported results of operations. A summary of the components of loss from discontinued operations net of tax follows (in thousands):

                                                             2002              2001              2000
                                                      ------------------- ---------------- -----------------
             Linkwood                                    $   (403)         $   (740)         $  (3,699)
             Bakery ByProducts                                  -                 -                371
                                                         --------          --------          ---------
               Total                                     $   (403)         $   (740)         $  (3,328)
                                                         ========          ========          =========

On October 18, 2002, the Company sold the Company's Linkwood, Maryland rendering plant to a third party purchaser for cash consideration of $4.3 million, net of applicable costs of selling the plant location. Results of operations of the Linkwood facility were previously included in results of the Company's rendering segment, and have been reclassified to Loss from Discontinued Operations in the accompanying consolidated statements of operations. Revenues and losses, net of applicable taxes, of the plant are as follows (in thousands):

                                                                           Year Ended
                                                        December 28,       December 29,      December 30,
                                                            2002               2001              2000
                                                      ------------------- ---------------- -----------------

         Net sales                                      $    8,371         $  13,645        $  14,479
                                                         ---------          --------         --------

         Cost of sales and operating expenses                7,565            12,394           13,602
         Selling, general and administrative                   282               260              257
         Depreciation and amortization                       1,270             1,736            4,322
                                                         ---------          --------         --------

         Total costs and expenses                            9,117            14,390           18,181

         Operating and pretax loss, now classified            (746)             (745)          (3,702)
           as loss from discontinued operations

         Other income (expense)                                  -                 5                3
                                                         ---------          --------         --------

         Loss before income taxes                             (746)             (740)          (3,619)
                                                         ---------          --------         --------

         Income tax benefit                                    343                 -                -
                                                         ---------          --------         --------

         Loss from discontinued operations, net of      $     (403)        $    (740)       $  (3,699)
         tax                                             =========          ========         ========


                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


(16)     CONTINGENCIES

         LITIGATION

         Melvindale
         ----------

         A group of residents living near the Company's Melvindale, Michigan plant has filed suit, purportedly on behalf of a class of persons similarly situated ("Melvindale I"). The class has been certified for injunctive relief only. The court declined to certify a damage class but has permitted approximately 300 people to join the lawsuit as plaintiffs. The suit is based on legal theories of trespass, nuisance and negligence and/or gross negligence, and is pending in the United States District Court, Eastern District of Michigan. Plaintiffs allege that emissions to the air, particularly odor, from the plant have reduced the value and enjoyment of Plaintiffs' property, and Plaintiffs seek unspecified compensatory and exemplary damages in an amount in excess of $25,000 per Plaintiff and unspecified injunctive relief. The Company is unable to estimate its potential liability, if any, from this lawsuit. In a lawsuit with similar factual allegations, also pending in United States District Court, Eastern District of Michigan, the City of Melvindale has filed suit against the Company based on legal theories of nuisance, trespass, negligence and violation of Melvindale nuisance ordinances seeking damages and declaratory and injunctive relief. The court has dismissed the trespass counts in both lawsuits, and all of the damage claims in the suit filed by the City of Melvindale have been dismissed. The City of Melvindale now seeks unspecified injunctive relief. In April, 2002, a group of residents living near the Company's Melvindale, Michigan plant, represented by named plaintiffs not listed in the Melvindale I lawsuit but purportedly on behalf of a class of persons defined similarly to that in Melvindale I, filed a suit ("Melvindale II"). Plaintiffs in Melvindale II rely on essentially the same legal theories and factual allegations as originally set forth in Melvindale I. However, the Melvindale II Plaintiffs purportedly seek only damages in an amount of more than $25,000 and less than $75,000 per member of the putative class and do not seek injunctive relief. The Company removed Melvindale II, which was originally filed in the Circuit Court of Wayne County, Michigan to the United States District Court, Eastern District of Michigan where the Melvindale I and the City of Melvindale lawsuits are pending. On October 21, 2002, the Melvindale II lawsuit was remanded to Wayne County Circuit Court. No action has been taken by the court with respect to class certification. The Company is unable to estimate its potential liability, if any, from this lawsuit. The Company or its predecessors have operated a rendering plant at the Melvindale location since 1927 in a heavily industrialized area down river south of Detroit. The Company has taken and is taking all reasonable steps to minimize odor emissions from its recycling processes and is defending the lawsuits vigorously.

         Long Island City, NY
         --------------------

         The Company is a party to a lawsuit that seeks to require an environmental cleanup at a property in Long Island City, New York where the Company formerly operated a rendering plant (referred to as the "Site"). DMJ Associates (DMJ), which holds a mortgage on the Site, has filed suit against the Company, as a former owner of the Site, as well as others including the present tenants and operators of the Site, the owner of an abandoned hazardous waste disposal site adjoining the Site (the "Disposal Facility"), and companies that disposed of wastes at the Disposal Facility (the "Generator Defendants"). DMJ argues that, inter alia, under federal law it is entitled to relief directed to have the defendants remediate the contamination. DMJ seeks both equitable and monetary relief from all defendants for investigation, abatement and remediation of the Site. DMJ has not yet provided information sufficient for the Company to ascertain the magnitude or amount of DMJ's total claim nor the Company's alleged share thereof. As a result, the Company is unable to estimate its potential liability, if any, from this lawsuit. The Company does not have information suggesting that it contributed in any material way to any contamination that may exist at the Site. The Company is actively defending the suit and is awaiting a decision on a motion on summary judgment regarding the standing of the plaintiff.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         Sauget, Illinois
         ----------------

         The Company is a party to a lawsuit that seeks to recover costs related to an environmental cleanup in or near Sauget, Illinois. The United States had filed a complaint against Monsanto Chemical Company, Solutia, Inc., Anheuser-Busch, Inc., Union Electric, and 14 other defendants, seeking to recover cleanup costs. Monsanto (which merged with Pharmacia and Upjohn, Inc. in 2000 and is now known as Pharmacia Corporation) and Solutia in turn filed a third party complaint seeking contribution from the United States, several federal agencies, and six more companies, in addition to the Company. As potentially responsible parties themselves, Pharmacia and Solutia are seeking to recover unspecified proportionate shares from each of the other parties, in addition to the Company, of an as yet undetermined total cleanup cost. A subsidiary of the Company had operated an inorganic fertilizer plant in Sauget, Illinois for a number of years prior to closing it in the 1960's. The Company has concluded a settlement agreement with Solutia and Pharmacia to satisfy claims for remediation costs in the pending lawsuit, and in return has received an indemnity and hold harmless agreement from Solutia and Pharmacia for any claims from others for costs related to the same remediation effort. The Company cannot predict what, if any, additional remediation efforts might be necessary in the Sauget, Illinois area, or whether it might be made a party to any litigation related to such additional remediation.

         Other Litigation

         The Company is also a party to several other lawsuits, claims and loss contingencies incidental to its business, including assertions by certain regulatory agencies related to air, wastewater, and storm water discharges from the Company's processing facilities.

         Self Insured Risks

         The Company purchases its workers compensation, auto and general liability insurance on a retrospective basis. The Company estimates and accrues its expected ultimate costs related to claims occurring during each fiscal year and carries this accrual as a reserve until such claims are paid by the Company.

         As a result of the matters discussed above, the Company has established loss reserves and accruals for insurance, environmental and litigation matters. At December 28, 2002, and December 29, 2001, the reserve for insurance, environmental and litigation contingencies reflected on the balance sheet in accrued expenses and other non-current liabilities, was approximately $14.0 million and $10.6 million, respectively. The increase in these reserves is primarily due to letters of credit issued in exchange for reduction of cash deposits held by the third party insurance administrator. Management of the Company believes these reserves for contingencies are reasonable and sufficient based upon present governmental regulations and information currently available to management; however, there can be no assurance that final costs related to these matters will not exceed current estimates. The Company believes that any additional liability relative to such lawsuits and claims which may not be covered by insurance would not likely have a material adverse effect on the Company's financial position, although it could potentially have a material impact on the results of operations in any one year.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

(17)     BUSINESS SEGMENTS

         The Company operates on a worldwide basis within two industry segments:
         Rendering and Restaurant Services. The measure of segment profit (loss) includes all revenues, operating expenses (excluding certain amortization of intangibles), and selling, general and administrative expenses incurred at all operating locations and excludes general corporate expenses.

                  Rendering
                  ---------

                  Rendering consists of the collection and processing of animal by-products from butcher shops, grocery stores and independent meat and poultry processors, converting these wastes into similar products such as useable oils and proteins utilized by the agricultural and oleochemical industries.

                  Restaurant Services
                  -------------------

                  Restaurant Services consists of the collection of used cooking oils from food service establishments and recycling them into similar products such as high-energy animal feed ingredients and industrial oils. Restaurant Services also provides grease trap servicing.

         Included in corporate activities are general corporate expenses and the amortization of intangibles related to "Fresh Start Reporting." Assets of corporate activities include cash, unallocated prepaid expenses, deferred tax assets, prepaid pension, and miscellaneous other assets.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

Business Segment Net Revenues (in thousands):
-----------------------------

                                                        December 28,       December 29,      December 30,
                                                            2002               2001              2000
                                                      ------------------- ---------------- -----------------
                  Rendering:
                    Trade                               $   177,234        $  181,315       $  171,966
                    Intersegment                             33,026            31,023           25,684
                                                       ------------       -----------      -----------
                                                            210,260           212,338          197,650
                                                       ------------       -----------      -----------

                  Restaurant Services:
                    Trade                                    85,002            61,649           57,307
                    Intersegment                              9,309             6,854            7,781
                                                       ------------       -----------      -----------
                                                             94,311            68,503           65,088
                                                       ------------       -----------      -----------

                  Eliminations                              (42,335)          (37,877)         (33,465)
                                                       ------------       -----------      -----------
                  Total                                 $   262,236        $  242,964       $  229,273
                                                       ============       ===========      ===========

Business Segment Profit (Loss)  (in thousands):
-----------------------------

                                                         December 28,       December 29,      December 30,
                                                             2002               2001              2000
                                                      ------------------- ---------------- -----------------

                  Rendering                             $    22,406         $   14,740       $   11,869
                  Restaurant Services                        17,235              7,436            3,487
                  Corporate Activities                      (23,867)           (19,119)         (17,246)
                  Interest expense                           (6,408)           (14,162)         (13,971)
                                                       ------------        -----------      -----------
                  Income (loss) from continuing         $     9,366         $  (11,105)      $  (15,861)
                  operations                           ============        ===========      ===========



         Certain assets are not attributable to a single operating segment but instead relate to multiple operating segments operating out of individual locations. These assets are utilized by both the Rendering and Restaurant Services business segments and are identified in the category Combined Rend./Rest. Svcs. Depreciation of Combined Rend./Rest. Svcs. assets is allocated based upon an estimate of the percentage of corresponding activity attributed to each segment. Additionally, although intangible assets are allocated to operating segments, the amortization related to the adoption of "Fresh Start Reporting" is not considered in the measure of operating segment profit
         (loss) and is included in Corporate Activities.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

Business Segment Assets (in thousands):
-----------------------

                                                                           December 28,      December 29,
                                                                               2002              2001
                                                                          ---------------- -----------------

                  Rendering                                               $   55,425       $   56,847
                  Restaurant Services                                         12,104           14,779
                  Combined Rend./Rest. Svcs.                                  62,744           64,155
                  Corporate Activities                                        32,639           23,298
                                                                          ----------       ----------
                  Total                                                   $  162,912       $  159,079
                                                                          ==========       ==========

Business Segment Property, Plant and Equipment (in thousands):
----------------------------------------------

                                                                           December 28,      December 29,
                                                                               2002              2001
                                                                          ---------------- -----------------

                  Depreciation and amortization:
                    Rendering                                             $    8,009       $   16,087
                    Restaurant Services                                        4,321            6,333
                    Corporate Activities                                       4,096            2,478
                                                                          ----------       ----------
                  Continuing Operations                                       16,426           24,898
                  Discontinued Operations                                      1,270            1,736
                                                                          ----------       ----------
                  Total                                                   $   17,696       $   26,634
                                                                          ==========       ==========

                  Additions:
                    Rendering                                             $    1,184       $    3,032
                    Restaurant Services                                          434            1,544
                    Combined Rend./Rest. Svcs.                                10,898            1,292
                    Corporate Activities                                         917            2,979
                                                                          ----------       ----------
                  Continuing Operations                                       13,433            8,847
                  Discontinued Operations                                        654              295
                                                                          ----------       ----------
                  Total                                                   $   14,087       $    9,142
                                                                          ==========       ==========

The Company has no material foreign operations, but exports a portion of its products to customers in various foreign countries.

Geographic Area Net Trade Revenues (in thousands):
----------------------------------

                                                         December 28,     December 29,      December 30,
                                                             2002             2001              2000
                                                      ------------------- ---------------- -----------------
         United States                                    $127,757          $104,839         $100,580
         Korea                                               5,181             3,538            6,041
         Spain                                                   -               388              963
         Mexico                                             19,046            23,390           25,090
         Japan                                               1,831             1,075            1,916
         N. Europe                                               -             1,444              707
         Pacific Rim                                         1,259             9,838              889
         Taiwan                                                472               552            1,775
         Canada                                                144               993              864
         Latin/South America                                 6,267             9,192           13,408
         Other/Brokered                                    100,279            87,715           77,040
                                                           -------           -------          -------
         Total                                            $262,236          $242,964         $229,273
                                                           =======           =======          =======

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         Other/Brokered trade revenues represent product for which the ultimate destination is not monitored and cannot be determined with certainty.

(18) QUARTERLY FINANCIAL DATA (UNAUDITED AND IN THOUSANDS EXCEPT PER SHARE AMOUNTS):

                                                                 Year Ended December 28, 2002
                                          ---------------------------------------------------------------------------
                                          First Quarter      Second Quarter      Third Quarter      Fourth Quarter
                                          -------------      --------------      -------------      --------------

         Net sales                              $58,679         $60,189             $72,969            $70,399
         Operating income                         3,687           3,345               7,082              6,843
         Income from continuing
            operations                              536           1,326               3,809              3,695
         Income (loss) from discontinued
            operations                               47             (77)               (356)               (17)
         Net income                                 583           1,249               3,453              3,678
         Basic earnings per share                  0.04            0.03                0.05               0.05
         Diluted earnings per share                0.04            0.03                0.05               0.05


                                                                 Year Ended December 29, 2001
                                          ---------------------------------------------------------------------------
                                          First Quarter      Second Quarter      Third Quarter      Fourth Quarter
                                          -------------      --------------      -------------      --------------

         Net sales                              $60,178         $55,141             $61,500            $66,145
         Operating income (loss)                  1,816          (1,128)              1,257              2,768
         Loss from continuing operations
                                                   (836)         (5,507)             (3,204)            (1,558)
         Income (loss) from discontinued
            operations                             (313)           (214)               (315)               102
         Net loss                                (1,149)         (5,721)             (3,519)            (1,456)
         Basic loss per share                     (0.07)          (0.37)              (0.23)             (0.09)
         Diluted loss per share                   (0.07)          (0.37)              (0.23)             (0.09)

         As disclosed in Note 1(b)(13) and Note 15, the Company adopted SFAS 144 in Fiscal 2002. SFAS 144 requires the classification of previously reported operating results of discontinued operations to be consistent with the current year presentation. Accordingly, Fiscal 2002 first and second quarter and prior years' financial statements reflect reclassification of the Linkwood, MD results as discontinued operations.

(19) RECENTLY ISSUED ACCOUNTING STANDARDS

         Recently, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (SFAS 143); Statement of Financial Accounting Standards No. 145, Rescission of SFAS 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections (SFAS 145); Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146); and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS 123 (SFAS 148).

         In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         The Company is required to adopt SFAS 143 on December 29, 2002 (the first day of Fiscal 2003). The adoption of SFAS 143 is not expected to have a material effect on the Company's financial statements.

         In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS 146 is not expected to have a material effect on the Company's financial statements.

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107, and a rescission of FASB
         Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002, and are not expected to have a material effect on the Company's financial statements The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to the accompanying consolidated financial statements.

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addressed the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation is not expected to have a material effect on the Company's financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003, if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective.

SCHEDULE II

                                           Valuation and Qualifying Accounts
                                                    (In thousands)
                                                            Additions Charged to:
                                          Balance at    ---------------------------                     Balance at
                                           Beginning      Costs and                                       End of
               Description                 of Period      Expenses        Other       Deductions          Period
---------------------------------------------------------------------------------------------------------------------

Accumulated amortization of collection routes and contracts:

   Year ended December 28, 2002           $  22,139     $     4,280      $       -     $    2,463     $    23,956
                                           ========      ==========       ========      =========      ==========
   Year ended December 29, 2001           $  18,828     $     5,014      $       -     $    1,703     $    22,139
                                           ========      ==========       ========      =========      ==========
   Year ended December 30, 2000           $  15,819     $     5,498      $       -     $    2,489     $    18,828
                                           ========      ==========       ========      =========      ==========

Accumulated amortization of
goodwill:

   Year ended December 28, 2002           $   1,077     $         -      $       -     $        -     $     1,077
                                           ========      ==========       ========      =========      ==========
   Year ended December 29, 2001           $     883     $       242      $       -     $       48     $     1,077
                                           ========      ==========       ========      =========      ==========
   Year ended December 30, 2000           $     741     $       142      $       -     $        -     $       883
                                           ========      ==========       ========      =========      ==========

Note:  Deductions consist of the write-off of fully amortized collection routes and contracts and goodwill.


Reserve for bad debts:

   Year ended December 28, 2002           $     467     $       416      $       -     $      255     $       628
                                           ========      ==========       ========      =========      ==========
   Year ended December 29, 2001           $     680     $       582      $       -     $      795     $       467
                                           ========      ==========       ========      =========      ==========
   Year ended December 30, 2000           $   2,408     $       641      $       -     $    2,369     $       680
                                           ========      ==========       ========      =========      ==========

Deferred tax valuation allowance:

   Year ended December 28, 2002           $  21,279     $       688      $       -     $        -     $    20,591
                                           ========      ==========       ========      =========      ==========
   Year ended December 29, 2001           $  16,990     $     4,289      $       -     $        -     $    21,279
                                           ========      ==========       ========      =========      ==========
   Year ended December 30, 2000           $   9,436     $     7,554      $       -     $        -     $    16,990
                                           ========      ==========       ========      =========      ==========

Note:  Deductions consist of write-offs of uncollectable accounts receivable.


                           DARLING INTERNATIONAL INC.


                   100,000 shares of Series A Preferred Stock

                               ------------------

                               P R O S P E C T U S
                               ------------------


                                  June 30, 2003